   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1995



                                                        REGISTRATION NO.33-64685

-===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PRIME HOSPITALITY CORP.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                       22-2640625
          (State or other jurisdiction                          (I.R.S. Employer
              of incorporation or                             Identification No.)
                 organization)

                            ------------------------

                               700 ROUTE 46 EAST

                        FAIRFIELD, NEW JERSEY 07007-2700

                                 (201) 882-1010
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                JOSEPH BERNADINO
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST

                        FAIRFIELD, NEW JERSEY 07007-2700

                                 (201) 882-1010
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:

                 WILLIAM N. DYE                               JOHN D. WATSON, JR.
            WILLKIE FARR & GALLAGHER                            LATHAM & WATKINS
              ONE CITICORP CENTER                        1001 PENNSYLVANIA AVENUE, N.W.
              153 EAST 53RD STREET                                 SUITE 1300
            NEW YORK, NEW YORK 10022                         WASHINGTON, D.C. 20004
                 (212) 821-8000                                  (202) 637-2200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 1995

                                  $120,000,000

                                   PRIME LOGO

                          % FIRST MORTGAGE NOTES DUE 2006
                               ------------------

     The   % First Mortgage Notes due 2006 (the "Notes") are being offered hereby (the "Offering") by Prime Hospitality Corp. ("Prime" or the "Company").
Interest on the Notes will be payable semiannually on                and
               , commencing             , 1996. The Notes will mature on
            , 2006 and will not be redeemable, in whole or in part, prior to
            , 2001. On or after             , 2001, the Notes will be redeemable
at the Company's option, in whole or in part, at the prices set forth herein plus accrued and unpaid interest, if any, to the redemption date. In addition,
prior to           , 1999, the Company may redeem, on any one or more occasions, with the net cash proceeds of any public offering of its common equity (within 60 days of the consummation of any such public offering), up to $30.0 million in
aggregate principal amount of the Notes at a redemption price equal to    % of
the principal amount of such Notes plus accrued and unpaid interest thereon, if any, to the redemption date; provided, however, that at least $100.0 million in principal amount of Notes (including certain additional Notes which may, under certain circumstances, be issued under the Indenture (as defined herein)) must remain outstanding immediately following any such redemption. In the event of a Change of Control (as defined herein), the Company will be required to offer to purchase all of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date.



     The Notes will be secured by a first mortgage lien on 15 of the Company's 57 Owned Hotels (as defined herein). The Notes will rank pari passu in right of payment to all existing and future senior Indebtedness (as defined herein) of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. See "Description of Notes." As of September 30, 1995, after giving effect to the issuance of the Notes in the Offering and the application of certain of the net proceeds therefrom to repay Indebtedness, the Company and its Subsidiaries would have had approximately $275.0 million of outstanding senior Indebtedness (of which approximately $152.7 million would have been secured by assets not securing the Notes), and the Company would have had approximately $86.3 million of outstanding subordinated Indebtedness. See "Risk Factors -- Leverage" and "-- Effective Subordination under Certain Circumstances."



     The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                               ------------------


      SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                     UNDERWRITING
                                                                       DISCOUNTS           PROCEEDS TO
                                             PRICE TO PUBLIC(1)   AND COMMISSIONS(2)       COMPANY(3)
-----------------------------------------------------------------------------------------------------------
Per Note                                              %                    %                    %
-----------------------------------------------------------------------------------------------------------
Total                                           $120,000,000               $                    $
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses of the Offering payable by the Company, estimated at $500,000.
                               ------------------


     The Notes are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Notes will be made at the offices of Smith Barney Inc., 388 Greenwich
Street, New York, New York 10013, on or about January   , 1996.

                               ------------------
SMITH BARNEY INC.
                            BT SECURITIES CORPORATION
                                                 MONTGOMERY SECURITIES
January   , 1996

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                     [MAP]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN MARKET PRICES OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 [PHOTOGRAPHS]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and Consolidated Financial Statements, including the notes thereto, appearing elsewhere in or incorporated by reference in this Prospectus. Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" or "Prime" are to Prime Hospitality Corp. and its subsidiaries.

                                  THE COMPANY

     Prime is a leading hotel owner/operator with a portfolio of 93 hotels totaling 13,443 rooms. Located primarily in secondary markets in 22 states and the U.S. Virgin Islands, Prime's hotels operate either under franchise agreements with hotel brands such as Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson, or under the Company's proprietary brand names, AmeriSuites(R) and Wellesley Inns(R). The Company owns or leases 57 hotels (the "Owned Hotels") and manages 36 hotels for third parties (the "Managed Hotels"). Prime holds financial interests in the form of mortgages on or profit participations in 16 of the Managed Hotels. In total, the Company has equity or financial interests in 73 hotels containing 10,815 rooms.

     The Company operates in three major lodging industry segments: full-service, all-suites and limited-service. Approximately 50% of Prime's hotel rooms are in full-service hotels. The Company's 19 AmeriSuites hotels, which comprise approximately 17% of the Company's hotel rooms, are mid-priced, all-suites hotels, situated near office parks and travel destinations in the Southern and Central United States. The Company is expanding its operation of AmeriSuites hotels and expects to have at least 40 AmeriSuites hotels in operation by the end of 1996. Prime competes in the limited-service segment, which comprises approximately 33% of its hotel rooms, primarily through its economically priced Wellesley Inns, which are located in Florida, the Middle Atlantic and the Northeast.


     As a leading owner/operator of hotels, Prime believes that it is well positioned to benefit from the continuing strong performance of the lodging industry. Industry improvements in recent years have been driven by a favorable supply/demand imbalance resulting primarily from increased economic activity and the sharp decline in the growth of the supply of new hotel rooms since 1991. Demand growth exceeded new supply growth during each year in the period from 1991 to 1994, and in 1995 demand growth is expected to exceed supply growth by 1.8%, as reported by Smith Travel Research. This trend has resulted in an increase in industry-wide occupancy levels from 60.9% in 1991 to an anticipated 66.4% for 1995. Higher occupancy levels have allowed the industry to increase rates. The industry-wide average daily rate ("ADR") is anticipated to increase in 1995 by 4.2% over 1994 levels. Revenue per available room ("REVPAR"), which measures the combined impact of rate and occupancy, is anticipated to increase by 6.1% for 1995. Because of the operating leverage inherent in the lodging industry, increases in REVPAR have had a major impact on hotel operating performance, with industry pretax profits growing from breakeven levels in 1992 to approximately $5.5 billion in 1994, as estimated by Smith Travel Research.


     Prime intends to continue to capitalize on its strengths and improve its position in the lodging industry through the implementation of the following strategies:

     Hotel Equity Ownership. Prime is fundamentally committed to hotel equity ownership, which it believes assures consistent high quality standards at its hotels. Significant elements of Prime's ownership strategy are strong in-house hotel management and control of its proprietary brands, both of which have contributed to improved hotel operating performance. Reflecting Prime's operating strengths, the Company's hotels generated average operating profit margins that exceeded comparable industry averages for 1994, as reported by industry sources, by approximately 19% for full-service hotels, 8% for all-suites hotels and 2% for limited-service hotels.

     Enhance Operating Performance at Existing Hotels. The Company's strategy for improving results at its existing hotels includes using sophisticated operating, marketing and financial systems and capitalizing on the operating leverage inherent in the lodging industry. Implementation of the Company's strategy, together with positive industry trends, has produced improved performance in recent years. Exemplifying the Company's operating leverage, for the nine months ended September 30, 1995, REVPAR increased 9.7% while net operating income (i.e., operating income plus depreciation and amortization, minus an imputed management fee and a reserve for capital replacements) increased 15.3%, as compared to the prior period for Company-owned comparable hotels, which are hotels that have been open for each of the nine months ended September 30, 1995 and 1994. The Company expects further improvement for the lodging sector and continued improvement in the performance of its existing hotels.


     Opportunistic Acquisition of Full-Service Hotels. The Company seeks to capitalize on its strength as a hotel owner/operator by continuing to pursue the acquisition of hotels, particularly in the upscale, full-service segment. In 1994 the Company acquired four hotels with approximately 1,000 rooms and, to date in 1995, the Company has acquired seven hotels with approximately 1,000 rooms. With a continued industry outlook for limited new room supply, steady demand growth and acquisition prices generally at discounts to replacement cost, Prime believes that hotel acquisitions will continue to provide growth opportunities.

     Expand AmeriSuites All-Suites Hotel Brand. Prime is committed to expanding its AmeriSuites all-suites hotel brand. The Company believes that its AmeriSuites brand is well-positioned within the rapidly-growing all-suites segment, providing an excellent guest experience and offering desirable suite accommodations and other amenities at mid-scale prices. In the all-suites segment, demand growth has exceeded new supply growth in the period from 1991 to 1994 by a compound annual rate of 4.6%, which is approximately twice the rate by which demand growth exceeded supply for the lodging industry as a whole. The operating performance of the AmeriSuites hotels is benefiting from this favorable trend. For the eight owned AmeriSuites hotels which were open for each of the nine months ended September 30, 1995 and 1994, REVPAR increased by 12.1% during the nine months ended September 30, 1995, resulting in a 15.9% increase, for the comparable period, in net operating income.


     In addition to the 19 existing AmeriSuites hotels located in 13 states, the Company has an additional 8 AmeriSuites hotels under construction and 15 AmeriSuites sites under contract. The Company plans to have at least 40 AmeriSuites hotels in operation by the end of 1996. The Company believes that AmeriSuites provide attractive economic returns due to their low cost of approximately $50,000 to $55,000 per room, a construction period of approximately seven to nine months and a low operating cost structure. The Company's AmeriSuites have generally achieved positive net operating income within 12 months after opening.


     The Company believes it has the financial resources available to execute its growth and hotel acquisition strategy. The net proceeds of this Offering are estimated to be approximately $115.9 million, of which approximately $54.7 million is expected to be used to repay outstanding debt. See "Use of Proceeds." In addition, the Company had cash and cash equivalents and marketable securities totaling approximately $60.1 million as of September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                  THE OFFERING

Securities Offered.........  $120,000,000 principal amount of    % First
                             Mortgage Notes due 2006.


Maturity Date..............              , 2006.

Interest Payment Dates.....       and     , commencing            , 1996.

Ranking....................  The Notes will rank pari passu in right of payment to all existing and future senior Indebtedness of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. As of September 30, 1995, after giving effect to the issuance of the Notes in the Offering and the application of certain of the net proceeds therefrom to repay Indebtedness, the Company and its Subsidiaries would have had approximately $275.0 million of outstanding senior Indebtedness (of which approximately $152.7 million would have been secured by assets not securing the Notes) and approximately $86.3 million of outstanding subordinated Indebtedness.


Collateral.................  The Notes will be secured by (i) a first mortgage lien on 15 of the Company's 57 Owned Hotels (the "Collateral Hotels") and any and all related real property thereto, (ii) property consisting of furniture, furnishings, fixtures, equipment and machinery forming a part thereof or used in connection therewith, (iii) trademarks, to the extent assignable (other than the Company's proprietary trade names including, without limitation, "AmeriSuites" and "Wellesley Inns"),
                             (iv) assignments of rents, contracts and franchise rights, to the extent assignable, all as provided in the Collateral Documents (as defined herein),
                             (v) after-acquired personal property and improvements relating to the properties listed in clause (i), (vi) Substitute Collateral (as defined herein), if any, and (vii) proceeds of the foregoing. See "Description of Notes -- Collateral."


Optional Redemption........  The Notes may be redeemed at the option of the
                             Company, in whole or in part, at any time on or
                             after             , 2001, at the redemption prices
                             set forth herein, plus accrued and unpaid interest to the redemption date. In addition, prior to
                                       , 1999, the Company may redeem, on any
                             one or more occasions, with the net cash proceeds of any public offering of its common equity (within 60 days of the consummation of any such public offering), up to $30.0 million in aggregate principal amount of the Notes at a redemption price
                             equal to    % of the principal amount of such Notes
                             plus accrued and unpaid interest thereon, if any, to the redemption date; provided, however, that at least $100.0 million in principal amount of Notes (including certain additional Notes which may, under certain circumstances, be issued under the Indenture) must remain outstanding immediately following any such redemption. See "Description of Notes -- Optional Redemption."


Change of Control..........  In the event of a Change of Control, the Company will be required to offer to purchase all of the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of Notes -- Repurchase at the Option of Holders."


Asset Sales................  The indenture governing the Notes (the "Indenture")
                             will permit the Company to conduct Asset Sales (as defined herein) provided that certain conditions are satisfied. The Indenture will allow the Company, with respect to an Asset Sale of assets which constitute Collateral, to (a) reinvest all or a portion of the Net Proceeds (as defined herein) of such Asset Sale in Substitute Collateral or (b) redesignate, at the time of such Asset Sale, an existing hotel property of the Company as Substitute Collateral and to treat the proceeds of such Asset Sale as Net Proceeds of an Asset Sale of an asset not constituting Collateral; provided that certain conditions are complied with. If the Net Proceeds from an Asset Sale involving Collateral are not so invested, the Company will be required to make an offer to all Holders of Notes to purchase the maximum amount of Notes that may be purchased out of such proceeds at the following offer price: (i) if the purchase is required to be consummated between the Issuance Date (as defined herein) and the First Redemption Date (as defined herein), the greater of (a)100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, plus the Make-Whole Amount (as defined herein) or
                             (b) the principal amount thereof multiplied by the Redemption Percentage (as defined herein) on the First Redemption Date, plus accrued and unpaid interest thereon to the date of purchase and (ii) if the purchase is required to be consummated after the First Redemption Date, the principal amount thereof multiplied by the Redemption Percentage corresponding to the applicable redemption period in which the date of purchase is required to occur, plus accrued and unpaid interest thereon to the date of purchase. If the assets that are the subject of an Asset Sale do not constitute Collateral, the Company will be permitted to apply the Net Proceeds from such Asset Sale (i) toward investments in one or more businesses, capital expenditures or other tangible assets, in each case, engaged, used or useful in a Hospitality-Related Business (as defined herein) or (ii) to permanently reduce indebtedness of the Company or a Restricted Subsidiary of the Company that is a Guarantor that ranks by its terms pari passu in right of payment with the Notes, or pari passu indebtedness of a Restricted Subsidiary to the extent of the proceeds of the Asset Sale by such Restricted Subsidiary. If the Net Proceeds from an Asset Sale not involving Collateral are not so invested, the Company will be required to make an offer to all Holders of Notes to purchase the maximum amount of Notes that may be purchased out of such proceeds at an offer price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes -- Repurchase at the Option of Holders."


Certain Covenants..........  The Indenture, among other things, will contain certain covenants that, subject to certain exceptions, limit the ability of the Company and its Subsidiaries to incur Indebtedness and issue Disqualified Stock (as defined herein) and limit the ability of the Company and its Restricted Subsidiaries to pay dividends or other distributions, repurchase Equity Interests and subordinated Indebtedness, engage in transactions with affiliates, incur or suffer to exist certain liens, make investments, sell assets and engage in mergers and consolidations. See "Description of Notes -- Certain Covenants."

Use of Proceeds............  The estimated net proceeds from the Offering of
                             $115.9 million will be used to finance the development or acquisition of hotels or hotel portfolios, to repay existing mortgage debt (including related prepayment and other fees) and for general corporate purposes. See "Use of Proceeds."

Listing....................  The Notes have been approved for listing on the New
                             York Stock Exchange, subject to official notice of issuance.

              SUMMARY RECENT CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents summary recent consolidated financial and other data derived from the Company's historical financial statements as of and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.


                                              YEAR ENDED DECEMBER          NINE MONTHS ENDED
                                                      31,                    SEPTEMBER 30,
                                             ---------------------     --------------------------
                                               1993         1994          1994           1995
                                             --------     --------     ----------     -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND MARGIN AND
                                             RATIO DATA)
INCOME STATEMENT DATA (1):
  Total revenues...........................  $108,860     $134,303      $ 97,336       $ 152,643
  Costs and expenses:
     Direct hotel operating expenses.......    50,115       65,158        47,266          86,311
     Occupancy and other operating.........    11,047       11,261         7,638           8,216
     General and administrative............    15,685       15,089        11,269          11,410
     Depreciation and amortization.........     7,117        9,427         6,287          11,907
                                             --------     --------     ----------     -----------
          Total costs and expenses.........    83,964      100,935        72,460         117,844
                                             --------     --------     ----------     -----------
  Operating income.........................    24,896       33,368        24,876          34,799
  Interest expense.........................   (16,116)     (13,993)      (10,397)        (15,933)
  Net income:
     Income from recurring operations......     5,928       12,805         9,423          13,647
     Other income
       (expense) -- non-recurring..........     2,247        5,453         4,403            (464)
                                             --------     --------     ----------     -----------
     Income before extraordinary items ....     8,175       18,258        13,826          13,183
     Extraordinary items(2)................     3,989          172           172              73
                                             --------     --------     ----------     -----------
  Net income...............................  $ 12,164     $ 18,430      $ 13,998       $  13,256
                                             ========     ========     ==========     ===========
  Net income per common share:
     Income from recurring operations......  $    .20     $    .40      $    .29       $     .42
     Other income
       (expense) -- non-recurring..........       .07          .17           .14            (.01)
                                             --------     --------     ----------     -----------
     Income before extraordinary items ....       .27          .57           .43             .41
     Extraordinary items...................       .13          .01           .01              --
                                             --------     --------     ----------     -----------
  Net income per common share..............  $    .40     $    .58      $    .44       $     .41
                                             ========     ========     ==========     ===========
  Weighted average shares outstanding......    30,721       32,022        31,969          32,118
OTHER DATA:
  EBITDA(3)................................  $ 32,013     $ 42,795      $ 31,163       $  46,706
  Net cash provided by operating
     activities............................    19,728       28,672        18,169          26,026
  Net cash provided by (used in) investing
     activities............................     2,281      (34,248)        2,508        (104,800)
  Net cash provided by (used in) financing
     activities............................   (17,056)     (23,469)      (37,623)        100,954
MARGIN AND RATIO DATA:
  EBITDA margin(1)(3)......................      29.4%        31.9%         32.0%           30.6%
  Ratio of EBITDA to interest
     expense(3)(4).........................     1.99x        3.06x         3.00x           2.93x
  Ratio of earnings to fixed charges(5)
     ......................................     1.77x        2.78x         2.84x           2.05x

                                                                         SEPTEMBER 30, 1995
                                                                     ---------------------------
                                                                      ACTUAL      AS ADJUSTED(6)
                                                                     --------     --------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and marketable securities............    $ 60,104        $121,230
  Property, equipment and leasehold improvements.................     384,400         384,400
  Mortgages and notes receivable, net of current portion.........      65,040          65,040
  Total assets...................................................     568,477         633,803
  Current portion of debt........................................       6,784           5,103
  Long-term debt, net of current portion.........................     289,102         356,109
  Total stockholders' equity.....................................     225,123         225,063


---------------
(1) In December 1994, the Company acquired ownership of the Marriott's Frenchman's Reef Beach Resort (the "Frenchman's Reef") as a result of the restructuring of a mortgage note receivable, which was secured by the hotel. This transaction has not had a material impact on operating income but has affected operating margins significantly. For the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 the Company recorded revenues related to the Frenchman's Reef in the form of interest income and management fees of $5.1 million, $5.7 million and $4.1 million, respectively, with no corresponding operating expenses. For the nine months ended September 30, 1995, the Company recorded operating revenues of $26.7 million and operating expenses of $20.9 million related to the Frenchman's Reef.

(2) Extraordinary items consist of gains on discharges of indebtedness, net of income taxes of $2.8 million in 1993 and $120,000 in 1994 and $120,000 and $48,000 for the nine months ended September 30, 1994 and 1995.

(3) EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes (if applicable) and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The EBITDA margin is calculated by dividing EBITDA by total revenues.


(4) The pro forma interest expense for the Company, after giving effect to the Offering and the use of certain proceeds thereof to repay debt, for the nine months ended September 30, 1995 was $20.2 million. See "Use of Proceeds." The pro forma ratio of EBITDA to interest expense for the nine months ended September 30, 1995 was 2.31x. The pro forma interest expense for the nine months ended September 30, 1995 assumes an annual interest rate for the Notes of 9.25%. A 50 basis point increase in such interest rate would increase the pro forma interest expense for the nine months ended September 30, 1995 by $450,000 and decrease the pro forma ratio of EBITDA to interest expense for the nine months ended September 30, 1995 to 2.26x. A 50 basis point decrease in such interest rate would decrease the pro forma interest expense for the nine months ended September 30, 1995 by $450,000 and increase the pro forma ratio of EBITDA to interest expense for the nine months ended September 30, 1995 to 2.36x.


(5) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes, fixed charges and extraordinary items. Fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense representative of interest (deemed to be one third of rental expense).

(6) As adjusted to reflect the Offering and the use of certain proceeds to repay debt. See "Use of Proceeds" and "Capitalization."


     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, operating data for the 56 Owned Hotels in the Company's portfolio at September 30, 1995. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of seven Owned Hotels that were managed by the Company prior to their acquisition by the Company during the period are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

OWNED HOTEL OPERATING DATA:

                                                                                                            NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                           --------------------------------------------------------    ---------------------
                                             1990        1991        1992        1993        1994        1994        1995
                                           --------    --------    --------    --------    --------    --------    ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Number of locations......................        34          35          38          42          49          46          56
Number of rooms..........................     5,169       5,299       5,647       6,136       7,202       6,598       8,050
Occupancy %..............................      64.4%       64.1%       65.6%       69.4%       68.1%       69.3%       69.8%
ADR(1)...................................  $  68.55    $  63.93    $  64.54    $  66.50    $  69.02    $  69.25    $  73.11
REVPAR(2)................................  $  44.12    $  40.96    $  42.34    $  46.14    $  46.97    $  47.98    $  51.06
Room revenues............................  $ 73,821    $ 78,894    $ 85,906    $ 99,574    $111,011    $ 82,962    $102,925
Total hotel revenues.....................  $117,937    $119,650    $125,394    $142,911    $155,691    $114,634    $137,095
Gross operating profit(3)................  $ 44,173    $ 38,478    $ 36,503    $ 44,247    $ 51,773    $ 38,471    $ 49,862
Gross operating profit %(3)..............      37.5%       32.2%       29.1%       31.0%       33.3%       33.6%       36.4%

---------------
(1) "ADR" means average daily rate, which is equal to total room revenue divided by number of occupied rooms.

(2) "REVPAR" means revenues per available room, which is equal to total room revenue divided by the number of rooms available for sale.


(3) Gross operating profit is defined as total hotel revenues less direct hotel operating expenses, including room, food and beverage and selling and general expenses.


     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, operating data of the 36 Managed Hotels in the Company's portfolio at September 30, 1995. The results of operations for the Managed Hotels are not consolidated in the Company's consolidated financial statements. The Company records only the management fees and interest income, where applicable, on the Managed Hotels. Operating data for the Managed Hotels is presented from the dates such hotels became Managed Hotels.

MANAGED HOTELS WITH FINANCIAL INTEREST OPERATING DATA:

                                                                                                            NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                           --------------------------------------------------------    ---------------------
                                             1990        1991        1992        1993        1994        1994        1995
                                           --------    --------    --------    --------    --------    --------    ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Number of locations......................        15          16          16          16          16          16          16
Number of rooms..........................     2,395       2,639       2,639       2,639       2,639       2,639       2,639
Occupancy %..............................      72.8%       65.4%       71.5%       73.1%       72.4%       73.0%       74.0%
ADR......................................  $  59.65    $  58.53    $  60.06    $  61.78    $  65.89    $  65.51    $  67.74
REVPAR...................................  $  43.42    $  38.28    $  42.92    $  45.18    $  47.68    $  47.80    $  50.10
Room revenues............................  $ 39,117    $ 35,894    $ 42,537    $ 44,553    $ 47,007    $ 35,258    $ 36,107
Total hotel revenues.....................  $ 58,395    $ 53,088    $ 59,838    $ 60,899    $ 62,983    $ 46,712    $ 47,152
Gross operating profit...................  $ 24,225    $ 18,669    $ 20,121    $ 20,713    $ 23,101    $ 16,909    $ 17,567
Gross operating profit %.................      41.5%       35.2%       33.6%       34.0%       36.7%       36.2%       37.3%

OTHER MANAGED HOTELS OPERATING DATA:

                                                                                                            NINE MONTHS
                                                           YEAR ENDED DECEMBER 31,                      ENDED SEPTEMBER 30,
                                           --------------------------------------------------------    ---------------------
                                             1990        1991        1992        1993        1994        1994        1995
                                           --------    --------    --------    --------    --------    --------    ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Number of locations......................        17          17          17          18          20          20          20
Number of rooms..........................     2,228       2,228       2,228       2,343       2,628       2,628       2,628
Occupancy %..............................      68.2%       65.7%       69.3%       72.5%       72.1%       73.3%       73.5%
ADR......................................  $  59.77    $  59.79    $  59.52    $  60.19    $  61.88    $  61.74    $  65.61
REVPAR...................................  $  40.78    $  39.31    $  41.24    $  43.61    $  44.60    $  45.27    $  48.24
Room revenues............................  $ 32,857    $ 32,054    $ 33,749    $ 35,686    $ 42,788    $ 32,486    $ 34,607
Total hotel revenues.....................  $ 42,673    $ 42,046    $ 44,142    $ 46,087    $ 53,635    $ 40,361    $ 42,610
Gross operating profit...................  $ 16,768    $ 15,730    $ 14,936    $ 15,887    $ 19,275    $ 14,652    $ 16,296
Gross operating profit %.................      39.3%       37.4%       33.8%       34.5%       35.9%       36.3%       38.2%

                                  RISK FACTORS

     Prospective purchasers of Notes should carefully consider, among other things, the following risk factors before purchasing the Notes offered hereby.

LEVERAGE


     As of September 30, 1995, as adjusted for the issuance of the Notes and the application of certain proceeds thereof to repay debt, the Company's total long-term debt (including current portion) would have been $361.2 million. The Company expects it will incur additional Indebtedness, including additional secured Indebtedness, in connection with the implementation of its growth strategy. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. There can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


SECURITY FOR THE NOTES; BANKRUPTCY CONSIDERATIONS


     The Notes will be secured by a first mortgage lien on the 15 Collateral Hotels and related personal property and rents. The holders of the Notes will not have a security interest in any other assets or after-acquired property of the Company, except under certain limited circumstances. See "Description of Notes -- Collateral." The book value of the Collateral Hotels is approximately $109.5 million, which amount is less than the $120.0 million in principal amount of the Notes. Although no recent appraisals have been prepared with respect to the Collateral Hotels, the Company believes that the fair market value of the Collateral Hotels exceeds the aggregate principal amount of the Notes. There can be no assurance, however, that the proceeds from any sale of the Collateral would be sufficient to satisfy the amounts due on the Notes. To the extent that proceeds from any sale of the Collateral would be insufficient to satisfy the amounts due on the Notes, the holders of the Notes would become unsecured creditors of the Company with respect to its other assets.



     The right of the Trustee under the Indenture and under the Collateral Documents (as defined herein) to foreclose upon and sell the Collateral after an Event of Default (as defined herein) is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against the Company, prior to or possibly even after the Trustee had foreclosed upon and sold the Collateral. Under applicable federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, the debtor is generally permitted to continue to retain and to use collateral, including, if bankruptcy court approval is obtained, cash collateral, even though the debtor is in default under the applicable debt instruments; provided, generally, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court is requested by such creditor to determine whether there has been any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict if payments under the Notes would be made following commencement of and during a bankruptcy case, whether or when the Trustee could foreclose upon or sell the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes (see "Description of Notes -- Ranking and Security"), the holders of the Notes would hold "undersecured claims." Federal bankruptcy law does not generally permit the payment and/or accrual of interest, costs and attorneys' fee for "undersecured claims" during the pendency of a debtor's bankruptcy case.

EFFECTIVE SUBORDINATION UNDER CERTAIN CIRCUMSTANCES


     The Notes will be effectively subordinated to (i) all Indebtedness of the Company and its Subsidiaries secured by assets which do not constitute security for the Notes, as to such assets, (ii) all Indebtedness of Restricted Subsidiaries of the Company which are not Guarantors (as defined herein) of the Notes and (iii) all Indebtedness of Unrestricted Subsidiaries (as defined herein) of the Company. At the Issuance Date, none of the Company's Subsidiaries will be required to act as Guarantors and, in the event that any Subsidiary is required to guarantee the Company's obligations under the Notes in the future, any such guarantee may be subject to challenge under applicable fraudulent conveyance or other bankruptcy laws. At September 30, 1995, the Company's Subsidiaries had outstanding indebtedness of approximately $106.6 million, of which approximately $47.0 million is expected to be repaid with the proceeds of this Offering. After giving pro forma effect to the debt to be repaid with the proceeds of this Offering, the Notes will be effectively subordinated to approximately $59.6 million of secured Indebtedness of the Company's Subsidiaries and approximately $93.1 million of Indebtedness of the Company secured by assets which do not constitute security for the Notes.


RISKS OF THE LODGING INDUSTRY; COMPETITION

     The Company's business is subject to all of the risks inherent in the lodging industry. These risks include, among other things, adverse effects of general and local economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in local demand for hotel rooms, changes in travel patterns, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of credit and changes in real estate taxes and other operating expenses. The Company's ownership of real property, including hotels, is substantial. Real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits.

     The lodging industry is highly competitive. During the 1980s, construction of lodging facilities in the United States resulted in an excess supply of available rooms. This oversupply had an adverse effect on occupancy levels and room rates in the industry, although the oversupply has largely been absorbed. Competitive factors in the industry include reasonableness of room rates, quality of accommodations, brand recognition, service levels and convenience of locations. The Company's hotels generally operate in areas that contain numerous other competitors. There can be no assurance that demographic, economic or other changes in markets will not adversely affect the convenience or desirability of the sites in which the Company's hotels are located. Furthermore, there can be no assurance that, in the markets in which the Company's hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such locales. See "Business -- Lodging Industry."

HOTEL DEVELOPMENT AND ACQUISITION RISKS

     The Company's growth strategy of developing new hotels and acquiring hotels with repositioning potential will subject the Company to pre-opening, pre-stabilization and repositioning costs. As the Company opens additional Company-owned hotels, such costs may adversely affect the Company's results of operations. Newly opened hotels historically begin with lower occupancy and room rates that improve over time. While the Company has in the past successfully opened or repositioned new hotels, there can be no assurance that the Company will be able to continue to do so successfully. Construction, acquisition and repositioning of hotels involves certain risks, including the possibility of construction cost overruns and delays, site acquisition cost and availability, uncertainties as to market potential, market deterioration after commencement of the acquisition or repositioning, possible unavailability of financing on favorable terms and the emergence of market competition from unanticipated sources. Although the Company seeks to manage its construction, acquisition and repositioning activities so as to minimize such risks, there can be no assurance that such projects will perform in accordance with the Company's expectations. Furthermore, there can be no assurance that suitable hotel acquisition candidates will be located, that hotel acquisitions can be consummated successfully or that acquired hotels can be operated profitably or integrated successfully into the Company's operations. Growth through acquisition entails certain risks that the acquired hotels could be subject to unanticipated business uncertainties or legal liabilities.

     As part of its growth strategy, the Company is committed to expanding its AmeriSuites hotel brand to meet growing demand in the all-suites hotel segment. The Company will be required to expend significant management and financial resources to expand the AmeriSuites hotel brand and develop brand name identification. The Company competes with other companies in the all-suites segment, some of which have greater brand recognition, financial resources and experience than the Company. As a result, there is no assurance that the Company can successfully expand the AmeriSuites hotel brand or compete effectively with these other franchises.

GEOGRAPHIC CONCENTRATION OF HOTELS

     Many of the Company's hotels are located in Florida, New Jersey and New York, and such geographic concentration exposes the Company's operating results to events or conditions which specifically affect those areas, such as local and regional economic, weather and other conditions. Adverse developments which specifically affect those areas may have a material adverse effect on the results of operations of the Company.

     In addition, the Company owns the Marriott's Frenchman's Reef Beach Resort (the "Frenchman's Reef") in St. Thomas, U.S. Virgin Islands. The Company obtained ownership and control of this hotel in December 1994 pursuant to the restructuring of a note receivable. The Frenchman's Reef accounted for $5.8 million of the Company's operating income for the nine months ended September 30, 1995. The Frenchman's Reef's operating results have been adversely affected in recent years by hurricanes and a disruption in airline service. As a resort hotel primarily operated for leisure travelers, operating results at the Frenchman's Reef also are subject to adverse developments in general economic conditions and changes in travel patterns. Adverse developments with respect to the Frenchman's Reef may have a material adverse effect on the results of operations of the Company.

     In September 1995, the Frenchman's Reef suffered damage when Hurricane Marilyn struck the U.S. Virgin Islands. Due to extensive property and business interruption insurance, the Company believes that its capital resources will be impacted only to the extent of its insurance deductibles, which the Company estimates at $2.2 million. The majority of damaged rooms at the Frenchman's Reef have been repaired on an interim basis and approximately 95% of the rooms are currently available for occupancy. The Company anticipates that extensive renovation at the Frenchman's Reef in 1996 will reduce the number of rooms available for occupancy. Such reduction in rooms available and related revenue will be a component of the Company's claim under its business interruption insurance. The Company is engaged in discussions with its insurance carrier regarding the amount of insurance proceeds to be paid and is assessing the extent of further refurbishments required at the Frenchman's Reef. See
"Business -- Prime's Lodging Operations."

RISKS ASSOCIATED WITH ROSE AND COHEN SETTLEMENT

     In April 1995, the Company received a favorable ruling in its litigation with Financial Security Assurance, Inc. ("FSA") in which FSA sought approximately $31.2 million previously received by the Company in settlement of a note and guaranty from Allan V. Rose ("Rose") and Arthur G. Cohen ("Cohen"). In an order dated April 25, 1995, the U.S. District Court for the Southern District of Florida affirmed a lower court ruling approving the Company's settlement with Rose and Cohen and finding that the Company alone was entitled to the settlement proceeds. FSA had asserted that, under the terms of an intercreditor agreement, it was entitled to receive the settlement proceeds otherwise payable to the Company. The Company used the settlement proceeds plus accrued interest to prepay senior secured notes. On May 23, 1995, FSA filed a notice of appeal with the U.S. Court of Appeals for the 11th Circuit. If the favorable decision of the District Court were reversed, the Company could be required to pay over the $31.2 million in settlement proceeds to FSA, which could have a material adverse effect on the Company. In such event, the Company anticipates that it would finance the potential award of settlement proceeds to FSA through existing cash balances, mortgage financings on unencumbered properties or conversions of mortgages and notes receivable to cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EMPLOYMENT AND OTHER GOVERNMENT REGULATION

     The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverage (such as health and liquor license laws) and building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permits requirements. The failure to obtain or retain liquor licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Both at the federal and state level, there are proposals under consideration to increase the minimum wage and introduce a system of mandated health insurance. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes its hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect the Company as well as the lodging industry in general.

ENVIRONMENTAL REGULATION

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, the Company may be potentially liable for any such costs. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company or against the Company and its managed hotels. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of the Company.

MANAGEMENT AGREEMENTS


     The Company currently manages 36 hotels under agreements with third party hotel owners, including 16 Wellesley Inns for which the Company provides the brand name. Terms of the management agreements vary but the majority are short-term and, therefore, there are risks associated with termination of these agreements. Furthermore, management agreements may be terminated in connection with a change in ownership of the underlying hotels. Although such risks may be limited due to the Company's role as lender or provider of the Wellesley Inn brand name, 18 of the Managed Hotels, including the 16 Wellesley Inns referenced above, are highly leveraged with debt which matured on December 15, 1995 and is currently in default. There can be no assurance that such debt can be repaid or restructured by the third party hotel owners in a manner that would permit the Company to continue as manager of such properties. For the nine months ended September 30, 1995, the Company received approximately $900,000 in management and other fees with respect to these 18 Managed Hotels.


IMPORTANCE OF FRANCHISOR RELATIONSHIPS

     The Company currently enjoys good relationships with its major franchisors, Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson, and the Company has no reason to believe that such relationships will not continue. However, under the applicable franchise agreements, the franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, the Company could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available.

DEPENDENCE ON KEY EMPLOYEES

     The Company is dependent on its President, Chief Executive Officer and Chairman of the Board, David A. Simon, its Executive Vice President and Chief Financial Officer, John M. Elwood, its Executive Vice President of Operations, Paul H. Hower, and on certain other key members of its executive management staff, the loss of whose services could have a material adverse effect on the Company's business and future operations. See "Management."

CHANGE OF CONTROL

     The Indenture governing the Notes provides that, upon the occurrence of a Change of Control, the Holders of the Notes will have the right to require the Company to repurchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. A Change of Control may also constitute a change of control or event of default under other Indebtedness of the Company. Therefore, upon the occurrence of a Change of Control, the Company may be required to repurchase the Notes and repay such other outstanding Indebtedness. Should a Change of Control occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company or the acquiring party would have sufficient financial resources to enable it to purchase such Notes. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. See "-- Leverage" and "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. Consummation of any such transaction may require redemption or purchase of the Notes under the Indenture and there can be no assurance that the Company or the acquiring entity, if any, will have sufficient resources to effect such redemption or purchase. The Change of Control purchase feature resulted from negotiations between the Company and the Underwriters and is not the result of management's knowledge of any specific effort to obtain control of the Company.

ABSENCE OF PUBLIC MARKET FOR THE NOTES


     The Notes are a new issue of securities for which there is currently no public market. Although the Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there can be no assurance as to the liquidity of the market for the Notes that may develop, the ability of the holders to sell their Notes or the prices at which holders of the Notes would be able to sell their Notes. If a market for the Notes does develop, the Notes may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, performance of the Company, performance of the lodging sector and other factors. No assurance can be given as to whether an active trading market will develop or be maintained for the Notes. See "Underwriting."

                                  THE COMPANY


     The Company is a leading hotel owner/operator with a portfolio of 93 hotels totaling 13,443 rooms. Located primarily in secondary markets in 22 states and the U.S. Virgin Islands, the Company's hotels operate either under franchise agreements with hotel brands such as Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson, or under the Company's proprietary brand names, AmeriSuites and Wellesley Inns. The Company owns or leases the 57 Owned Hotels and manages the 36 Managed Hotels for third parties. The Company holds financial interests in the form of mortgages on or profit participations in 16 of the Managed Hotels. In total, the Company has equity or financial interests in 73 hotels containing 10,815 rooms.



     The Company is a Delaware corporation incorporated in 1985. The business of the Company is conducted primarily by the Company directly, and each of the 15 hotels serving as Collateral for the Notes is owned by the Company. The Company is the successor in interest to Prime Motor Inns, Inc. and certain of its subsidiaries (collectively, "PMI"), which emerged from chapter 11 reorganization on July 31, 1992. See "Business -- The Company." The principal office of the Company is located at 700 Route 46 East, Fairfield, New Jersey 07007-2700 and its telephone number is (201) 882-1010.


                                USE OF PROCEEDS


     The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $115.9 million after deducting the underwriting discounts and commissions and estimated expenses related to the Offering. The Company intends to use the net proceeds to finance the development or acquisition of hotels or hotel portfolios, to repay certain existing mortgage debt (including related prepayment and other fees) and for general corporate purposes. The Company is engaged in an ongoing program of evaluating and acquiring hotels and hotel portfolios in selected markets in the United States. However, the Company has no agreement, understanding or arrangement with any person to effect any material acquisition. The mortgage debt expected to be repaid with a portion of the net proceeds from the sale of the Notes consists of debt with an outstanding balance of $54.7 million at September 30, 1995, which bears interest at rates which range from 6.67% to 14.90%, with a weighted average interest rate of 10.19%, and matures from 1997 to 2002. Approximately $6.4 million of such mortgage debt was incurred within one year prior to the date hereof to finance acquisitions and development. Until used, the net proceeds of this Offering will be invested in short-term investment grade marketable securities or money market funds.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1995, and as adjusted to give effect to the Offering. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto included and incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                     SEPTEMBER 30, 1995
                                                                                  ------------------------
                                                                                   ACTUAL      AS ADJUSTED
                                                                                  --------     -----------
                                                                                   (DOLLARS IN THOUSANDS)
    Current portion of debt(1)..................................................  $  6,784      $   5,103
                                                                                  ========       ========
        % First Mortgage Notes due 2006.........................................        --        120,000
      10% Senior Secured Notes due 1999.........................................    37,431         37,431
      Notes and Mortgages payable, less current portion(1)......................   165,421        112,428
      7% Convertible Subordinated Notes due 2002................................    86,250         86,250
                                                                                  --------       --------
              Total long-term debt..............................................   289,102        356,109
    Stockholders' equity:
      Preferred stock, par value $.10 per share; 20,000,000 shares authorized;
         none issued............................................................        --             --
      Common stock, par value $.01 per share; 75,000,000 shares authorized;
         30,945,125 shares issued and outstanding...............................       309            309
      Capital in excess of par value............................................   179,571        179,571
      Retained earnings(2)......................................................    45,243         45,183
                                                                                  --------       --------
              Total stockholders' equity........................................   225,123        225,063
                                                                                  --------       --------
              Total capitalization..............................................  $514,225      $ 581,172
                                                                                  ========       ========


---------------
(1) See Note 6 of Notes to Consolidated Financial Statements as to interest rates and maturities on long-term debt, including current portion.


(2) Retained earnings, as adjusted, reflects prepayment and other fees in connection with the repayment of certain mortgage debt with certain proceeds of this Offering.

                  RECENT CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents recent consolidated financial and other data derived from the Company's historical financial statements as of and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data of the Company and its Predecessor" and the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.

                                                                             NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                                  ---------------------     ---------------------
                                                    1993         1994         1994         1995
                                                  --------     --------     --------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1):
  Revenues:
     Lodging....................................  $ 69,487     $ 88,753     $ 64,832     $108,157
     Food and beverage..........................    12,270       18,090       11,883       28,096
     Management and other fees..................    10,831       10,021        7,505        6,080
     Interest on mortgages and notes
       receivable...............................    14,765       15,867       12,134        9,268
     Rental and other...........................     1,507        1,572          982        1,042
                                                  --------     --------     --------     --------
          Total revenues........................   108,860      134,303       97,336      152,643
                                                  --------     --------     --------     --------
  Costs and expenses:
     Direct hotel operating expenses:
       Lodging..................................    19,456       24,539       18,347       28,561
       Food and beverage........................    10,230       13,886        9,488       21,165
       Selling and general......................    20,429       26,733       19,431       36,585
     Occupancy and other operating..............    11,047       11,261        7,638        8,216
     General and administrative.................    15,685       15,089       11,269       11,410
     Depreciation and amortization..............     7,117        9,427        6,287       11,907
                                                  --------     --------     --------     --------
          Total costs and expenses..............    83,964      100,935       72,460      117,844
                                                  --------     --------     --------     --------
  Operating income..............................    24,896       33,368       24,876       34,799
  Investment income.............................     1,267        1,966        1,492        3,879
  Interest expense..............................   (16,116)     (13,993)     (10,397)     (15,933)
  Other income..................................     3,809        9,089        7,463        1,427
  Other expense.................................        --           --           --       (2,200)
                                                  --------     --------     --------     --------
  Income before income taxes and extraordinary
     items......................................    13,856       30,430       23,434       21,972
  Provision for income taxes....................     5,681       12,172        9,608        8,789
                                                  --------     --------     --------     --------
  Income before extraordinary items.............     8,175       18,258       13,826       13,183
  Extraordinary items(2)........................     3,989          172          172           73
                                                  --------     --------     --------     --------
  Net income....................................  $ 12,164     $ 18,430     $ 13,998     $ 13,256
                                                  ========     ========     ========     ========
  Net income per common share:
          Income before extraordinary items.....  $    .27     $    .57     $    .43     $    .41
          Extraordinary items...................       .13          .01          .01           --
                                                  --------     --------     --------     --------
  Net income per common share...................  $    .40     $    .58     $    .44     $    .41
                                                  ========     ========     ========     ========
  Weighted average shares outstanding...........    30,721       32,022       31,969       32,118

                                                       YEAR ENDED             NINE MONTHS ENDED
                                                      DECEMBER 31,              SEPTEMBER 30,
                                                  ---------------------     ---------------------
                                                    1993         1994         1994         1995
                                                  --------     --------     --------     --------
                                                   (IN THOUSANDS, EXCEPT MARGIN AND RATIO DATA)
OTHER DATA:
  EBITDA(3).....................................  $ 32,013     $ 42,795     $ 31,163     $ 46,706
  Net cash provided by operating activities.....    19,728       28,672       18,169       26,026
  Net cash provided by (used in) investing
     activities.................................     2,281      (34,248)       2,508     (104,800)
  Net cash provided by (used in) financing
     activities.................................   (17,056)     (23,469)     (37,623)     100,954
MARGIN AND RATIO DATA:
  EBITDA margin(1)(3)...........................      29.4%        31.9%        32.0%        30.6%
  Ratio of EBITDA to interest expense(3)(4).....      1.99x        3.06x        3.00x        2.93x
  Ratio of earnings to fixed charges(5).........      1.77x        2.78x        2.84x        2.05x



                                                    AS OF DECEMBER 31,
                                                   ---------------------
                                                     1993         1994       AS OF SEPTEMBER 30, 1995
                                                   --------     --------     ------------------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and marketable
     securities..................................  $ 41,569     $ 13,641             $ 60,104
  Property, equipment and leasehold
     improvements................................   172,786      299,291              384,400
  Mortgages and other notes receivable, net of
     current portion.............................   163,033       81,260               65,040
  Total assets...................................   410,685      434,932              568,477
  Current portion of debt........................    19,282        5,284                6,784
  Long-term debt, net of current portion.........   168,618      178,545              289,102
  Total stockholders' equity.....................   171,364      204,065              225,123


---------------

(1) In December 1994, the Company acquired ownership of the Frenchman's Reef as a result of the restructuring of a mortgage note receivable, which was secured by the hotel. This transaction has not had a material impact on operating income but has affected operating margins significantly. For the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 the Company recorded revenues related to the Frenchman's Reef in the form of interest income and management fees of $5.1 million, $5.7 million and $4.1 million, respectively, with no corresponding operating expenses. For the nine months ended September 30, 1995, the Company recorded operating revenues of $26.7 million and operating expenses of $20.9 million related to the Frenchman's Reef.


(2) Extraordinary items consist of gains on discharges of indebtedness, net of income taxes of $2.8 million in 1993 and $120,000 in 1994 and $120,000 and $48,000 for the nine months ended September 30, 1994 and 1995.

(3) EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes (if applicable) and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The EBITDA margin is calculated by dividing EBITDA by total revenues.


(4) The pro forma interest expense for the Company, after giving effect to the Offering and the use of certain proceeds thereof to repay debt, for the nine months ended September 30, 1995 was $20.2 million. See "Use of Proceeds." The pro forma ratio of EBITDA to interest expense for the nine months ended September 30, 1995 was 2.31x. The pro forma interest expense for the nine months ended September 30, 1995 assumes an annual interest rate for the Notes of 9.25%. A 50 basis point increase in such interest rate would increase the pro forma interest expense for the nine months ended September 30, 1995 by $450,000 and decrease the pro forma rate of EBITDA to interest expense for the nine months ended September 30, 1995 to 2.26x. A 50 basis point decrease in such interest rate would decrease the pro forma interest expense for the nine months ended September 30, 1995 by $450,000 and increase the pro forma ratio of EBITDA to interest expense for the nine months ended September 30, 1995 to 2.36x.


(5) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes, fixed charges and extraordinary items. Fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense representative of interest (deemed to be one third of rental expense).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a leading hotel owner/operator which owns or leases 57 hotels (the "Owned Hotels") and manages 36 hotels (the "Managed Hotels") for third parties. The Company has a financial interest in the form of mortgages or profit participations (primarily incentive management fees) in 16 of the Managed Hotels. The Company consolidates the results of operations of its Owned Hotels and records management fees (including incentive management fees) and interest income, where applicable, on the Managed Hotels.

     The Company has implemented a growth strategy which focuses on improving results at existing hotels through increased revenues and operating leverage, acquiring hotels with potential for operating and marketing improvements and expanding its AmeriSuites hotel brand in the all-suites segment. For the nine months ended September 30, 1995, earnings from recurring operations have increased by 44.8% reflecting a 9.7% REVPAR increase at comparable hotels, the addition of 19 hotels through acquisition, construction or note settlements in the past two years and improved expense margins due to increased operating efficiencies. Although future results of operations may be adversely affected in the short-term by the costs associated with the acquisition and construction of new hotels, it is expected that this impact will be offset, after an initial period, by revenues generated by these new hotels. The Company believes that it is well positioned to benefit from the expected continued improvements in the lodging industry due to its hotel equity ownership position and its growth strategy.

     In December 1994, the Company acquired ownership of the Frenchman's Reef hotel as a result of the restructuring of a mortgage note receivable, which was secured by the hotel. This transaction has not had a material impact on operating income but has affected operating margins significantly. For the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 the Company recorded revenues related to the Frenchman's Reef in the form of interest income and management fees of $5.1 million, $5.7 million and $4.1 million, respectively, with no corresponding operating expenses. For the nine months ended September 30, 1995, the Company recorded operating revenues of $26.7 million and operating expenses of $20.9 million related to the Frenchman's Reef.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     The following table presents the components of operating income, operating expense margins and other data for the Company and the Company's comparable Owned Hotels for the nine months ended September 30, 1994 and 1995. The results of the four hotels divested during 1994 and 1995 are not material to an understanding of the results of the Company's operations in such periods and, therefore, are not separately discussed.

                                                                               COMPARABLE OWNED
                                                               TOTAL               HOTELS(1)
                                                        -------------------   -------------------
                                                         NINE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                          1994       1995       1994       1995
                                                        --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS, EXCEPT ADR AND
                                                                         REVPAR)
Revenues:
  Lodging.............................................  $ 64,832   $108,157   $ 58,295   $ 63,400
  Food and Beverage...................................    11,883     28,096      9,778      9,435
  Management and Other Fees...........................     7,505      6,080
  Interest on Mortgages and Notes Receivable..........    12,134      9,268
  Rental and Other....................................       982      1,042
                                                        --------   --------
          Total Revenues..............................    97,336    152,643
Direct Hotel Operating Expenses:
  Lodging.............................................    18,347     28,561     15,558     16,429
  Food and Beverage...................................     9,488     21,165      7,822      7,620
  Selling and General.................................    19,431     36,585     17,226     18,159
Occupancy and Other Operating.........................     7,638      8,216
General and Administrative............................    11,269     11,410
Depreciation and Amortization.........................     6,287     11,907
                                                        --------   --------
Operating Income......................................    24,876     34,799
OPERATING EXPENSE MARGINS:
Direct Hotel Operating Expenses:
  Lodging, as a percentage of lodging revenue.........      28.3%      26.4%      26.7%      25.9%
  Food and Beverage, as a percentage of food and
     beverage revenue.................................      79.8%      75.3%      80.0%      80.8%
  Selling and General, as a percentage of lodging and
     food and beverage revenue........................      25.3%      26.9%      25.3%      24.9%
Occupancy and Other Operating, as a percentage of
  lodging and food and beverage revenue...............      10.0%       6.0%
General and Administrative, as a percentage of
  total revenue.......................................      11.6%       7.5%
OTHER DATA:
  Occupancy...........................................      70.8%      70.5%      71.4%      73.2%
  Average daily rate ("ADR")..........................  $  60.42   $  73.13   $  60.16   $  64.42
  Revenue per available room ("REVPAR")...............  $  42.78   $  51.58   $  42.97   $  47.14
  Gross Operating Profit..............................  $ 29,449   $ 49,942   $ 27,467   $ 30,627

------------------------

(1) For purposes of this discussion of results of operations, comparable Owned Hotels refers to the 37 Owned Hotels that were owned or leased by the Company during all of the nine months ended September 30, 1994 and 1995.

     Lodging revenues increased by $43.3 million, or 66.8%, during the nine months ended September 30, 1995 over the same period of the prior year. The increase was primarily due to incremental lodging revenues of $39.4 million for the nine months ended September 30, 1995 from the addition of the Frenchman's Reef and the 18 new hotels added during 1994 and 1995 and continued growth in revenues at comparable Owned Hotels. Lodging revenues for comparable Owned Hotels increased by $5.1 million or 8.8%, for the nine months ended September 30, 1995 as compared to the same period of the prior year.

     The Company operates in three major segments of the industry: full-service, all-suites and limited-service. The following table sets forth the growth in REVPAR at the comparable Owned Hotels for the nine months ended September 30, 1995, as compared to the same period in the prior year, by industry segment:


                                                                         NINE MONTHS
                                                                            ENDED
                                                                      SEPTEMBER 30, 1995
                                                                      ------------------
        Full-service..............................................            7.8%
        All-suites................................................           12.1%
        Limited-service...........................................           10.2%
                  Total...........................................            9.7%


     The REVPAR growth at comparable Owned Hotels reflects strong results in all of the Company's industry segments: full-service, its all-suite AmeriSuites and its limited-service Wellesley Inns. In addition, repositioning efforts at both full-service and limited-service hotels also contributed to the REVPAR increases. The improvements in REVPAR were generated by increases in ADR, which rose by 7.1%, and gains in occupancy of 2.5%, for the nine month period, as compared to the same period in the prior year.


     Food and beverage revenues increased by $16.2 million, or 136.4%, for the nine months ended September 30, 1995 compared to the same period in the prior year. These increases were primarily due to the additional food and beverage operations related to the Frenchman's Reef and six other full-service hotels acquired since January 1, 1994. Food and beverage revenues for comparable Owned Hotels decreased by $343,000, for the nine months ended September 30, 1995 compared to the same period in the prior year. The decrease was primarily due to decreased banquet business and lower beverage revenues at the Company's sports lounges.

     Management and other fees consist of base and incentive fees earned under management agreements, fees for additional services rendered to Managed Hotels and sales commissions earned by the Company's national sales group, Market Segments, Inc. ("MSI"). Management and other fees decreased by $1.4 million, or 19.0%, for the nine months ended September 30, 1995 as compared to the same period in the prior year. The decrease was primarily due to the loss of management fees on five Managed Hotels acquired by the Company during 1994 and 1995 and six additional hotels which were sold by a third party hotel owner in 1994. Partially offsetting these decreased management fees were increased base and incentive management fees associated with the remaining Managed Hotels and increased revenues generated by MSI in the third quarter.


     Interest on mortgages and notes receivable during the periods primarily related to mortgages secured by certain Managed Hotels. Interest on mortgages and notes receivable decreased by $2.9 million, or 23.6%, for the nine months ended September 30, 1995 primarily due to the Company's conversion of a $50.0 million note receivable secured by the Frenchman's Reef into an operating hotel asset in December 1994. Partially offsetting the decrease was interest income related to the purchase of $17.4 million of first mortgages secured by two hotels for $12.7 million in June 1995.


     Direct lodging expenses increased by $10.2 million, or 55.7%, for the nine months ended September 30, 1995 compared to the same period in the prior year, due primarily to the addition of new hotels. Direct lodging expenses, as a percentage of lodging revenue, decreased from 28.3% to 26.4% for the nine month period. This decrease was primarily due to increases in ADR which had minimal corresponding increases in expenses. For comparable Owned Hotels, direct lodging expenses as a percentage of lodging revenues decreased from 26.7% to 25.9% for the nine month period.

     Direct food and beverage expenses increased by $11.7 million or 123.1%, for the nine months ended September 30, 1995 as compared to the same period in the prior year primarily due to the addition of seven new full-service hotels. As a percentage of food and beverage revenues, direct food and beverage expenses decreased from 79.8% to 75.3% for the nine month period. The decrease was primarily due to increased revenues in higher margin areas such as banquet departments at the new hotels. For comparable Owned Hotels, direct food and beverage expenses as a percentage of food and beverage revenue increased slightly from 80.0% to 80.8% for the nine month period.

     Direct hotel selling and general expenses consist primarily of hotel expenses for Owned Hotels which are not specifically allocated to rooms or food and beverage activities, such as administration, selling and advertising, utilities, repairs and maintenance. Direct hotel selling and general expenses increased by $17.2 million or 88.3%, for the nine months ended September 30, 1995 as compared to the same period in the prior year due primarily to the addition of new hotels. As a percentage of hotel revenues (defined as lodging and food and beverage revenues), direct hotel selling and general expenses increased from 25.3% to 26.9% for the nine month period due to the addition of new full-service properties which generally require higher levels of unallocated expenses. For comparable Owned Hotels, direct selling and general expenses as a percentage of revenues decreased from 25.3% to 24.9% for the nine month period.


     Occupancy and other operating expenses consist primarily of insurance, real estate and other taxes and rent expense. For the nine months ended September 30, 1995, occupancy and other operating expenses increased by $578,000 as the additional costs associated with the new hotels were offset by real estate tax refunds of approximately $600,000 for the nine month period. As a percentage of hotel revenues, occupancy and other operating expenses decreased from 10.0% to 6.0% for the nine month period primarily due to operating leverage.

     General and administrative expenses consist primarily of centralized management expenses such as operations management, sales and marketing, finance and hotel support services associated with operating both the Owned and Managed Hotels and general corporate expenses. General and administrative expenses increased by $141,000 or 1.3% for the nine months ended September 30, 1995, as ordinary-course increases were largely offset by home office payroll reductions. As a percentage of total revenues, general and administrative expenses decreased from 11.6% to 7.5% for the nine month period due to operating leverage.

     Depreciation and amortization expense increased by $5.6 million or 89.4%, for the nine months ended September 30, 1995 due to the impact of new hotel properties acquired in the past year and refurbishment efforts at several hotels.

     Interest expense increased by $5.5 million, or 53.2%, for the nine months ended September 30, 1995 primarily due to new mortgage borrowings of $39.0 million incurred in February 1995 and $86.3 million of 7% Convertible Subordinated Notes due 2002 (the "Convertible Notes") issued in April 1995. Investment income increased by $2.4 million for the nine months primarily due to higher average cash balances generated by the new borrowings.


     Other income consists of items which are not part of the Company's recurring operations. For the nine months ended September 30, 1995 other income consisted of a gain on the settlement of a note receivable of $822,000 and a gain on the sale of land of $605,000. Other income for the nine months ended September 30, 1994 consisted of a gain on the settlement of the Rose and Cohen note receivable of $5.9 million and gains on property sales of $1.1 million. Other expense of $2.2 million for the nine months ended September 30, 1995 consists of a reserve for insurance deductibles related to hurricane damage at the Frenchman's Reef hotel in St. Thomas, U.S. Virgin Islands.


     Pretax extraordinary gains of approximately $121,000 for the nine months ended September 30, 1995 relate to the retirement of secured notes with a face value of $15.2 million. Pretax extraordinary gains of approximately $291,000 for the nine months ended September 30, 1994 relate to the retirement of debt with a face value of $8.3 million.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

     The following table presents the components of operating income, operating expense margins and other data for the Company and the Company's comparable Owned Hotels for 1993 and 1994. The results of the four hotels divested during 1993 and 1994 are not material to an understanding of the results of the Company's operations in such periods and, therefore, are not separately discussed.

                                                                               COMPARABLE OWNED
                                                            TOTAL                  HOTELS(1)
                                                    ---------------------     -------------------
                                                      1993         1994        1993        1994
                                                    --------     --------     -------     -------
                                                    (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Revenues:
  Lodging.........................................  $ 69,487     $ 88,753     $62,305     $66,821
  Food and Beverage...............................    12,270       18,090      10,875      11,410
  Management Fees.................................    10,831       10,021
  Interest on Mortgages and Notes Receivable......    14,765       15,867
  Rental and Other................................     1,507        1,572
                                                    --------     --------
          Total Revenues..........................   108,860      134,303
Direct Hotel Operating Expenses:
  Lodging.........................................    19,456       24,539      16,870      17,281
  Food and Beverage...............................    10,230       13,886       9,029       9,143
  Selling and General.............................    20,429       26,733      17,779      18,889
Occupancy and Other Operating.....................    11,047       11,261
General and Administrative........................    15,685       15,089
Depreciation and Amortization.....................     7,117        9,427
                                                    --------     --------
Operating Income..................................    24,896       33,368
OPERATING EXPENSE MARGINS:
Direct Hotel Operating Expenses:
  Lodging, as a percentage of lodging revenue.....      28.0%        27.6%       27.1%       25.9%
  Food and Beverage, as a percentage of food and
     beverage revenue.............................      83.4%        76.8%       83.0%       80.1%
  Selling and General, as a percentage of lodging
     and food and beverage revenue................      25.0%        25.0%       24.3%       24.1%
Occupancy and Other Operating, as a percentage of
  lodging and food and beverage revenue...........      13.5%        10.5%
General and Administrative, as a percentage of
  total revenue...................................      14.4%        11.2%
OTHER DATA:
  Occupancy.......................................      70.4%        68.0%       73.2%       73.1%
  ADR.............................................  $  56.14     $  60.36     $ 56.84     $ 61.16
  REVPAR..........................................  $  39.52     $  41.04     $ 41.61     $ 44.71
  Gross Operating Profit..........................  $ 31,642     $ 41,685     $29,500     $32,917

---------------
(1) For purposes of this discussion of results of operations for 1994 compared to 1993, comparable Owned Hotels refers to the 31 Owned Hotels that were owned or leased by the Company during all of 1994 and 1993.

     Lodging revenues increased by $19.3 million, or 27.7%, from $69.5 million in 1993 to $88.8 million in 1994. This increase was primarily due to incremental lodging revenues of $17.6 million from hotels acquired or built in 1993 and 1994 and an increase in lodging revenues at comparable Owned Hotels. Lodging revenues for comparable Owned Hotels increased by $4.5 million, or 7.2%, in 1994 compared to 1993 due to improvements in ADR. ADR increased by $4.22 or 7.5% for all hotels and $4.32 or 7.6% for comparable Owned Hotels due to repositioning and refurbishment efforts at several full-service hotels and the continued improvements in the lodging industry. In 1994, the industry continued its recovery, as demand growth continued to outpace new hotel supply growth, resulting in higher occupancy levels which have allowed the industry to increase room rates. The Company has pursued a strategy of increasing ADR, which has a greater impact on net operating income than changes in occupancy. Occupancy rates for all hotels decreased from 70.4% in 1993 to 68.0% in 1994 due to the lower occupancy rates normally associated with new hotels, including both newly constructed hotels and repositioned hotels during the refurbishment period. Occupancy rates for comparable Owned Hotels remained constant in 1994 compared to 1993.


     The Company operates in three major segments of the industry: full-service, all-suites and limited-service. The following table sets forth the growth in REVPAR at the comparable Owned Hotels for the year ended December 31, 1994 as compared to the prior year, by industry segment:



                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1994
                                                                       -----------------
        Full-service...............................................            7.7%
        All-suites.................................................           13.1%
        Limited-service............................................            4.1%
                  Total............................................            7.5%


     Food and beverage revenues increased by $5.8 million, or 47.4%, from $12.3 million in 1993 to $18.1 million in 1994. This increase was primarily due to the impact of incremental revenues of $5.6 million from additional food and beverage operations of four full-service hotels acquired in 1994. Food and beverage revenues for comparable Owned Hotels increased by $535,000, or 4.9%, in 1994 compared to 1993 primarily as a result of increased banquet sales and the repositioning of three lounges to a sports bar theme.

     Management and other fees consist of base and incentive fees earned under management agreements, fees for additional services rendered to Managed Hotels and sales commissions earned by the Company's national sales group, Market Segments, Inc. Management and other fees decreased by $810,000, or 7.5%, from $10.8 million in 1993 to $10.0 million in 1994 primarily due to the loss of management fees on four Managed Hotels acquired by the Company during 1994. In addition, the Company's management contracts covering six additional hotels were terminated during 1994 upon divestiture of those hotels by the third party hotel owners. Partially offsetting these decreased management fees were the addition of two new management contracts and increased revenues associated with the remaining Managed Hotels.

     Interest on mortgages and notes receivable in 1993 and 1994 primarily related to mortgages secured by certain Managed Hotels including the Frenchman's Reef. Interest income on mortgages and notes receivable increased by $1.1 million, or 7.5%, from $14.8 million in 1993 to $15.9 million in 1994 primarily due to interest recognized on the Company's cash flow notes, which are subordinated or junior mortgages which remit payment based on hotel cash flow. In accordance with fresh start reporting adopted on the Effective Date, assets and liabilities were recorded at their then-current fair market values. As these cash flow notes bear many of the characteristics and risks of operating hotel equity investments, no value was assigned to these notes on the Company's balance sheet due to substantial doubt as to their recoverability. The Company's policy is to recognize interest on cash flow notes when cash is received. In 1994, the portion of interest on mortgages and other notes receivable attributable to cash flow notes increased to $2.0 million from $1.0 million in 1993 primarily due to the execution of revised cash flow note agreements on three hotels and the improved operating performance of the underlying hotels. See "Business -- Mortgages and Notes Receivable."

     Approximately $4.3 million and $4.6 million of interest on mortgages and notes receivable in 1993 and 1994, respectively, was derived from the Company's $50.0 million note receivable secured by the Frenchman's Reef. This note was restructured in December 1994 and pursuant to such restructuring, the Company obtained ownership and control of the Frenchman's Reef (see "-- Liquidity and Capital Resources").

     Direct lodging expenses increased by $5.0 million, or 26.1%, from $19.5 million in 1993 to $24.5 million in 1994 due primarily to the addition of new hotels. As a percentage of lodging revenue, direct lodging expenses decreased from 28.0% in 1993 to 27.6% in 1994 primarily due to increases in ADR which had minimal corresponding increases in expenses. For comparable Owned Hotels, direct lodging expenses increased $411,000, or 2.4%, but decreased as a percentage of comparable lodging revenue from 27.1% in 1993 to 25.9% in 1994.

     Direct food and beverage expenses increased by $3.7 million, or 35.7%, from $10.2 million in 1993 to $13.9 million in 1994 due primarily to the addition of new full-service hotels. As a percentage of food and beverage revenue, direct food and beverage expenses decreased from 83.4% in 1993 to 76.8% in 1994 primarily due to increased revenues in higher margin areas such as banquet departments and sports lounges. For comparable Owned Hotels, direct food and beverage expenses increased $114,000, or 1.3%, but decreased as a percentage of food and beverage revenue from 83.0% in 1993 to 80.1% in 1994.

     Direct hotel selling and general expenses consist primarily of hotel expenses for Owned Hotels which are not specifically allocated to rooms or food and beverage activities, such as administration, selling and advertising, utilities, repairs and maintenance. Direct hotel selling and general expenses increased by $6.3 million, or 30.9%, from $20.4 million in 1993 to $26.7 million in 1994 due primarily to the addition of 11 new hotels. Of these 11 hotels, four were managed by the Company in 1993 or during a portion of 1994, while the other seven had no previous relationship to the Company. As a percentage of hotel revenues (defined as rooms and food and beverage revenues), direct hotel selling and general expenses remained relatively constant at 25.0% in 1994 and 1993. For comparable Owned Hotels, direct selling and general expenses increased $1.1 million, or 6.2%, but decreased slightly as a percentage of comparable Owned Hotel revenues from 24.3% in 1993 to 24.1% in 1994.


     Occupancy and other operating expenses, which consist primarily of insurance, real estate and other taxes, and rent expense, increased by $214,000, or 1.9%, from $11.0 million in 1993 to $11.3 million in 1994. As a percentage of hotel revenues, occupancy and other operating expenses decreased from 13.5% in 1993 to 10.5% in 1994 primarily due to operating leverage, lower property and liability insurance charges based on favorable claims experiences and reductions in real estate taxes as a result of successful tax appeals on certain properties.


     General and administrative expenses consist primarily of centralized management expenses such as operations management, sales and marketing, finance and hotel support services associated with operating both the Owned and Managed Hotels and general corporate expenses. General and administrative expenses decreased by $596,000, or 3.8%, from $15.7 million in 1993 to $15.1 million in 1994 primarily due to savings realized from the restructuring of the Company's centralized management operations in 1993. As a percentage of total revenues, general and administrative expenses decreased from 14.4% in 1993 to 11.2% in 1994.

     Depreciation and amortization expense increased by $2.3 million, or 32.5%, from $7.1 million in 1993 to $9.4 million in 1994, due to the impact of new hotel properties acquired in the past year and refurbishment efforts at several hotels.

     Interest expense decreased by $2.1 million, or 13.2%, from $16.1 million in 1993 to $14.0 million in 1994, primarily due to the net reduction of approximately $27.4 million of debt over the past two years. Interest income on cash investments increased by approximately $700,000, or 55.2%, from $1.3 million in 1993 to $2.0 million in 1994 due to higher average cash balances in 1994.

     Other income for 1994 consisted primarily of a gain of approximately $6.2 million related to the settlement of the Rose and Cohen note receivable (see "-- Liquidity and Capital Resources"), gains on sales of other hotel assets of approximately $1.0 million and rebates of prior years' insurance premiums of $1.2 million.

     Pretax extraordinary gains of approximately $292,000 for 1994 relate to the retirement of secured notes with a face value of $8.3 million. Pretax extraordinary gains of approximately $6.8 million in 1993 relate to the retirement of debt with a face value of $25.8 million.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993 COMPARED TO THE YEAR ENDED DECEMBER 31, 1992

     The Company is the successor in interest to PMI, which emerged from chapter 11 reorganization on July 31, 1992 (the "Effective Date"). During its approximately two-year reorganization, PMI restructured its assets, operations and capital structure. As a result, the Company (i) eliminated numerous unprofitable lease and management agreements, (ii) revalued its assets to reflect the then approximate current fair market value of such assets on its financial statements and (iii) reduced its liabilities by $448.8 million. On the Effective Date, the Company emerged from chapter 11 reorganization with 75 Owned or Managed Hotels (as compared to 141 hotels prior to the chapter 11 reorganization), $135.6 million of total equity and $266.4 million of long-term debt.

     The Company implemented "fresh start" reporting in accordance with Statement of Position 90-7 of the American Institute of Certified Public Accountants upon its emergence from reorganization on the Effective Date. Under "fresh start" reporting, the purchase method of accounting was used and the assets and liabilities of the Company were restated to reflect their approximate fair value at the Effective Date. In addition, during the reorganization period (September 18, 1990 to the Effective Date), the Company's financial statements were prepared under accounting principles for entities in reorganization which include reporting interest expense only to the extent paid and recording transactions and events directly associated with the reorganization proceedings. Accordingly, the consolidated financial statements of the Company are not comparable in all material respects to any such financial statement as of any date or for any period prior to the Effective Date. Subsequent to the Effective Date, the Company elected to change its fiscal year end from June 30 to December 31.

     The financial information below should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this report. Since the Company changed its fiscal year in 1992, management has compiled unaudited data for the calendar year ended December 31, 1992.

     The following table presents the components of operating income, operating expense margins and other data for the Company and the Company's comparable Owned Hotels for 1992 and 1993:

                                                                              COMPARABLE OWNED
                                                          TOTAL                   HOTELS(1)
                                                  ---------------------     ---------------------
                                                    1992         1993         1992         1993
                                                  --------     --------     --------     --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Revenues:
  Lodging.......................................  $ 62,379     $ 69,487     $ 51,679     $ 55,219
  Food and Beverage.............................    13,062       12,270        9,549       10,055
  Management Fees...............................    11,452       10,831
  Interest on Mortgages and Notes Receivable....    20,063       14,765
  Rental and Other..............................     2,232        1,507
                                                  --------     --------
          Total Revenues........................   109,188      108,860
Direct Hotel Operating Expenses:
  Lodging.......................................    17,858       19,456       14,003       14,848
  Food and Beverage.............................    11,402       10,230        8,278        8,480
  Selling and General...........................    22,119       20,429       16,004       16,200
Occupancy and Other Operating...................    13,043       11,047
General and Administrative......................    17,162       15,685
Depreciation and Amortization...................     7,224        7,117
                                                  --------     --------
Operating Income................................    20,380       24,896
OPERATING EXPENSE MARGINS:
Direct Hotel Operating Expenses:
  Lodging, as a percentage of lodging revenue...      28.6%        28.0%        27.1%        26.9%
  Food and Beverage, as a percentage of food and
     beverage revenue...........................      87.3%        83.4%        86.7%        84.3%
  Selling and General, as a percentage of
     lodging and food and beverage revenue......      29.3%        25.0%        26.1%        24.8%
Occupancy and Other Operating, as a percentage
  of lodging and food and beverage revenue......      17.3%        13.5%
General and Administrative, as a percentage of
  total revenue.................................      15.7%        14.4%
OTHER DATA:
  Occupancy.....................................      67.9%        70.4%        68.1%        72.2%
  ADR...........................................  $  54.66     $  56.14     $  54.66     $  55.96
  REVPAR........................................  $  37.11     $  39.52     $  37.23     $  40.38
  Gross Operating Profit........................  $ 24,062     $ 31,642     $ 22,943     $ 25,746

---------------
(1) For purposes of this discussion of results of operations for the year ended December 31, 1993 compared to the year ended December 31, 1992, Comparable Owned Hotels refers to the 29 Owned Hotels that were owned or leased by the Company during all of 1993 and 1992.


     Lodging revenue increased by $7.1 million, or 11.4%, from $62.4 million in 1992 to $69.5 million in 1993. This increase was primarily due to incremental lodging revenues of $10.9 million from hotels acquired or built during 1993 and 1992 and increased occupancy and ADR at comparable hotels. The increase was partially offset by a decrease in lodging revenues of $7.4 million resulting from the divestiture of four hotels in 1992 and s1993. Lodging revenues for comparable Owned Hotels increased by $3.5 million, or 6.8%, in 1993 compared to 1992, primarily due to an increase in occupancy of 5.9% for 1993, reflecting improved economic conditions and continued limited new room supply. ADR increased $1.30, or 2.4%, in 1993.

     The Company operates in three major segments of the industry: full-service, all-suites and limited-service. The following table sets forth the growth in REVPAR at the comparable Owned Hotels for the year ended December 31, 1993 as compared to the prior year, by industry segment:



                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1993
                                                                       -----------------
        Full-service...............................................            7.3%
        All-suites.................................................           12.6%
        Limited-service............................................            6.6%
                  Total............................................            8.5%


     Food and beverage revenues decreased by $792,000, or 6.1%, from $13.1 million in 1992 to $12.3 million in 1993. The decrease was primarily due to the loss of food and beverage operations at divested hotels which was partially offset by an increase in food and beverage revenue at comparable Owned Hotels of $506,000, or 5.3%, in 1993.

     Management and other fees decreased by $621,000, or 5.4%, from $11.5 million in 1992 to $10.8 million in 1993. The decrease was primarily attributable to the loss of five management contracts due to property divestitures by independent owners, of which two properties were acquired by the Company. This decrease was partially offset by increases in management fees attributable to improved operating results of the Managed Hotels.

     Interest on mortgages and notes receivable decreased by $5.3 million, or 26.4%, from $20.1 million in 1992 to $14.8 million in 1993. This decrease was primarily due to the Company's early collection of a $58.0 million note receivable in August 1992. The decrease was partially offset by interest income of $1.0 million recognized on cash flow notes in 1993 due to the improved performance of the underlying hotels.

     Rental and other revenues decreased by $725,000, or 32.5% from $2.2 million in 1992 to $1.5 million in 1993. The decrease was primarily attributable to the loss of rental revenues on properties which the Company converted into operating hotel assets.

     Direct lodging expenses increased by $1.6 million, or 8.9%, from $17.9 million in 1992 to $19.5 million in 1993. As a percentage of lodging revenue, direct lodging expenses decreased from 28.6% in 1992 to 28.0% in 1993, primarily due to increases in ADR which had minimal corresponding increases in expenses. Direct lodging expenses for comparable Owned Hotels increased by $845,000, or 6.0%, but decreased as a percentage of lodging revenue from 27.1% in 1992 to 26.9% in 1993.

     Direct food and beverage expenses decreased by $1.2 million, or 10.3%, from $11.4 million in 1992 to $10.2 million in 1993. As a percentage of food and beverage revenue, direct food and beverage expenses decreased from 87.3% in 1992 to 83.4% in 1993 which reflected an increase in higher margin beverage sales. For comparable hotels, direct food and beverage expenses increased by $202,000, or 2.4%, but decreased as a percentage of food and beverage revenue from 86.7% in 1992 to 84.3% in 1993.

     Direct selling and general expenses decreased by $1.7 million, or 7.6%, from $22.1 million in 1992 to $20.4 million in 1993. As a percentage of hotel revenue, direct selling and general expenses decreased from 29.3% in 1992 to 25.0% in 1993, primarily due to the divestiture of four full-service hotels in 1992 and 1993, which generally required increased overhead costs. For comparable Owned Hotels, direct selling and general expenses decreased as a percentage of hotel revenue from 26.1% in 1992 to 24.8% in 1993, primarily due to the restructuring of the Company's centralized operations which eliminated certain allocated central office charges. These cost savings were offset by higher utility charges as a result of an unusually warm summer in 1993.


     Occupancy and other operating expenses decreased by $2.0 million, or 15.3%, from $13.0 million in 1992 to $11.0 million in 1993 primarily due to the divestiture of two properties operated under lease agreements.



     General and administrative expenses decreased by $1.5 million, or 8.6%, from $17.2 million in 1992 to $15.7 million in 1993. As a percentage of total revenue, general and administrative charges decreased from 15.7% in 1992 to 14.4% in 1993. These decreases were primarily due to the restructuring of the Company's centralized management operations in February 1993, which eliminated approximately $2.5 million of annual costs.

     Depreciation expense decreased by $107,000, or 1.5%, from $7.2 million in 1992 to $7.1 million in 1993. In accordance with fresh start reporting, property, equipment and leasehold improvements were valued at their fair market value as of the Effective Date. Prior to the Effective Date, property, equipment and leasehold improvements were recorded at cost. Accordingly, a meaningful comparison of depreciation expense cannot be made.



     Interest expense increased by $5.0 million, or 44.9%, from $11.1 million in 1992 to $16.1 million in 1993. Prior to the Effective Date, the Company's financial statements were prepared under accounting principles for entities in reorganization, which includes reporting interest expense only to the extent paid. Additionally, the Company restructured its debt obligations pursuant to the reorganization which was completed on the Effective Date. Accordingly, a meaningful comparison of interest expense cannot be made.


     Other income in 1993 consisted primarily of a gain on the sale of a hotel of $1.0 million, settlement of closing adjustments of $625,000 related to the sale of a hotel in a prior year, interest of $1.2 million received as part of a federal tax refund and $500,000 received in settlement of prior year's fees on a Managed Hotel.

     Pretax extraordinary gains of $6.8 million in 1993 relate to the repurchase of debt.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's growth strategy focuses on increasing its equity ownership in hotels, particularly in the full-service and all-suites segments of the market. The Company plans to expand its AmeriSuites hotel brand and expects to increase the total number of AmeriSuites from its current level of 19 hotels to at least 40 hotels by the end of 1996. Additionally, the Company intends to actively pursue acquisitions of full-service hotels or hotel portfolios which may also require additional capital for the costs of any necessary renovation or refurbishment. As a result of the Company's focus on its AmeriSuites and full-service hotels, the Company is exploring the sale of its 14 owned Wellesley Inns and the Wellesley Inn trade name at a purchase price that justifies the disposition of these properties.



     The Company is funding its development and acquisition program currently with the proceeds from the issuance of $86.3 million of Convertible Notes and mortgage financings of $39.0 million incurred in 1995. The Company intends to finance future acquisitions and development with current cash balances, the proceeds of this Offering, other secured financings and/or public equity offerings. In addition, any proceeds generated from the sale of the Wellesley Inns would also be utilized to fund development. The Company believes that these sources will be adequate to fund the implementation of its growth strategy through 1996. Additionally, the Company believes that its cash flow from operations is sufficient to fund its anticipated working capital needs, routine capital expenditures and debt service obligations through 1996.


     The Company believes it has the financial resources available to execute its growth and hotel acquisition strategy. The net proceeds of this Offering are estimated to be approximately $115.9 million, of which approximately $54.7 million is expected to be used to repay outstanding debt. At September 30, 1995, the Company had cash and cash equivalents of $34.7 million, current marketable securities of $25.4 million and restricted cash, which is primarily collateral for various debt obligations, of $9.4 million. Cash and cash equivalents and current marketable securities increased by $46.5 million during the nine months ended September 30, 1995 primarily due to the new borrowings offset by development and acquisition spending.

     Cash flow from operations was approximately $26.0 million for the nine months ended September 30, 1995 as compared to $18.2 million for the same period of the prior year. Cash flow from operations was positively impacted by the utilization of net operating loss carryforwards ("NOLs") of $5.9 and $2.3 million for the nine months ended September 30, 1995 and 1994, respectively. At September 30, 1995, the Company had federal NOLs relating to its predecessor, PMI, of approximately $106.6 million which are subject to annual utilization limitations and expire beginning in 2005 and continuing through 2007.


     The Company's other major sources of cash for the nine months ended September 30, 1995 were net proceeds of approximately $83.2 million from the issuance of the Convertible Notes, mortgage financings of $39.0 million and collections of mortgages and notes receivable of $14.7 million. The Company's major uses of cash for the nine months ended September 30, 1995 were purchases of marketable securities of $24.1 million, capital expenditures of $88.0 million, debt payments of $20.7 million and the purchase of first mortgage notes from a private investment partnership for $12.7 million.

     Debt. In April 1995, the Company issued $86.3 million of 7% Convertible Subordinated Notes due 2002. The Convertible Notes bear interest at 7%, are convertible into common stock of the Company at a price of $12 per share at the option of the holder and mature April 15, 2002. The Convertible Notes are redeemable, in whole or in part, at the option of the Company after three years at premiums to principal which decline on each anniversary date. The Company is using the proceeds primarily to finance the development and acquisition of hotels or hotel portfolios.

     In February 1995, the Company obtained $39.0 million of mortgage financing on 11 of its hotels under two separate loan agreements. Both loans bear interest at variable rates (approximately 10.5% at September 30, 1995) and have five-year maturities. The funds are being used to finance the Company's acquisition and development program. The Company also incurred an additional $3.6 million of debt in connection with the ShoLodge transaction. See "-- Capital Investments."

     During 1995, the Company prepaid and retired $15.2 million of its senior secured notes through September 30, 1995, resulting in pre-tax extraordinary gains of $121,000. In October 1995, the Company retired an additional $7.1 million of its senior secured notes. A pre-tax extraordinary gain of $53,000 will be recorded in the fourth quarter.


     As of September 30, 1995, the Company has $37.5 million of debt related to the Frenchman's Reef which matures in December 1996. The Company and the lender are currently negotiating an amendment to the mortgage loan. The amendment will extend the loan maturity for a period of five years on terms similar to those currently in effect. While lender approval has not been finalized, management expects the amendment to become effective during the first quarter of 1996, although there can be no assurance that the mortgage loan will be so amended.


     At September 30, 1995, the Company had $295.9 million in debt outstanding. Of this debt, approximately $83.0 million bears interest at floating rates. In August 1995, the Company entered into an interest rate protection agreement with a major financial institution which reduces the Company's exposure to fluctuations in interest rates by effectively fixing interest rates on $40.0 million of variable interest rate debt. Under the agreement, on a monthly basis the Company will pay a fixed rate of interest of 6.18% per annum and will receive a floating interest rate payment equal to the 30-day LIBOR rate on a $40.0 million notional principal amount. The agreement commences in November 1995 and expires in 1999.


     For a discussion of the risks associated with the leveraged nature of the Company, see "Risk Factors -- Leverage."


     Capital Investments. The Company has implemented a hotel development and acquisition program which focuses on the development of its AmeriSuites hotel chain and the acquisition of strategically positioned full-service hotels or hotel portfolios. In connection with this program, the Company spent approximately $71.7 million in cash on the acquisition and construction of hotels, purchased first mortgage notes for $12.7 million and assumed $3.6 million of debt in the nine months ending September 30, 1995. The cash portion was funded by a combination of existing cash balances, cash flow from operations, mortgage financings and the Convertible Notes offering.


     The Company plans to have at least 40 AmeriSuites hotels in operation by the end of 1996. To date in 1995, AmeriSuites hotels were opened in Atlanta and Greensboro, bringing the number of AmeriSuites owned and operated by the Company to 15. The Company also expects to convert four recently-acquired Bradbury Suites hotels to AmeriSuites in the fourth quarter of 1995. The Company currently has eight AmeriSuites hotels under construction in Miami, Cleveland, Dallas, Detroit, Baltimore and Richmond. The Company also has 15 additional AmeriSuites sites under contract and scheduled for the commencement of development in early 1996.


     In March 1995, the Company purchased an AmeriSuites hotel in Richmond, Virginia and ShoLodge Inc.'s option to acquire a 50% interest in 11 of the Company's 12 AmeriSuites hotels. The total consideration payable by the Company in the transaction was $19.7 million and is comprised of (i) $16.1 million which was paid during the first half of 1995 plus (ii) $18.5 million which will be paid in notes maturing in 1997 less (iii) $14.9 million of existing debt on five hotels which was forgiven at face value. The transaction resulted in a net increase of $3.6 million of long-term debt. As a result of the transaction, the Company now manages these 12 AmeriSuites hotels.

     In August 1995, the Company purchased four Bradbury Suites hotels for $18.7 million. The hotels, comprising 447 rooms, are located in Augusta, Georgia; Columbia, South Carolina; Arlington Heights, Illinois and

Jacksonville, Florida. The Company will convert these hotels to the AmeriSuites brand in the fourth quarter of 1995, bringing the total number of AmeriSuites hotels to 19. In August 1995, the Company also purchased the 149 room full service, all-suite St. Tropez Hotel and Shopping Center in Las Vegas for $15.2 million.


     In June 1995, the Company purchased $17.4 million in face amount of first mortgage notes for $12.7 million in cash. These first mortgage notes were secured by the 324-room Holiday Inn Hampton Coliseum and an adjacent 132-room Hampton Inn in Hampton, Virginia. The Company acquired the mortgage notes from a private investment partnership. The purchase of such notes was intended to provide the Company with the opportunity to acquire the underlying properties. On December 21, 1995, the Company received $12.7 million as payment in full on the first mortgage notes.


     In September 1995, the Frenchman's Reef hotel suffered damage when Hurricane Marilyn struck the U.S. Virgin Islands. Due to extensive property and business interruption insurance, the Company believes that its liquidity will be affected only to the extent of its insurance deductibles which the Company estimates at $2.2 million. The majority of damaged rooms at the Frenchman's Reef have been repaired on an interim basis and approximately 95% of the rooms are currently available for occupancy. The Company anticipates that extensive renovation at the Frenchman's Reef in 1996 will reduce the number of rooms available for occupancy. Such reduction in rooms available and related revenue will be a component of the Company's claim under its business interruption insurance. The Company is engaged in discussions with its insurance carrier regarding the amount of insurance proceeds to be paid and is assessing the extent of further refurbishments required at the Frenchman's Reef.


     During the first nine months of 1995, the Company spent approximately $15.8 million on capital improvements at its Owned Hotels, of which approximately $8.4 million related to refurbishments and repositionings of recently acquired hotels. The Company intends to spend a total of approximately $22.0 million on capital improvements for all of 1995, of which approximately $12.0 million relates to the refurbishing and repositioning of recently acquired hotels.



     Asset Realizations. The Company has pursued a strategy of converting the mortgage notes receivable and other assets that it owns into cash or operating hotel assets. Since July 31, 1992, the Company has received $100.7 million in cash and added seven operating hotel assets through note settlements and lease terminations. The Company will continue to pursue settlements with mortgage and note obligors and will utilize the cash for debt repayments or general corporate purposes. During 1995, the Company has received $13.1 million in cash in settlement of notes receivable resulting in gains of $822,000. In May 1995, the Company obtained control of the 240-room Princeton Holiday Inn by converting its $2.7 million mortgage note receivable into a long-term leasehold position and assuming $1.5 million of debt. The hotel was recently repositioned to a Holiday Inn from a Ramada Inn.



     In April 1995, the Company received a favorable ruling in its litigation with Financial Security Assurance, Inc. ("FSA") in which FSA sought approximately $31.2 million previously received by the Company in settlement of a note and guaranty from Rose and Cohen. In an order dated April 25, 1995, the U.S. District Court for the Southern District of Florida affirmed a lower court ruling approving the Company's settlement with Rose and Cohen and finding that the Company alone was entitled to the settlement proceeds. The Company had previously reached a settlement in 1993 with Rose and Cohen which provided for Rose or his affiliate to pay the Company $25.0 million plus proceeds from the sale of approximately 1.1 million shares of the Company's common stock held by Rose, bringing the total settlement proceeds to approximately $31.2 million. FSA asserted that, under the terms of an intercreditor agreement, it was entitled to receive the settlement proceeds otherwise payable to the Company. The U.S. Bankruptcy Court for the Southern District of Florida ruled in favor of the Company in April 1994 and the Company used $25.0 million of the settlement proceeds to retire certain senior secured notes. FSA appealed to the District Court, which affirmed the Bankruptcy Court's ruling. On May 12, 1995, the Company used the remaining proceeds plus accrued interest to prepay senior secured notes. On May 23, 1995, FSA filed a notice of appeal with the U.S. Court of Appeals for the 11th Circuit. See "Risk Factors -- Risks Associated with Rose and Cohen Settlement."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       OF THE COMPANY AND ITS PREDECESSOR


     The Company is the successor in interest to the Company's predecessor, PMI, which emerged from chapter 11 reorganization on the Effective Date, July 31, 1992. PMI had filed for protection under chapter 11 of the United States Bankruptcy Code in September 1990. The Company implemented "fresh start" reporting pursuant to the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" of the American Institute of Certified Public Accountants, as of the Effective Date. Accordingly, the consolidated financial statements of the Company are not comparable in all material respects to any such financial statement as of any date or for any period prior to the Effective Date. Subsequent to the Effective Date, the Company changed its fiscal year end from June 30 to December 31. The table below presents selected consolidated financial data derived from: (i) the Company's historical financial statements for the years ended December 31, 1993 and 1994 and each of the nine months ended September 30, 1994 and 1995, (ii) the Company's historical financial statements as of and for the five-month period ended December 31, 1992, (iii) the Company's "fresh start" balance sheet as of the Effective Date, and (iv) the historical consolidated financial statements of PMI for the one month ended July 31, 1992 and for the years ended June 30, 1990, 1991 and 1992. This data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.


                             PRE-REORGANIZATION                                        POST-REORGANIZTION
                ---------------------------------------------   -----------------------------------------------------------------
                                                     FOR THE                AS OF AND                          AS OF AND FOR THE
                                                       ONE                   FOR THE        AS OF AND FOR             NINE
                   AS OF AND FOR THE YEAR ENDED       MONTH                FIVE MONTHS     THE YEAR ENDED         MONTHS ENDED
                             JUNE 30,                 ENDED      AS OF        ENDED         DECEMBER 31,         SEPTEMBER 30,
                ----------------------------------   JULY 31,   JULY 31,    DEC. 31,     -------------------   ------------------
                1990(1)(2)    1991(1)     1992(1)    1992(1)    1992(1)       1992         1993       1994      1994       1995
                ----------   ---------   ---------   --------   --------   -----------   --------   --------   -------   --------
                               (IN THOUSANDS)                                  (IN THOUSANDS)
Statement of
 Operations
 data:
  Total
   revenues...  $ 277,239    $ 205,699   $ 134,190   $  8,793         --    $  41,334    $108,860   $134,303   $97,336   $152,643
  Valuation
    writedowns
    and
    reserves..   (240,855 )    (59,149)    (62,123)   (13,000)        --           --          --         --        --         --
Reorganization
    items.....         --     (181,655)    (23,194)     1,796         --           --          --         --        --         --
  Other income
  (expense)...         --           --          --         --         --           --       3,809      9,089     7,463       (773)
  Income
    (loss)
    from
    continuing
    operations
    before
 extraordinary
   items(3)...   (280,387 )   (246,110)    (71,965)   (10,274)        --        1,393       8,175     18,258    13,826     13,183
 Extraordinary
   items-gains
    on
    discharge
    of
  indebtedness
    (net of
    income
    taxes)....         --           --          --    249,600         --           --       3,989        172       172         73
  Net income
    (loss)....   (267,075 )   (227,188)    (71,965)   239,326         --        1,393      12,164     18,430    13,998     13,256
Balance sheet
  data:
  Total
    assets....  $ 934,116    $ 679,916   $ 554,118         --   $468,650    $ 403,314    $410,685   $434,932             $568,477
  Long-term
    debt, net
    of current
    portion...    368,925        2,851       8,921         --    204,438      192,913     168,618    178,545              289,102
 Stockholders'
    equity
    (deficiency)...    66,681  (157,327)  (229,292)        --    135,600      137,782     171,364    204,065              225,123

---------------
(1) PMI filed for chapter 11 bankruptcy protection on September 18, 1990, at which time it owned or managed 141 hotels. During its approximately two-year reorganization, PMI restructured its assets, operations and capital structure. On the Effective Date, the Company emerged from chapter 11 reorganization with 75 Owned or Managed Hotels, $135.6 million of stockholders' equity and $266.4 million of total debt.

(2) PMI effectively discontinued the operations of its franchise segment on July 1, 1990 with the sales of the Howard Johnson, Ramada and Rodeway franchise businesses in July, 1990.

(3) Approximately $2.3 million, $28.0 million and $25.3 million of contractual interest expense during the one month ended July 31, 1992 and for the fiscal years ended June 30, 1992 and 1991, respectively, was not accrued and was not paid due to the chapter 11 proceeding.

                                    BUSINESS

THE COMPANY

     Prime is a leading hotel owner/operator with a portfolio of 93 hotels totaling 13,433 rooms. Located primarily in secondary markets in 22 states and the U.S. Virgin Islands, Prime's hotels operate either under franchise agreements with hotel brands such as Marriott, Radisson, Sheraton, Holiday Inn, Ramada and Howard Johnson, or under the Company's proprietary brand names, AmeriSuites and Wellesley Inns. The Company owns or leases 57 hotels and manages 36 hotels for third parties. Prime holds financial interests in the form of mortgages on or profit participations in 16 of the Managed Hotels. In total, the Company has equity or financial interests in 73 hotels containing 10,815 rooms.

     The Company operates in three major lodging industry segments: full-service, all-suites and limited-service. Approximately 50% of Prime's hotel rooms are in full-service hotels. The Company's 19 AmeriSuites hotels, which comprise approximately 17% of the Company's hotel rooms, are mid-priced, all-suites hotels, situated near office parks and travel destinations in the Southern and Central United States. The Company is expanding its operation of AmeriSuites hotels and expects to have at least 40 AmeriSuites hotels in operation by the end of 1996. Prime competes in the limited-service segment, which comprises approximately 33% of its hotel rooms, primarily through its economically priced Wellesley Inns, which are located in Florida, the Middle Atlantic and the Northeast.

     As a leading owner/operator of hotels, Prime believes that it is well positioned to benefit from the continuing strong performance of the lodging industry. Industry improvements in recent years have been driven by a favorable supply/demand imbalance resulting primarily from increased economic activity and the sharp decline in the growth of the supply of new hotel rooms since 1991. Demand growth exceeded new supply growth during each year in the period from 1991 to 1994, and in 1995 demand growth is expected to exceed supply growth by 1.8%, as reported by Smith Travel Research. This trend has resulted in an increase in industry-wide occupancy levels from 60.9% in 1991 to an anticipated 66.4% for 1995. Higher occupancy levels have allowed the industry to increase rates. The industry-wide ADR is anticipated to increase in 1995 by 4.2% over 1994 levels. REVPAR, which measures the combined impact of rate and occupancy, is anticipated to increase by 6.1% for 1995. Because of the operating leverage inherent in the lodging industry, increases in REVPAR have had a major impact on hotel operating performance, with industry pretax profits growing from breakeven levels in 1992 to approximately $4.6 billion in 1994, as estimated by Smith Travel Research.

     Prime intends to continue to capitalize on its strengths and improve its position in the lodging industry through the implementation of the following charges:

     Hotel Equity Ownership. Prime is fundamentally committed to hotel equity ownership, which it believes assures consistent high quality standards at its hotels. Significant elements of Prime's ownership strategy are strong in-house hotel management and control of its proprietary brands, both of which have contributed to improved hotel operating performance. Reflecting Prime's operating strengths, the Company's hotels generated average operating profit margins that exceeded comparable industry averages for 1994, as reported by industry sources, by approximately 19% for full-service hotels, 8% for all-suites hotels and 2% for limited-service hotels.

     Enhance Operating Performance at Existing Hotels. The Company's strategy for improving results at its existing hotels includes using sophisticated operating, marketing and financial systems and capitalizing on the operating leverage inherent in the lodging industry. Implementation of the Company's strategy, together with positive industry trends, has produced improved performance in recent years. Exemplifying the Company's operating leverage, for the nine months ended September 30, 1995, REVPAR increased 9.7% while net operating income increased 15.3%, as compared to the prior period, for Company-owned comparable hotels, which are hotels that have been open for each of the nine months ended September 30, 1995 and 1994. The Company expects further improvement for the lodging sector and continued improvement in the performance of its existing hotels.

     Opportunistic Acquisition of Full-Service Hotels. The Company seeks to capitalize on its strength as a hotel owner/operator by continuing to pursue the acquisition of hotels, particularly in the upscale, full-service segment. In 1994 the Company acquired four full-service hotels with approximately 1,000 rooms and, to date in 1995, the Company has acquired seven hotels with approximately 1,000 rooms. With a continued industry outlook for limited new room supply, steady demand growth and acquisition prices generally at discounts to replacement cost, Prime believes that hotel acquisitions will continue to provide growth opportunities.

     Expand AmeriSuites All-Suites Hotel Brand. Prime is committed to expanding its AmeriSuites all-suites hotel brand. The Company believes that its AmeriSuites brand is well-positioned within the rapidly-growing all-suites segment, providing an excellent guest experience and offering desirable suite accommodations and other amenities at mid-scale prices. In the all-suites segment, demand growth has exceeded new supply growth in the period from 1991 to 1994 by a compound annual rate of 4.6%, which is approximately twice the rate by which demand growth exceeded supply for the lodging industry as a whole. The operating performance of the AmeriSuites hotels is benefiting from this favorable trend. For the eight owned AmeriSuites hotels which were open for each of the nine months ended September 30, 1995 and 1994, REVPAR increased by 12.1% during the nine months ended September 30, 1995, resulting in a 15.9% increase, for the comparable period, in net operating income.


     In addition to the 19 existing AmeriSuites hotels located in 13 states, the Company has an additional 8 AmeriSuites hotels under construction and 15 AmeriSuites sites under contract. The Company plans to have at least 40 AmeriSuites hotels in operation by the end of 1996. The Company believes that AmeriSuites provide attractive economic returns due to their low cost of approximately $50,000 to $55,000 per room, a construction period of approximately seven to nine months and a low operating cost structure. The Company's AmeriSuites have generally achieved positive net operating income within 12 months after opening.


     The Company believes it has the financial ability to execute its growth and hotel acquisition strategy. The net proceeds of this Offering are estimated to be approximately $115.9 million, of which approximately $54.7 million is expected to be used to repay outstanding debt. In addition, the Company had cash and cash equivalents and marketable securities totaling approximately $60.1 million as of September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company is the successor in interest to PMI. PMI restructured its operations and capital structure pursuant to a bankruptcy reorganization completed on July 31, 1992. Under its restructuring, PMI recruited new management and directors, reduced its liabilities by $448.8 million, revalued its assets to reflect fair market value and eliminated unprofitable contract commitments. During the period from July 31, 1992 through December 31, 1994, the Company further reduced its debt by $82.6 million from $266.4 million to $183.8 million, and reduced its portfolio of notes receivable through cash collections and collateral recoveries by $143.4 million from $226.6 million to $83.2 million. In the process, the Company increased its investment in hotel fixed assets by $138.9 million from $160.4 million to $299.3 million, and increased stockholders' equity by $68.5 million from $135.6 million to $204.1 million. With a strengthened balance sheet, a diminished note receivable portfolio and a significantly increased base of Owned Hotels, the Company believes that it is well positioned to implement its growth strategy.

LODGING INDUSTRY

     Lodging industry analysts expect further improvement for the lodging sector. The primary reasons contributing to continued growth include:

          - Overall supply growth is expected to remain modest in 1996 as replacement costs continue to exceed acquisition prices and the availability of construction financing remains limited.

          - Room demand growth is expected to continue due to continued economic growth, expected increases in leisure and international travel and favorable demographics.


          - Higher occupancy rates have provided the industry with pricing power as evidenced by the 4.2% anticipated increase in ADR in 1995, which has outpaced the growth in the consumer price index.

     The following table was compiled from industry operating data as reported by Smith Travel Research and highlights industry data for the United States and the regions in which most of the Company's hotels are located: the Middle Atlantic region, which is comprised of New Jersey, New York and Pennsylvania; and the South Atlantic region, which is comprised of Florida, Georgia, South Carolina, North Carolina, Virginia, West Virginia, Maryland and Delaware. The table also includes operating data concerning the three price levels (of the five price levels classified by Smith Travel Research) in which the Company competes: upscale, mid-price and economy. REVPAR data was calculated by the Company based on occupancy and ADR data supplied by Smith Travel Research.



                                                                       % CHANGE IN:
                          ------------------------------------------------------------------------------------------------------
                                    ROOM SUPPLY                        ROOM DEMAND                           REVPAR
                          --------------------------------   --------------------------------   --------------------------------
                                             NINE MONTHS                        NINE MONTHS                        NINE MONTHS
                                                ENDED                              ENDED                              ENDED
                                            SEPTEMBER 30,                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 1995                               1995                               1995
                                            V. NINE MONTHS                     V. NINE MONTHS                     V. NINE MONTHS
                                                ENDED                              ENDED                              ENDED
                          1993V.   1994V.   SEPTEMBER 30,    1993V.   1994V.   SEPTEMBER 30,    1993V.   1994V.   SEPTEMBER 30,
                           1992     1993         1994         1992     1993         1994         1992     1993         1994
                          ------   ------   --------------   ------   ------   --------------   ------   ------   --------------
United States...........    1.0%     1.4%         1.5%         4.0%     4.7%         3.0%         4.8 %    7.3%         6.1%
BY REGION:
Middle Atlantic.........    0.6      0.4          1.0          4.8      4.0          1.1          6.3     10.5          4.8
South Atlantic..........    0.7      1.1          1.3          4.1      3.2          3.7          4.1      4.9          6.7
BY SERVICE
  (PRICE LEVEL):
Upscale.................    0.9      2.0          1.6          2.9      3.8          2.2          1.7      5.0          4.2
Mid-Price...............    1.4      2.0          2.4          2.9      4.2          3.9          3.5      5.5          6.1
Economy.................    0.8      1.1          1.8          1.6      2.6          3.3         (2.7 )    5.0          6.5


PRIME'S LODGING OPERATIONS

     The following table sets forth information with respect to the Owned and Managed Hotels as of November 30, 1995:

                                                        MANAGED WITH
                                                         FINANCIAL
                                     OWNED(1)           INTEREST(2)         OTHER MANAGED             TOTAL
                                 ----------------     ----------------     ----------------     -----------------
                                 HOTELS     ROOMS     HOTELS     ROOMS     HOTELS     ROOMS     HOTELS     ROOMS
                                 ------     -----     ------     -----     ------     -----     ------     ------
Full-Service:
    Marriott...................     1        517         0          0         1        525         2        1,042
    Radisson...................     1        272         1        204         1        192         3          668
    Sheraton...................     4        944         0          0         0          0         4          944
    Holiday Inn................     3        602         4        810         0          0         7        1,412
    Ramada.....................     8       1,214        3        672         2        276        13        2,162
    Howard Johnson.............     0          0         2        326         1        115         3          441
    Independent................     1        149         0          0         0          0         1          149
                                   --                   --                   --                   --
                                            -----                -----                -----                ------
         Total Full-Service....    18       3,698       10       2,012        5       1,108       33        6,818
All-Suites:
    AmeriSuites(3).............    19       2,319        0          0         0          0        19        2,319
Limited-Service:
    Wellesley Inn..............    14       1,505        5        478        11       1,030       30        3,013
    Howard Johnson.............     5        514         1        149         2        285         8          948
    Other......................     1        140         0          0         2        205         3          345
                                   --                   --                   --                   --
                                            -----                -----                -----                ------
         Total
           Limited-Service.....    20       2,159        6        627        15       1,520       41        4,306
             Total.............    57       8,176       16       2,639       20       2,628       93       13,443
                                   ==       =====       ==       =====       ==       =====       ==       ======

---------------
(1) Of the 57 Owned Hotels, nine are leased. The leases covering the Company's leased hotels provide for fixed lease rents and, in most instances, additional percentage rents based on a percentage of room revenues. The leases also generally require the Company to pay the cost of repairs, insurance and real estate taxes. In addition, some of the Company's Owned Hotels are located on land subject to long-term leases, generally for terms in excess of the depreciable lives of the improvements. None of the Company's leased assets will constitute Collateral.

(2) Sixteen Managed Hotels in which the Company holds a mortgage or profit participation on the property.

(3) Includes the four Bradbury Suites hotels which the Company expects to convert to AmeriSuites in the fourth quarter of 1995.


     The following table sets forth the location of the Company's hotels as of November 30, 1995:


                                                              MANAGED WITH
                                                               FINANCIAL
                                             OWNED              INTEREST         OTHER MANAGED         TOTAL
                                         --------------   --------------------   --------------   ---------------
                                         HOTELS   ROOMS      HOTELS      ROOMS   HOTELS   ROOMS   HOTELS   ROOMS
                                         ------   -----   ------------   -----   ------   -----   ------   ------
Arizona................................     1       118        --           --     --        --      1        118
Arkansas...............................     1       130        --           --     --        --      1        130
California.............................    --        --        --           --      1        96      1         96
Connecticut............................     4       589        --           --     --        --      4        589
Delaware...............................     1       142        --           --     --        --      1        142
Florida................................    14     1,529         3          395      5       527     22      2,451
Georgia................................     3       351        --           --      1       189      4        540
Illinois...............................     1       113        --           --     --        --      1        113
Indiana................................     1       126        --           --     --        --      1        126
Kansas.................................     1       126        --           --     --        --      1        126
Kentucky...............................     1       123        --           --     --        --      1        123
Maryland...............................    --        --        --           --      2       609      2        609
Nevada.................................     2       350        --           --     --        --      2        350
New Jersey.............................    12     1,948         9        1,782      4       558     25      4,288
New York...............................     3       481         1           99      4       361      8        941
North Carolina.........................     1       126        --           --     --        --      1        126
Ohio...................................     3       380        --           --     --        --      3        380
Oregon.................................     1       161        --           --     --        --      1        161
Pennsylvania...........................     1       272         3          363      1        90      5        725
South Carolina.........................     1       111        --           --     --        --      1        111
Tennessee..............................     2       251        --           --     --        --      2        251
US Virgin Islands......................     1       517        --           --     --        --      1        517
Virginia...............................     2       232        --           --      2       198      4        430
                                           --     -----        --        -----     --     -----     --     ------
         Total.........................    57     8,176        16        2,639     20     2,628     93     13,443

     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, operating data for the 92 hotels in the Company's portfolio as of September 30, 1995. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of seven Owned Hotels that were managed by the Company prior to their acquisition by the Company during the period are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                                     MANAGED WITH
                              OWNED               FINANCIAL INTEREST            OTHER MANAGED                  TOTAL
                    -------------------------  -------------------------  -------------------------  -------------------------
                     HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS
                    ---------          ------  ---------          ------  ---------          ------  ---------          ------
1990...............     34             5,169      15              2,395       17             2,228       66              9,792
1991...............     35             5,299      16              2,639       17             2,228       68             10,166
1992...............     38             5,647      16              2,639       17             2,228       71             10,514
1993...............     42             6,136      16              2,639       18             2,343       76             11,118
1994...............     49             7,202      16              2,639       20             2,628       85             12,469
*1994..............     46             6,598      16              2,639       20             2,628       82             11,865
*1995..............     56             8,050      16              2,639       20             2,628       92             13,317

                    OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR
                    ---------  ------  ------  ---------  ------  ------  ---------  ------  ------  ---------  ------  ------
1990...............    64.4%   $68.55 $44.12      72.8%   $59.65 $43.42      68.2%   $59.77 $40.78      67.5%   $63.88 $43.14
1991...............    64.1     63.93  40.96      65.4     58.53  38.28      65.7     59.79  39.31      64.8     61.61  39.91
1992...............    65.6     64.54  42.34      71.5     60.06  42.92      69.3     59.52  41.24      67.9     62.23  42.26
1993...............    69.4     66.50  46.14      73.1     61.78  45.18      72.5     60.19  43.61      71.0     63.96  45.38
1994...............    68.1     69.02  46.97      72.4     65.89  47.68      72.1     61.88  44.60      69.9     66.64  46.60
*1994..............    69.3     69.25  47.98      73.0     65.51  47.80      73.3     61.74  45.27      71.1     66.61  47.33
*1995..............    69.8     73.11  51.06      74.0     67.74  50.10      73.5     65.61  48.24      71.5     70.34  50.28

---------------
* Through September 30.

  Full-Service Hotels

     The Company currently operates 33 full-service hotels under franchise agreements with Marriott, Radisson, Sheraton, Holiday Inn (including Crowne Plaza), Ramada and Howard Johnson. The full-service hotels are concentrated in the Northeast region of the United States. The hotels are generally positioned along major highways within close proximity to corporate headquarters, office parks, airports, convention or trade centers and other major facilities. The customer base for full-service hotels consists primarily of business travelers and tourists. Consequently, the Company's sales force markets to companies which have a significant number of employees traveling in the Company's operating regions who consistently produce a high volume demand for hotel room nights. In addition, the Company's sales force actively markets meeting and banquet services to groups and individuals for seminars, business meetings, holiday parties and weddings.

     The Company owns and operates one resort hotel, the Frenchman's Reef in St. Thomas, U.S. Virgin Islands. The Frenchman's Reef is a 517-room resort hotel which includes a 421-room eight-story building and 96 rooms in the adjacent Morningstar Beach Resort. The Frenchman's Reef has seven restaurants, extensive convention facilities, complete sports and beach facilities and a self-contained total energy and desalinization system. Certain of these facilities were damaged in the September 1995 hurricane described in the following paragraph. The Frenchman's Reef is marketed directly through its own sales force in New York City and at the hotel, and through the Marriott reservation system. The Frenchman's Reef markets primarily to tour groups, corporate meetings, conventions and individual vacationers.

     In September 1995, the Frenchman's Reef suffered damage when Hurricane Marilyn struck the U.S. Virgin Islands. Due to extensive property and business interruption insurance, the Company believes that its capital resources will be impacted only to the extent of its insurance deductibles, which the Company estimates at $2.2 million. The majority of damaged rooms at the Frenchman's Reef have been repaired on an interim basis and approximately 95% of the rooms are currently available for occupancy. The Company anticipates that extensive renovation at the Frenchman's Reef in 1996 will reduce the number of rooms available for occupancy. Such reduction in rooms available and related revenue will be a component of the Company's claim under its business interruption insurance. The Company is engaged in discussions with its insurance carrier regarding the amount of insurance proceeds to be paid and is assessing the extent of further refurbishments required at the Frenchman's Reef.

     The full-service hotels generally have between 150 and 300 rooms, pool, restaurant, lounge, banquet and meeting facilities. Other amenities include fitness rooms, room service, remote-control cable television and facsimile services. In order to enhance guest satisfaction, the Company has recently introduced or expanded theme concept lounges such as sports bars, fifties clubs and country and western bars in a number of its hotels. In recent years, the Company has received recognition from various franchisors and associations for its hotel quality and service.

     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, operating data for the 33 full-service hotels in the Company's portfolio as of September 30, 1995. Operating data for the hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of six Owned Hotels that were managed by the Company prior to their acquisition by the Company during the five-year period are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                                     MANAGED WITH
                              OWNED               FINANCIAL INTEREST            OTHER MANAGED                  TOTAL
                    -------------------------  -------------------------  -------------------------  -------------------------
                     HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS
                    ---------          ------  ---------          ------  ---------          ------  ---------          ------
1990...............     16             3,194       9              1,768        4               993       29             5,955
1991...............     16             3,194      10              2,012        4               993       30             6,199
1992...............     16             3,194      10              2,012        4               993       30             6,199
1993...............     16             3,194      10              2,012        5             1,108       31             6,314
1994...............     17             3,549      10              2,012        5             1,108       32             6,669
*1994..............     16             3,194      10              2,012        5             1,108       31             6,314
*1995..............     18             3,698      10              2,012        5             1,108       33             6,818

                    OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR
                    ---------  ------  ------  ---------  ------  ------  ---------  ------  ------  ---------  ------  ------
1990...............    62.5%   $80.85  $50.53     71.7%   $63.87  $45.81     60.5%   $84.77  $51.27     65.1%   $75.55  $49.16
1991...............    62.1     76.08   47.23     63.8     61.88   39.50     61.5     82.44   50.74     62.5     72.55   45.37
1992...............    63.0     78.16   49.23     71.2     63.24   45.02     66.2     82.83   54.81     66.2     73.63   48.72
1993...............    68.0     81.87   55.63     72.6     65.22   47.35     67.2     84.09   56.47     69.3     76.51   53.06
1994...............    66.2     87.22   57.76     72.5     70.00   50.73     69.3     86.69   60.08     68.8     81.28   55.90
*1994..............    67.4     87.34   58.91     73.0     69.59   50.77     70.7     86.05   60.86     69.8     81.09   56.61
*1995..............    66.4     91.33   60.64     74.8     71.70   53.63     71.1     90.73   64.47     69.7     84.89   59.17

---------------

* Through September 30.

     The Company believes opportunities exist for acquisitions of full-service hotels at attractive multiples of cash flow or at significant discounts to replacement values. During 1994, the Company acquired the 183-room Ramada Inn in Clifton, New Jersey, the 272-room Ramada Inn in Trevose, Pennsylvania, which the Company has since converted to a Radisson, the 355-room Sheraton in Hasbrouck Heights, New Jersey and the 225-room Sheraton hotel in Mahwah, New Jersey. In addition, the Company obtained ownership of the 517-room Frenchman's Reef hotel through a note receivable settlement in 1994. The Company does not anticipate the acquisition of other resort hotels. The Company has continued its acquisition program in 1995 with the acquisition of the 240-room Princeton Ramada Inn in New Jersey, which the Company has since converted to a Holiday Inn, and the 149-room St. Tropez Hotel and Shopping Center in Las Vegas, Nevada.

With a continued outlook for limited new room supply, steady demand growth and acquisition prices at discounts to replacement cost in the full-service segment, Prime believes that the acquisition of full-service hotels will continue to provide significant growth opportunities.

     The majority of the Company's repositioning efforts have been performed at the full-service hotels. Since 1993, the Company successfully completed the repositioning of ten of its full-service hotels which included changing the franchise affiliations of five such hotels. The Company is in the process of repositioning the Hasbrouck Heights Sheraton.

  All-Suites Hotels


     The Company currently owns 19 AmeriSuites hotels, including the four Bradbury Suites hotels which the Company expects to convert to AmeriSuites in the fourth quarter of 1995. AmeriSuites are positioned in the all-suites segment of the lodging industry. AmeriSuites hotels offer guests an attractively designed suite unit with a complimentary continental breakfast in a spacious lobby cafe, remote-control cable television and facsimile/computer service. AmeriSuites is a limited service concept which offers group meeting space, but does not include restaurant or lounge facilities. AmeriSuites attract customers who typically stay in mid-market limited-service and full-service hotels principally because of the quality of the guest suites, which offer distinct living, sleeping and kitchen areas. AmeriSuites contain approximately 125 suites and two to four meeting rooms. AmeriSuites are primarily located near corporate office parks and travel destinations in the Southern and Central parts of the United States. The target customer is primarily the business traveler with an average length of stay of two to three nights. AmeriSuites are marketed on a local level primarily through direct sales and use the ShoLodge reservation system.


     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, certain data with respect to AmeriSuites hotels owned by the Company. Operating data for the hotels built during the period are presented from the dates such hotels commenced operations.

                                       HOTELS     ROOMS     OCCUPANCY      ADR       REVPAR
                                       ------     -----     ---------     ------     ------
        1990.........................     3        367         37.9%      $60.23     $22.81
        1991.........................     4        497         48.5        55.33     26.83
        1992.........................     6        749         59.9        54.99     32.97
        1993.........................     8        993         64.1        56.21     36.01
        1994.........................    12       1,494        65.9        59.90     39.50
        *1994........................    10       1,245        69.0        59.72     41.21
        *1995........................    18       2,193        70.2        65.78     46.17

        -----------------------
        *Through September 30.

     The Company believes that the all-suites segment will continue to be a high growth segment of the industry. In the all-suites segment, demand growth has exceeded new supply growth in the period 1991 to 1994 by a compound annual rate of 4.6%, which is approximately twice the rate by which demand growth exceeded supply for the lodging industry as a whole. The operating performance of the AmeriSuites hotels is benefitting from this favorable trend. For the eight owned AmeriSuites hotels which were open for each of the nine months ended September 30, 1995 and 1994, REVPAR increased by 12.1% during the nine months ended September 30, 1995, resulting in a 15.9% increase, for the comparable period, in net operating income.


     The Company plans to develop the AmeriSuites brand primarily through new construction. Fifteen of the 19 AmeriSuites were constructed within the past five years. The Company believes that AmeriSuites provide attractive economic returns due to their low cost of approximately $50,000 to $55,000 per room, a construction period of approximately seven to nine months and a low cost structure. The Company's AmeriSuites have generally achieved positive net operating income within 12 months after opening. The Company plans to have at least 40 AmeriSuites hotels in operation by the end of 1996. In 1995, AmeriSuites hotels were opened in Atlanta and Greensboro bringing the number of AmeriSuites owned and operated by the Company to 15. In addition, the Company purchased four Bradbury Suites hotels which the Company expects to convert to AmeriSuites in the fourth quarter of 1995. The Company took advantage of an attractive opportunity to acquire the four Bradbury Suites, which had been constructed with a very similar room layout to the AmeriSuites model and could therefore be easily converted. The Company currently has 8 AmeriSuites hotels under construction and 15 additional AmeriSuites sites under contract and scheduled for the commencement of development in early 1996.


     In March 1995 the Company purchased an AmeriSuites hotel in Richmond, Virginia and ShoLodge Inc.'s option to acquire a 50% interest in 11 of the Company's 12 AmeriSuites hotels. As a result of the transaction, the Company now manages these 12 AmeriSuites hotels.

  Limited-Service Hotels

     The Company's limited service hotels consist of 30 Wellesley Inns and 11 other hotels operated under franchise agreements primarily with Howard Johnson. Of the Company's 30 Wellesley Inns, 16 are located in Florida and the remainder in the Middle Atlantic and Northeast United States. The Company owns and operates 14 Wellesley Inns and manages 16 Wellesley Inns for independent owners. Of the Company-owned Wellesley Inns, ten are located in Florida and four are located in the Middle Atlantic and the Northeast. The Company has developed separate strategies for the Wellesley Inns located in Florida and the Wellesley Inns outside of Florida. In Florida, where the population has grown rapidly and development opportunities continue to exist, the Company has built a geographically concentrated group of Wellesley Inns, thereby developing brand name recognition in Florida. In 1994, the comparable Florida Wellesley Inns average occupancy was approximately 84.7% and gross operating profits averaged 52% of hotel revenues. The prototypical Florida Wellesley Inn has 105 rooms and is distinguished by its classic stucco exterior, spacious lobby and amenities such as continental breakfast, remote control cable television and facsimile services. The Florida properties are operated through the Company's Florida regional office. Marketing efforts rely heavily on direct marketing and billboard advertising. In the Middle Atlantic and Northeast where the Company believes new development opportunities are limited, the Company has focused on building the Wellesley Inns system through acquisition and conversion of existing properties. In 1994, the comparable Wellesley Inns outside of Florida had an average occupancy of 71.1% and average gross operating profits of 47%.


     As a result of the Company's focus on its AmeriSuites and full-service hotels, the Company is exploring the sale of its 14 owned Wellesley Inns and the Wellesley Inn trade name at a purchase price that justifies the disposition of these properties.


     The Company's other limited-service hotels have an average of between 100 and 120 rooms and offer complimentary continental breakfast, remote control cable television, pool facilities and facsimile services, generally with restaurant facilities within a short distance of the hotel. They are designed to appeal primarily to business travelers.

     The following table sets forth for the five years ended December 31, 1994 and the nine months ended September 30, 1994 and 1995, operating data for the 41 limited-service hotels in the Company's portfolio as of September 30, 1995. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels.

                                                     MANAGED WITH
                              OWNED               FINANCIAL INTEREST            OTHER MANAGED                  TOTAL
                    -------------------------  -------------------------  -------------------------  -------------------------
                     HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS    HOTELS            ROOMS
                    ---------          ------  ---------          ------  ---------          ------  ---------          ------
1990...............     15             1,608       6                627       13             1,235       34             3,470
1991...............     15             1,608       6                627       13             1,235       34             3,470
1992...............     16             1,704       6                627       13             1,235       35             3,566
1993...............     18             1,949       6                627       13             1,235       37             3,811
1994...............     20             2,159       6                627       15             1,520       41             4,306
*1994..............     20             2,159       6                627       15             1,520       41             4,306
*1995..............     20             2,159       6                627       15             1,520       41             4,306

                    OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR  OCCUPANCY   ADR    REVPAR
                    ---------  ------  ------  ---------  ------  ------  ---------  ------  ------  ---------  ------  ------
1990...............    71.7%   $45.82  $32.87     76.0%   $48.03  $36.49     74.2%   $43.97  $32.65     73.5%   $45.55  $33.49
1991...............    71.9     44.03   31.66     70.2     49.17   34.54     69.1     43.68   30.18     70.6     44.83   31.65
1992...............    73.2     44.12   32.31     72.4     49.71   36.01     71.8     42.29   30.35     72.6     44.48   32.28
1993...............    74.7     45.16   33.72     74.8     50.80   38.02     76.8     43.20   33.16     75.4     45.45   34.27
1994...............    72.2     47.26   34.12     72.0     52.26   37.61     74.1     44.94   33.30     72.9     47.14   34.35
*1994..............    72.4     47.39   34.32     73.0     52.04   38.00     75.2     45.06   33.90     73.5     47.22   34.72
*1995..............    75.3     51.82   39.01     71.3     54.39   38.78     75.3     48.31   36.39     74.7     50.93   38.05

---------------
* Through September 30.

     The majority of the Florida Wellesley Inns were constructed within the past five years. The Company historically has constructed these properties at a cost of approximately $40,000 per room and a construction period of approximately seven to nine months. Florida Wellesley Inns have a low cost structure and have had rapid stabilization periods generally within six to twelve months of opening. During 1994, the Company completed construction of Wellesley Inns in Fort Lauderdale and Lakeland, Florida and converted a Howard Johnson's hotel in Penns Grove, New Jersey to a Wellesley Inn.

REFURBISHMENT PROGRAM

     The Company continuously refurbishes its Owned Hotels in order to maintain consistent quality standards. The Company generally spends approximately 4% to 6% of hotel revenue on capital improvements at its Owned Hotels and typically refurbishes each hotel approximately every five years. The Company believes that its Owned Hotels are in generally good physical condition, with over half of the Owned Hotels being five years old or less. The Company recommends the refurbishment and repair projects on its Managed Hotels although spending amounts vary based on the financial strength of the hotel and its owner and the significance of the Company's interest as a mortgagee.

     In addition to making normal capital improvements, the Company reviews on an on-going basis each hotel's competitive position in the local market in order to decide the types of product that will best meet the market's demand characteristics. During the past two years, the Company has implemented a program of repositioning its Owned Hotels. Repositioning a hotel generally requires renovation and refurbishment of the exterior and interior of the building and may result in a change of brand name. In 1993 and 1994, the Company spent $2.8 million and $8.9 million, respectively, on the repositioning of 12 of its Owned Hotels, which included changing the franchise affiliation of six of such hotels. While the major refurbishment efforts at the Company's existing hotels have substantially been completed, the Company's future refurbishment spending will focus on newly acquired hotels. For the nine months ended September 30, 1995, the Company has spent approximately $8.4 million to reposition or refurbish recently acquired hotels.

MORTGAGES AND NOTES RECEIVABLE

     As of September 30, 1995, mortgages and notes receivable totaled $79.4 million (including current portion) and consisted of an aggregate principal amount of $57.3 million of mortgages and notes secured by Managed Hotels and hotels that are leased by the Company from third parties and $22.1 million of other mortgages and notes secured primarily by other hotels. The Company has pursued a strategy of converting its mortgage and notes receivable into cash or operating hotel assets. Since July 31, 1992, the Company has received $100.7 million in cash and added seven operating hotel assets through note settlements and lease terminations. The Company will continue to pursue settlements with mortgage and note obligors and will utilize the cash for debt repayments or for general corporate purposes. For the nine months ended September 30, 1995, the Company has received $13.1 million in cash in settlements of notes receivable resulting in gains of $822,000. In May 1995, the Company obtained control of the 240-room Princeton Holiday Inn by converting its $2.7 million mortgage note receivable into a long-term leasehold position and assuming $1.5 million of debt. The hotel was recently repositioned to a Holiday Inn from a Ramada Inn.


     The Company's mortgage notes secured by hotel properties consist primarily of notes with a book value of $43.1 million secured by mortgages on nine Managed Hotels. These notes currently bear interest at rates ranging from 8.5% to 13.5% per annum and have various maturities through 2017. The mortgages were primarily derived from the sales of hotel properties. The Company has restructured approximately $30.0 million of these mortgages and notes to receive the majority of available cash flow and a participation in the future excess cash flow of such hotel properties. The restructurings generally include senior mandatory-payment notes and junior notes payable annually based on cash flow. The Company believes that these senior, mandatory-payment notes generally do not exceed the current realizable value of the hotels they encumber. However, the Company believes that, taken together, the restructured senior and junior mortgage notes often exceed the value of the properties they encumber. As a result, these junior notes bear many of the characteristics and risks of operating hotel equity investments.


     In addition to the mortgage positions referred to above, the Company also holds the junior, accruing or cash flow notes and other interests on other properties managed by the Company. With regard to these properties, third parties generally hold significant senior mortgages.

     In accordance with the adoption of fresh start accounting, mortgages and note receivables were recorded at their fair value as of July 31, 1992. Because there was substantial doubt at that time that the Company would recover any of the value on the junior portion of the restructured notes or its junior notes, these subordinated financial interests were assigned no value on the Company's balance sheet. For the nine months ended September 30, 1995, the Company received interest income of $1.6 million relating to these mortgages.


     In June 1995, the Company purchased $17.4 million in face amount of first mortgage notes for $12.7 million in cash. These first mortgage notes were secured by the 324-room Holiday Inn Hampton Coliseum and an adjacent 132-room Hampton Inn in Hampton, Virginia. The Company acquired the mortgage notes from a private investment partnership. The purchase of such notes was intended to provide the Company with the opportunity to acquire the underlying properties. On December 21, 1995, the Company received $12.7 million as payment in full on the first mortgage notes.


     In addition to mortgages and notes receivable, as of September 30, 1995, the Company had other assets that totaled $14.1 million, which consisted of real property not related to Owned Hotels (approximately $9.7 million of which consisted of two office buildings).

MANAGEMENT AGREEMENTS

     The Company provides hotel management services to third party hotel owners of 36 Managed Hotels including 16 Wellesley Inns for which the Company provides the brand name. Management fees are derived from the Managed Hotels based on fixed percentages of the property's total revenues and performance related incentive payments based on certain measures of hotel income. Additional fees are also generated from the rendering of specific services such as accounting services, construction services, design services and sales commissions. The Company's fixed management fee percentages range from 1.0% to 5.0% and average 3.5% of the Managed Hotel's total revenues before giving consideration to performance related incentive payments. The base and incentive fees comprised approximately 55.0%, or $3.3 million, of the total management and other fees for the nine months ended September 30, 1995. Terms of the management agreements vary but the majority are short-term and, therefore, there are risks associated with termination of these agreements.

Furthermore, management agreements may be terminated in connection with a change in ownership of the underlying hotels. Although such risks may be limited due to the Company's role as lender or provider of the Wellesley Inn brand name, 18 of the Managed Hotels, including the 16 Wellesley Inns referenced above, are highly leveraged with debt which matured on December 15, 1995 and is currently in default. There can be no assurance that such debt can be repaid or restructured by the third party hotel owners in a manner that would permit the Company to continue as manager of such properties. For the nine months ended September 30, 1995, the Company received approximately $900,000 in management and other fees with respect to these 18 Managed Hotels. The Company holds financial interests in the form of mortgages or profit participations in 16 of the 36 Managed Hotels and other interests and control rights (primarily brand control) in 13 of the remaining 20 Managed Hotels.


OPERATIONS

     As a leading domestic hotel operating company, the Company enjoys a number of operating advantages over other lodging companies. With 93 hotels covering a number of price points and broad geographic regions, the Company possesses the critical mass to support sophisticated operating, marketing and financial systems. The Company believes that its broad array of central services permits on-site hotel general managers to effectively focus on providing guest services, results in economies of scale and leads to above-market hotel profit margins. As a result of these operating strategies, the Company's hotels generated average operating profit margins that exceeded comparable industry averages for 1994, as reported by industry sources, by approximately 19% for full-service hotels, approximately 8% for all-suites hotels and approximately 2% for limited-service hotels.

     The Company's operating strategy combines operating service and guidance from its central management team, with decentralized decision-making authority delegated to each hotel's on-site management. The on-site hotel management teams focus on providing guest services and consist of a general manager and, depending on the hotel's size and market positioning, managers of sales and marketing, food and beverage, front desk services, housekeeping and engineering. The Company's operating objective is to exceed guest expectations by providing quality services and comfortable accommodations at the lowest cost consistent with each hotel's market position. On-site hotel management is responsible for efficient expense controls and uses operating standards provided by the Company. Within parameters established in the operating and capital planning process, on-site management possesses broad decision-making authority on operating issues such as guest services, marketing strategies, hiring practices and incentive programs. Each hotel's management team is empowered to take all necessary steps to ensure guest satisfaction within established guidelines. Key on-site personnel participate in an incentive program based on hotel revenues and profits.

     The central management team, located in Fairfield, New Jersey, provides four major categories of services: (i) operations management, (ii) sales and marketing management, (iii) financial reporting and control and (iv) hotel support services.

     Operations Management. Operations management consists of the development, implementation and monitoring of hotel operating standards and is provided by a network of regional operating officers who are each responsible for the operations of 10 to 15 hotels. They are supported by training, food and beverage and human resources departments, each staffed full-time by specialized professionals. The cornerstone of operations management is employee training, with a staff of professionals dedicated to training in sales, housekeeping, food service, front desk services and leadership. The Company believes these efforts increase employee effectiveness, reduce turnover and improve the level of guest services.

     The Company's cost-effective centralized management services benefit not only its existing operations but also provide additional opportunities for growth and development from acquisitions. In all of the recently acquired hotels, the Company's headquarters have assumed certain of the operational responsibilities which previously had been performed by the on-site hotel management. In addition, the Company believes it has improved operating efficiencies for each of these hotels that it has acquired.

     Sales and Marketing Management. Aggressive sales and marketing is a top operating priority. Sales and marketing management is directed by a corporate staff of 20 professionals, including regional marketing directors who are responsible for each hotel's sales and marketing strategies, and the Company's national sales group, Market Segments, Inc. ("MSI"). In cooperation with the regional marketing and organization staff, on-site sales management develops and implements short- and intermediate-term marketing plans. The Company focuses on yield management techniques, which optimize the relationship between hotel rates and occupancies and seek to maximize profitability. In addition, the Company assumes prominent roles in franchise marketing associations to obtain maximum benefit from franchise affiliations. The Company's in-house creative department creates hotel advertising materials and programs at cost-effective rates.

     Complementing regional and on-site marketing efforts, MSI's marketing team targets specific hotel room demand generators including tour operators, major national corporate accounts, athletic teams, religious groups and others with segment-specialized sales initiatives. MSI's primary objective is to book hotel rooms at the Company's hotels and its secondary objective is to market its services on a commission basis to major operators throughout the industry. Sales activities on behalf of non-affiliated hotels increase the number of hotels where bookings can be made to support marketing efforts and defray the costs of the marketing organization.

     Financial Reporting and Control. The Company's system of centralized financial reporting and control permits management to closely monitor decentralized hotel operations without the cost of financial personnel on site. Centralized accounting personnel produce detailed financial and operating reports for each hotel. Additionally, central management directs budgeting and analysis, processes payroll, handles accounts payable, manages each hotel's cash, oversees credit and collection activities and conducts on-site hotel audits.

     Hotel Support Services. The Company's hotel support services combine a number of technical functions in central, specialized management teams to attain economies of scale and minimize costs. Central management handles purchasing, directs construction and maintenance and provides design services. Technical staff teams support each hotel's information and communication systems needs. Additionally, the Company directs safety/risk management activities and provides central legal services.

FRANCHISE AGREEMENTS

     The Company enters into non-exclusive franchise licensing agreements with various franchisors, which agreements typically have a ten year term and allow the Company to benefit from franchise brand recognition and loyalty. The non-exclusive nature of the franchise agreement allows the Company the flexibility to continue to develop properties with the brands that have shown success in the past or to develop in conjunction with other brand names. This flexibility also plays an important role in the Company's repositioning strategy for continued earnings growth which emphasizes proper positioning of its properties within these respective markets to maximize their return on investment. Over the past two years, the Company has repositioned several hotels that were either owned or managed or recently acquired. These repositionings include the Portland, Oregon Crowne Plaza (formerly Howard Johnson), the Las Vegas, Nevada Crowne Plaza (formerly Howard Johnson), the Saratoga Springs, New York Sheraton (formerly Ramada Renaissance), the Fairfield, New Jersey Radisson (formerly Sheraton), the Orlando, Florida Shoney's Inn (formerly Howard Johnson), the Trevose, Pennsylvania Radisson (formerly Ramada) and the Princeton, New Jersey Holiday Inn (formerly Ramada). The Company believes its relationships with numerous nationally recognized franchisors provides significant benefits for both its existing hotel portfolio and prospective hotel acquisitions. While the Company currently enjoys good relationships with its franchisors, there can be no assurance that a desirable replacement would be available if any of the franchise agreements were to be terminated.

     The franchise agreements require the Company to pay annual fees, to maintain certain standards and to implement certain programs which require additional expenditures by the Company such as remodeling or redecorating. The payment of annual fees, which typically total 7% to 8% of room revenues, cover royalty fees and the costs of marketing and reservation services provided by the franchisors. The use of franchisor reservation systems typically result in increased occupancy. Franchise agreements, when initiated, generally provide for an initial fee in addition to annual fees payable to the franchisor.

THE COLLATERAL HOTELS
     The following is a summary of operating and financial information with respect to the 15 Collateral Hotels:

                                                  NUMBER
                                                    OF                        OPENING
                    LOCATION                      ROOMS      FRANCHISE         DATE                  HOTEL TYPE
                    --------                      ------   -------------  ---------------  ------------------------------
Atlanta Duluth, GA..............................    114    AmeriSuites    July 1990        Limited-Service All-Suites
Brentwood, TN...................................    126    AmeriSuites    April 1993       Limited-Service All-Suites
Cincinnati Blue Ash, OH.........................    128    AmeriSuites    June 1990        Limited-Service All-Suites
Cincinnati Forest Park, OH......................    126    AmeriSuites    June 1992        Limited-Service All-Suites
Columbus, OH....................................    126    AmeriSuites    May 1994         Limited-Service All-Suites
Danbury, CT.....................................    181    Ramada         January 1973     Full-Service
Flagstaff, AZ...................................    118    AmeriSuites    September 1993   Limited-Service All-Suites
Las Vegas, NV...................................    201    Crowne Plaza   July 1990        Full-Service All-Suites
Little Rock, AR.................................    130    AmeriSuites    October 1991     Limited-Service All-Suites
Meriden, CT.....................................    150    Ramada         August 1986      Full-Service
Nashville Opryland, TN..........................    125    AmeriSuites    July 1990        Limited-Service All-Suites
Overland Park, KS...............................    126    AmeriSuites    April 1994       Limited-Service All-Suites
Richmond, VA....................................    126    AmeriSuites    August 1992      Limited-Service All-Suites
St. Tropez Las Vegas, NV........................    149    Independent    December 1987    Full-Service Rooms and Suites
Tampa, FL.......................................    126    AmeriSuites    November 1994    Limited-Service All-Suites
                                                  -----
  Total.........................................  2,052

     The following table sets forth selected financial information for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1994 and 1995 with respect to the 15 Collateral Hotels. Operating data for the Collateral Hotels built during the periods presented is included from the date such hotels commenced operations.

                                                    TWELVE MONTHS       TWELVE MONTHS        NINE MONTHS          NINE MONTHS
                                                        ENDED               ENDED               ENDED                ENDED
                                                  DECEMBER 31, 1993   DECEMBER 31, 1994   SEPTEMBER 30, 1994   SEPTEMBER 30, 1995
                                                  -----------------   -----------------   ------------------   ------------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT OPERATING STATISTICS)
STATEMENT OF OPERATIONS DATA:
Operating Revenues:
  Lodging........................................      $25,533             $32,196             $ 24,126             $ 29,247
  Food and beverage..............................        3,107               3,463                2,434                2,603
                                                       -------             -------              -------              -------
        Total Revenues...........................       28,640              35,659               26,560               31,850
Costs and Expenses:
Direct hotel operating costs and expenses:
  Lodging........................................        7,702               9,202                6,787                8,022
  Food and beverage..............................        2,293               2,437                1,795                1,805
  Selling and general............................        4,100               4,944                3,641                4,337
Occupancy and other operating....................        3,822               4,119                3,108                3,697
                                                       -------             -------              -------              -------
        Total Costs and Expenses.................       17,917              20,702               15,331               17,861
                                                       -------             -------              -------              -------
EBITDA(1)........................................      $10,723             $14,957             $ 11,229             $ 13,989
                                                       =======             =======              =======              =======
OPERATING STATISTICS:
Number of rooms..................................        1,675               2,052                1,927                2,052
Available rooms..................................      571,235             675,604              494,067              560,196
Occupied rooms...................................      387,275             460,312              346,929              398,234
Occupancy %......................................         67.8%               68.1%                70.2%                71.1%
Average daily room rate (ADR)....................      $ 63.07             $ 66.72             $  66.39             $  70.15
Revenue per available room (REVPAR)..............      $ 42.76             $ 45.46             $  46.62             $  49.87

---------------

(1) EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes (if applicable) and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. EBITDA for the Collateral Hotels does not reflect any deductions for an imputed management fee to cover an allocable share of the Company's general and administrative expenses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the directors and executive officers of the Company:

            NAME              AGE                            POSITION
----------------------------  ---   -----------------------------------------------------------
David A. Simon..............  43    President, Chief Executive Officer and Chairman of the
                                    Board of Directors
John M. Elwood..............  41    Executive Vice President, Chief Financial Officer and
                                    Director
Howard M. Lorber(1).........  47    Director
Herbert Lust, II(1).........  69    Director
Jack H. Nusbaum.............  55    Director
Allen J. Ostroff(1).........  59    Director
A.F. Petrocelli(1)..........  52    Director
Paul H. Hower...............  61    Executive Vice President
Timothy E. Aho..............  52    Senior Vice President/Development
Denis W. Driscoll...........  51    Senior Vice President/Human Resources
John H. Leavitt.............  43    Senior Vice President/Sales and Marketing
Joseph Bernadino............  48    Senior Vice President, Secretary and General Counsel
Richard T. Szymanski........  38    Vice President and Corporate Controller
Douglas W. Vicari...........  36    Vice President and Treasurer

---------------
(1) Member of the Compensation and Audit Committee.

     The following is a biographical summary of the experience of the directors and executive officers of the Company:

     David A. Simon has been President, Chief Executive Officer and a Director since 1992 and Chairman of the Board of Directors of the Company since 1993. Mr. Simon was a director of PMI from 1990 to 1992. Mr. Simon was the Chief Executive Officer of PMI from 1990 to 1992.

     John M. Elwood has been a Director and Executive Vice President of the Company since 1992 and Chief Financial Officer since 1993. Mr. Elwood was the Director of Reorganization of PMI from September 1990 through the Effective Date of the PMI reorganization.


     Howard M. Lorber has been a Director and a member of the Compensation and Audit Committee since 1994. Mr. Lorber is Chairman of the Board of Directors of Nathan's Famous, Inc. and Hallman & Lorber Associates, Inc. and a director of New Valley Corporation, United Capital Corp. and Alpine Lace Brands, Inc. Mr. Lorber has been Chief Executive Officer of Hallman & Lorber Associates, Inc. for more than the past five years, President and Chief Operating Officer of New Valley Corporation since 1994 and Chief Executive Officer of Nathan's Famous, Inc. since 1993. Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties. Several of these partnerships filed for protection under the federal bankruptcy laws in 1990 and 1991.


     Herbert Lust, II has been a Director since 1992 and Chairman of the Compensation and Audit Committee of the Company since 1993. Mr. Lust was a member of the Committee of Unsecured Creditors of PMI from 1990 to 1992. Mr. Lust has been a private investor and President of Private Water Supply Inc. for more than the past five years. Mr. Lust is a director of BRT Realty Trust.

     Jack H. Nusbaum has been a Director since 1994. Mr. Nusbaum has been a senior partner and Co-Chairman of the law firm of Willkie Farr & Gallagher for more than the past five years. He also is a director of W.R. Berkley Corporation, The Topps Company, Inc., Pioneer Companies, Inc. and Signet Star Holdings, Inc.

     Allen J. Ostroff has been a Director since 1992 and a member of the Compensation and Audit Committee since 1993. Mr. Ostroff has been a Managing Director of the Prudential Realty Group, a subsidiary of The Prudential Insurance Company of America, since June 1994 and was a Senior Vice President of the Prudential Realty Group from 1990 to June 1994.


     A.F. Petrocelli has been a Director since 1992 and a member of the Compensation and Audit Committee since 1993. Mr. Petrocelli has been the Chairman of the Board of Directors and Chief Executive Officer of United Capital Corp. for more than the past five years. He is also a director of Nathan's Famous, Inc.

     Paul H. Hower has been an Executive Vice President of the Company since 1993. Mr. Hower was President of Integrity Hospitality Services from 1991 to 1993 and Vice President and Hotel Division Manager of B.F. Saul Co. from 1990 to 1991.

     Timothy E. Aho has been a Senior Vice President of the Company since 1994. Mr. Aho was a Senior Vice President of Development for Boykin Management Company from 1993 to 1994 and Vice President of Development for Interstate Hotels Corporation from 1990 to 1993.

     Denis W. Driscoll has been a Senior Vice President of the Company since 1993. Mr. Driscoll was President of Driscoll Associates, a human resources consulting organization, from 1990 to 1993.

     John H. Leavitt has been a Senior Vice President of the Company since 1992. Mr. Leavitt was a Senior Vice President of PMI from 1991 to 1992 and a Senior Vice President of Medallion Hotel corporation from 1990 to 1991.

     Joseph Bernadino has been Senior Vice President, Secretary and General Counsel of the Company since 1992. Mr. Bernadino was an Assistant Secretary and Assistant General Counsel of PMI from 1990 to 1992.

     Richard T. Szymanski has been a Vice President and Corporate Controller of the Company since 1992. Mr. Szymanski was Corporate Controller of PMI from 1990 to 1992.

     Douglas W. Vicari has been a Vice President and Treasurer of the Company since 1992 and was Vice President and Treasurer of PMI during 1992. Mr. Vicari was the Director of Budget and Financial Analysis of PMI from 1990 to 1992.

                              DESCRIPTION OF NOTES

GENERAL


     The Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). References to the "Company" in this "Description of Notes" refer only to Prime Hospitality Corp. without including any of its Subsidiaries.


     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture is being filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."


     For purposes of the Indenture, the Company's Subsidiaries are divided into two categories -- Restricted Subsidiaries, which generally are subject to the restrictive covenants set forth in the Indenture, and Unrestricted Subsidiaries, which generally are not. On the date of the Indenture, none of the Company's Subsidiaries will be designated as an Unrestricted Subsidiary. None of the Company's Restricted Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries to do so. See "-- Subsidiary Guarantees." Subsidiaries that are properly designated and maintained as Unrestricted Subsidiaries by the Company will not be required to guarantee the Notes under any circumstances and, accordingly, the Company's obligations in respect of the Notes will be effectively subordinated to the claims of the creditors of such entities.


RANKING AND SECURITY

     The Notes will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the Convertible Notes. Any future Subsidiary Guarantee will rank pari passu in right of payment with all existing and future senior Indebtedness of the applicable Guarantor and senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor. The Notes will be secured by the Collateral, as described under "-- Collateral." The Indenture will permit the Company and the Guarantors, if any, to incur certain senior Indebtedness secured by other assets not constituting Collateral under the Indenture, and any such senior secured Indebtedness will rank senior to the Notes and Subsidiary Guarantees, if any, with respect to the assets constituting the collateral in respect thereof.

     The right of the Trustee to realize upon and sell the Collateral may be impaired by applicable bankruptcy and insolvency laws if a proceeding under such laws were commenced in respect of the Company. Such laws may impose limitations or prohibitions on the exercise of rights and remedies under the Collateral Documents for a substantial or indefinite period of time. See "Risk
Factors -- Security for the Notes; Bankruptcy Considerations."

     The Trustee may appoint one or more collateral agents, who may be delegated any one or more of the duties or rights of the Trustee under the Collateral Documents or which are specified in any Collateral Documents.

PRINCIPAL, MATURITY AND INTEREST


     The Notes will be senior secured obligations of the Company, limited in
aggregate principal amount to $200,000,000, and will mature on             ,
2006. An aggregate of $120,000,000 in principal amount of Notes will be issued in the Offering contemplated by this Prospectus and an aggregate of $80,000,000 in principal amount of Notes may be issued in the future pursuant to the provisions described in the next paragraph. Interest on the Notes will accrue at
the rate of      % per annum and will be payable semi-annually
in arrears on             and             , commencing on             , 1996, to
Holders of record on the immediately preceding             and             .
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issuance Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.


     The Indenture will provide that the Company may issue additional Notes under the Indenture in an aggregate principal amount not to exceed $80.0 million (the "Additional Notes"); provided that (a) the Company would be permitted, after giving pro forma effect to any issuance of the Additional Notes and the application of the proceeds therefrom, to incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," (b) the Additional Notes are secured by first mortgage liens on otherwise unencumbered hotel properties owned by the Company which constitute Qualified Collateral (the "Additional Properties"), (c) the aggregate principal amount of Additional Notes does not exceed 75% of the fair market value of such Additional Properties as set forth in a written opinion of an independent, qualified appraiser that is a member of the American Institute of Real Estate Appraisers (a "Qualified Appraiser") and (d) the aggregate principal amount of the Additional Notes issued does not exceed 75% of the product of (A) ten times (B) the combined Consolidated Cash Flow of the Additional Properties for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the Additional Notes are issued. If issued, the Additional Notes will be equally and ratably secured by the Collateral securing the Notes offered pursuant to this Prospectus, and the Notes offered pursuant to this Prospectus will be equally and ratably secured by first mortgage liens on the Additional Properties. See "-- Collateral." Holders of any Additional Notes will be entitled to all the benefits of the Indenture granted to Holders of Notes offered pursuant to this Prospectus. Additional Notes, if any, will be treated for all purposes as "Notes" under the Indenture.


OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to             ,
2001 (the "First Redemption Date"). Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below (the "Redemption Percentages") plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

                YEAR                                                PERCENTAGE
                ----                                                ----------
                2001..............................................           %
                2002..............................................           %
                2003..............................................           %
                2004 and thereafter...............................    100.000%


     Notwithstanding the foregoing, prior to             , 1999, the Company may
redeem, on any one or more occasions, with the net cash proceeds of any public offering of its common equity (within 60 days of the consummation of any such public offering), up to $30.0 million in aggregate principal amount of the Notes
at a redemption price equal to   % of the principal amount of such Notes plus
accrued and unpaid interest thereon, if any, to the redemption date; provided, however, that at least $100.0 million in aggregate principal amount of Notes (including Additional Notes, if any) must remain outstanding immediately following any such redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 10 Business Days following any Change of Control, the Company will mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," the period in which such offer will remain open and the expiration date of such offer; (2) that all Notes tendered will be accepted for payment, the purchase price and the purchase date (the "Change of Control Payment Date"); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the expiration of such offer; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the expiration of such offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and (8) the circumstances and material facts regarding such Change of Control (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).


     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other applicable securities laws and regulations thereunder in connection with the purchase of the Notes in connection with a Change of Control.


     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another person may be uncertain.

     A Change of Control may also constitute a change of control or event of default under other Indebtedness of the Company. Therefore, upon the occurrence of a Change of Control, the Company may be required to repurchase the Notes and repay such other outstanding Indebtedness. Should a Change of Control occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company or the acquiring party would have sufficient financial resources to enable it to purchase such Notes. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. See "Risk Factors -- Change of Control." The Change of Control purchase feature of the Notes may not be amended or waived without the consent of at least 66 2/3% in principal amount of the Notes then outstanding.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. Consummation of any such transaction may require redemption or purchase of the Notes under the Indenture and there can be no assurance that the Company or the acquiring entity, if any, will have sufficient resources to effect such redemption or purchase. The Change of Control purchase feature resulted from negotiations between the Company and the Underwriters and is not the result of management's knowledge of any specific effort to obtain control of the Company.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  ASSET SALES


     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, conduct an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that if the assets which were the subject of the Asset Sale constitute Collateral, then (i) 100% of the consideration received in connection with the Asset Sale must be in the form of cash or Cash Equivalents and (ii) the Company must deliver to the Trustee the opinion of a Qualified Appraiser that the consideration received in connection with the Asset Sale is equal to or greater than the fair market value of the assets which were the subject of the Asset Sale; provided, further, that except for Asset Sales in which the assets that are the subject of the Asset Sale constitute Collateral, the principal amount of the following shall be deemed to be cash for purposes of this provision: (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee thereof) that are assumed or forgiven by the transferee of any such assets and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the closing of such Asset Sale (to the extent of the cash received). Notwithstanding the foregoing, the restriction in clause (y) above will not apply, as to Asset Sales of assets not constituting Collateral, with respect to mortgages or other notes receivable received by the Company or any such Restricted Subsidiary from such transferee to the extent such mortgages or other notes receivable are Restricted Investments permitted to be made by the Company or such Restricted Subsidiary under the covenant entitled "Restricted Payments."



     In connection with any Asset Sale of assets which constitute Collateral, the Company may (a) invest all or a portion of the Net Proceeds of such Asset Sale (such proceeds, "Collateral Proceeds") in Substitute Collateral or (b) elect to redesignate, at the time of such Asset Sale, an existing hotel property of the Company as Substitute Collateral and to treat the Collateral Proceeds as Net Proceeds of an Asset Sale of an asset not constituting Collateral as set forth in the next paragraph; provided, however, that, in either case,

(i) the Substitute Collateral is subject to a perfected Lien in favor of the Trustee, which Lien has at least the same priority as the assets which were the subject of the Asset Sale (and the Company delivers to the Trustee an opinion of counsel reasonably satisfactory to the Trustee regarding the perfection and priority of the Lien on the Substitute Collateral in favor of the Trustee, which opinion of counsel may be based on a binder or policy of a real estate title insurance company of national standing), (ii) the fair market value of the Substitute Collateral (plus any portion of the Collateral Proceeds not invested in the Substitute Collateral) is equal to or greater than the fair market value of the assets which were the subject of the Asset Sale (and the Company delivers to the Trustee an officers' certificate and an opinion of a Qualified Appraiser stating that the fair market value of the Substitute Collateral (plus any portion of the Collateral Proceeds not invested in the Substitute Collateral) is equal to or greater than the fair market value of the assets which were the subject of the Asset Sale), (iii) the combined Consolidated Cash Flow of the hotel properties constituting Substitute Collateral for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which the Asset Sale occurs (the "Calculation Period") is greater than the combined Consolidated Cash Flow of the hotel properties constituting assets which were the subject of the Asset Sale for the Calculation Period (and the Company delivers to the Trustee an officers' certificate stating that the combined Consolidated Cash Flow of the hotel properties constituting Substitute Collateral for the Calculation Period is greater than the combined Consolidated Cash Flow of the assets which were the subject of the Asset Sale for the Calculation Period) and (iv) the Substitute Collateral is acquired or designated, as the case may be, and the opinion of counsel, officers' certificate and appraisal referenced in clauses (i), (ii) and
(iii) above are delivered, substantially concurrently with the consummation of the Asset Sale. Any Collateral Proceeds that are (A) not so invested so as to constitute Substitute Collateral or (B) not treated as Net Proceeds of an Asset Sale of an asset not constituting Collateral in accordance with the next paragraph in connection with the Company's election to redesignate an existing hotel property as Substitute Collateral, each as provided above, will be deemed to constitute "Excess Collateral Proceeds." When the amount of Excess Collateral Proceeds exceeds $1.0 million, the Company shall make an offer to all Holders of Notes (a "Collateral Asset Sale Offer") to purchase the maximum amount of Notes that is an integral multiple of $1,000, that may be purchased out of the Excess Collateral Proceeds at the following offer price (the "Collateral Asset Sale Offer Price") in cash: (i) if the purchase is required to be consummated between the Issuance Date and the First Redemption Date, the greater of (a) 100% of the principal amount thereof, plus accrued an unpaid interest thereon to the date of purchase plus the Make-Whole Amount or (b) the principal amount thereof multiplied by the Redemption Percentage on the First Redemption Date, plus accrued and unpaid interest thereon to the date of purchase and (ii) if the purchase is required to be consummated after the First Redemption Date, the principal amount thereof multiplied by the Redemption Percentage corresponding to the applicable redemption period in which the date of purchase is required to occur, as set forth above in "-- Optional Redemption," plus accrued and unpaid interest thereon to the date of purchase. The Collateral Asset Sale Offer shall be commenced as soon as practicable following the date that the Excess Collateral Proceeds exceeds $1.0 million, but in any event within 30 days following such date. Pending final application of any Collateral Proceeds, the Company shall deposit any such Collateral Proceeds with the Trustee for the benefit of the Holders of the Notes and such Collateral Proceeds shall be subject to a perfected Lien in favor of the Trustee, which Lien shall have at least the same priority as the Lien on the assets which were the subject of the Asset Sale. To the extent that the aggregate amount of Notes tendered pursuant to a Collateral Asset Sale Offer is less than the Excess Collateral Proceeds, any remaining Excess Collateral Proceeds shall be permitted to be used to permanently reduce Indebtedness of the Company that ranks pari passu in right of payment of the Notes or invested in a Hospitality-Related Business as provided in the following paragraph (without regard to the time period set forth therein); provided, however, that until so applied, the remaining Excess Collateral Proceeds shall remain pledged as security for the Notes and any newly acquired assets, when acquired, shall be subject to a perfected Lien in favor of the Trustee, which Lien has at least the same priority as the assets which were the subject of the Asset Sale. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Collateral Proceeds, the Trustee shall select the Notes to be purchased in the manner described under the caption "-- Selection and Notice" below. Upon completion of any Collateral Asset Sale Offer, the amount of Excess Collateral Proceeds shall be reset at zero. If any of the Collateral Proceeds are sold and the Collateral Proceeds are applied in accordance with this paragraph, the Trustee shall release the Lien in favor of the Trustee in the assets so sold. See "--Collateral."


     Within 365 days of any Asset Sale (other than an Asset Sale of assets which constitute Collateral), the Company or such Restricted Subsidiary may (a) apply the Net Proceeds from such Asset Sale to permanently reduce (x) Indebtedness of the Company or a Restricted Subsidiary of the Company that is a Guarantor that ranks by its terms pari passu in right of payment with the Notes or (y) pari passu Indebtedness of a Restricted Subsidiary to the extent of the proceeds of the Asset Sale by such Restricted Subsidiary or (b) invest the Net Proceeds from such Asset Sale in property or assets used in a Hospitality-Related Business; provided that the Company or such Restricted Subsidiary will have complied with this clause (b) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an Investment in compliance with this clause (b) and shall have segregated such Net Proceeds from the general funds of the Company and its Subsidiaries for that purpose and such Investment is substantially completed within 180 days after the first anniversary of such Asset Sale. Any Net Proceeds from an Asset Sale (other than an Asset Sale of assets which constitute Collateral) that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described under the caption "-- Selection and Notice" below. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Pending the final application of any Net Proceeds from an Asset Sale pursuant to this paragraph, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness of the Company that ranks pari passu with the Notes or otherwise invest such Net Proceeds in Cash Equivalents.


     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other applicable securities laws and regulations thereunder in connection with any offer to purchase and the purchase of Notes as described above.

SELECTION AND NOTICE

     If less than all of the Notes are to be purchased in a Collateral Asset Sale Offer or an Asset Sale Offer or redeemed at any time, selection of Notes for purchase or redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at its registered address. If any Note is to be purchased or redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be purchased or redeemed.

     A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, interest ceases to accrue on Notes or portions thereof called for purchase or redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than: (1) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; or (2) dividends or distributions by a Restricted Subsidiary of the Company, provided that to the extent that a portion of such dividend or distribution is paid to a holder of Equity Interests of a Restricted Subsidiary other than the Company of a Restricted Subsidiary, such portion of such dividend or distribution is not greater than such holder's pro rata aggregate common equity interest in such Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment, by its terms, to the Notes or any Subsidiary Guarantee thereof prior to the scheduled final maturity or sinking fund payment dates for payment of principal and interest in accordance with the original documentation for such subordinated Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and


          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) the next succeeding paragraph), is less than the sum of (v) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (w) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issuance Date of Equity Interests of the Company or of debt securities of the Company that have been converted or exchanged into such Equity Interests (other than Equity Interests (or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), plus (x) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary and becomes a Guarantor pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated, into the Company or a Restricted Subsidiary that is a Guarantor, and provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (i) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (ii) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board and, in each case, after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus (y) 100% of any dividends or interest actually received in cash by the Company or a Restricted Subsidiary that is a Guarantor after the Issuance Date from (1) a Restricted Subsidiary the Net Income of which has been excluded from the computation of Consolidated Net Income, (2) an Unrestricted Subsidiary, (3) a Person that is not a Subsidiary or (4) a Person that is accounted for on the equity method plus (z) $25.0 million.



     The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any proceeds that is utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(w) of the preceding paragraph; (iii) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment, by its terms, to the Notes or any Subsidiary Guarantee thereof in a Permitted Refinancing; (iv) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment, by its terms, to the Notes or any Subsidiary Guarantee thereof with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any proceeds that is utilized for such defeasance, redemption, repayment or purchase shall be excluded from clause (c)(w) of the preceding paragraph; and (v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issuance Date; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 per year on a cumulative basis since the Issuance Date; provided that, in the case of clauses (ii) through (v) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.



     In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate all or any portion of such Restricted Payment among the clauses (i) through (v) of the preceding paragraph or among such clauses and the first paragraph of this covenant including clauses
(a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.


     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officers' certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default. For purposes of making the determination as to whether such designation would cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt) and that the Company will not issue any, and will not permit any of its Restricted Subsidiaries to issue any, shares of Disqualified Stock; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;


          (ii) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness pursuant to one or more Credit Facilities in an aggregate principal amount not to exceed $50.0 million at any one time outstanding, less the aggregate amount of all proceeds of all sales or other dispositions of assets that have been applied to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders --Asset Sales;"



          (iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;


          (iv) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

          (v) the incurrence or the issuance by the Company of Refinancing Indebtedness or Refinancing Disqualified Stock of the Company or any Restricted Subsidiary or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness or Refinancing Disqualified Stock of such Restricted Subsidiary, as the case may be; provided, however, that such Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is a Permitted Refinancing;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that
     (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries, in the ordinary course of business and consistent with past practice, of Indebtedness to secure performance bonds not to exceed $7.5 million at any one time outstanding; or


          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $5.0 million; provided that the net proceeds of such

     Indebtedness are used to finance the renovation or refurbishment of properties owned by the Company or a Restricted Subsidiary which are employed in a Hospitality-Related Business.


  LIENS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Company or any Restricted Subsidiary, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES


     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other consensual distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (i) Existing Indebtedness as in effect on the Issuance Date, (ii) the Indenture and the Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or of any Person that becomes a Restricted Subsidiary as in effect at the time of such acquisition or such Person becoming a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or, if incurred within one year prior to such acquisition or such Person becoming a Restricted Subsidiary, in contemplation of such acquisition or such Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account (to the extent of such restriction) in determining whether such acquisition was permitted by the terms of the Indenture, (v) any instrument governing Indebtedness or Capital Stock of a Person who becomes a Guarantor as in effect at the time of becoming a Guarantor (except to the extent such Indebtedness was incurred in connection with or, if incurred within one year prior to the time of becoming a Guarantor, in contemplation of such Subsidiary Guarantee), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person who became a Guarantor, (vi) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (viii) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (ix) customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental indenture under the Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

  TRANSACTIONS WITH AFFILIATES


     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary on an arm's length basis with an unrelated Person, (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an officers' certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested nonemployee members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million (other than an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary of the Company), an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued, at the option of the Company, by an investment banking firm of national standing or a Qualified Appraiser and
(c) the Company delivers to the Trustee in the case of an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary of the Company and (x) involving aggregate payments of less than $25.0 million, an appraisal by a Qualified Appraiser to the effect that the transaction is being undertaken at fair market vale or (y) involving aggregate payments of $25.0 million or more, an opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that the following shall not be deemed Affiliate
Transactions: (A) any employment, deferred compensation, stock option, noncompetition, consulting or similar agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,
(B) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries or any Guarantor, (C) the incurrence of fees in connection with the provision of hotel management services, provided that such fees are paid in the ordinary course of business and are consistent with past practice and (D) Restricted Payments permitted by the provisions of the Indenture described above under the covenant described under the caption "-- Restricted Payments."

  LINE OF BUSINESS

     The Indenture will provide that for so long as any Notes are outstanding, the Company will not, and will not permit any of its Subsidiaries to, engage in any business or activity other than a Hospitality-Related Business.

  PAYMENTS FOR CONSENT

     The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  MAINTENANCE OF INSURANCE


     The Indenture will provide that, until the Notes have been paid in full, the Company shall, and shall cause its Subsidiaries to, maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with deductibles, retentions, self-insured amounts and coinsurance customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss, and interruption of business insurance, and shall provide satisfactory evidence of such insurance to the Trustee prior to the anniversary or renewal date of each such policy, which certificate shall expressly state such expiration date for each policy listed. Notwithstanding the foregoing, customary insurance coverage for the purposes of the Indenture shall include the following: (i) workers' compensation insurance to the extent required to comply with all applicable state or United States laws and regulations or the laws and regulations of any other applicable jurisdiction, (ii) property insurance protecting property against loss or damage by fire, lightening, windstorm, tornado, water, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an "all risk" policy or property policy covering "special" causes of loss, such property insurance providing coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the EW Dodge Building Index or some other recognized means) of any improvements with a deductible no greater than $2.0 million (other than earthquake insurance, for which the deductible may be up to 5% of the replacement value, and which may be limited to an aggregate of $15.0 million per occurrence in California and $50.0 million per occurrence in other states, unless the Board of Directors of the Company determines in good faith that such insurance, with such deductibles, is not available at commercially reasonable rates and on commercially reasonable terms in which case the Company may procure earthquake insurance with appropriate deductibles which can be obtained at commercially reasonable rates and on commercially reasonable terms) and (iii) business interruption insurance for a period of not less than one year, and in an amount based upon 100% of estimated continuing expenses and lost cash flow for the fiscal year with respect to which the insurance coverage is in effect less non-continuing expenses. All insurance under this provision shall name the Trustee as an additional insured or loss payee, as applicable, to the extent of the interest of the Trustee in any assets covered by such insurance. All such insurance shall be issued by carriers having an A.M. Best & Company, Inc. rating of A or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by the Company after consultation with a reputable insurance broker.


  MAINTENANCE OF COLLATERAL

     The Indenture will provide that the Company will maintain the Collateral in a manner consistent with its maintenance policies with respect to all of the Owned Hotels (including its policies with respect to making capital expenditures for the maintenance of such hotels).

  SUBSIDIARY GUARANTEES


     As of the Issuance Date, no Subsidiary of the Company or business entity in which the Company owns an interest will be required to act as a Guarantor in respect of the Notes. However, the Indenture will provide that if (i) the Company or any Restricted Subsidiary shall transfer or cause to be transferred, in one or a series of related transactions, any assets (including cash or Cash Equivalents), businesses, divisions, real property or equipment having a book value or fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board), in excess of $2.0 million to any Restricted Subsidiary that is not a Guarantor or (ii) if the Company or any of its Restricted Subsidiaries shall acquire or create after the Issuance Date another Restricted Subsidiary having total assets with a fair market value in excess of $2.0 million, the Company will cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee all of the obligations of the Company with respect to the Notes on a senior basis together with an opinion of counsel (which counsel may be an employee of the Company) to the effect that the supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance in all material respects with the terms of the Indenture.


     The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity, whether or not affiliated with such Guarantor (other than the Company or another Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) would be permitted by virtue of the Company's Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock."


     The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, which sale or other disposition is otherwise in compliance with the terms of the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Subsidiary Guarantee.


     For purposes of the Subsidiary Guarantee, each Guarantor's liability will be that amount from time to time equal to the aggregate liability of such Guarantor thereunder, but shall be limited to the least of (i) the aggregate amount of the obligations of the Company under the Notes and the Indenture or
(ii) the amount, if any, which would not have (A) rendered such Guarantor "insolvent" (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (B) left it with unreasonably small capital at the time its Subsidiary Guarantee was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; provided that, it shall be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

  REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, the Company will submit a copy of all such information with the Commission for public availability (unless the Commission will not accept such a submission) and file such information with the Trustee and make such information available to investors and securities analysts who request it in writing.

COLLATERAL


     The Notes will be secured by (i) first mortgage Liens on the following 15 hotel properties owned by the Company: AmeriSuites, Atlanta Duluth, Georgia; AmeriSuites, Brentwood, Tennessee; AmeriSuites, Cincinnati Blue Ash, Ohio; AmeriSuites, Cincinnati Forest Park, Ohio; AmeriSuites, Columbus, Ohio; Ramada, Danbury, Connecticut; AmeriSuites, Flagstaff, Arizona; Crowne Plaza, Las Vegas, Nevada; AmeriSuites, Little Rock, Arkansas; Ramada, Meriden, Connecticut; AmeriSuites, Nashville Opryland, Tennessee; AmeriSuites, Overland Park, Kansas; AmeriSuites, Richmond, Virginia; St. Tropez Hotel, Las Vegas, Nevada; and AmeriSuites, Tampa, Florida and any and all related real property thereto; (ii) property consisting of furniture, furnishings, fixtures, and equipment and machinery forming a part thereof or used in connection therewith; (iii) trademarks, to the extent assignable (other than the Company's proprietary tradenames including, without limitation, "AmeriSuites" and "Wellesley Inns");
(iv) assignments of rents, contracts and franchise rights, to the extent assignable, all as provided in the Collateral Documents; (v) after-acquired personal property and improvements relating to the Collateral; (vi) Substitute Collateral, if any; and (vii) proceeds of the foregoing.



     Under the terms of the Collateral Documents, except as provided below in the case of Additional Notes, the Notes will not be secured, by real or personal property acquired by the Company or its Subsidiaries after the Issuance Date, other than by after-acquired personal property and improvements relating to, or used in connection with, the Collateral or Substitute Collateral pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales." Any Additional Notes issued under the Indenture will be equally and ratably secured by the Collateral securing the Notes issued in the Offering contemplated by this Prospectus and the Notes issued in the Offering contemplated by this Prospectus will be equally and ratably secured by the first mortgage liens on the Additional Properties. See "-- Principal, Maturity and Interest."


     So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company and its Restricted Subsidiaries will be entitled to use the Collateral in a manner consistent with normal business practices. Upon the occurrence and during the continuance of an Event of Default, the Trustee may sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents. All funds distributed under the Collateral Documents and received by the Trustee for the benefit of the Holders of the Notes shall be distributed by the Trustee in accordance with the provisions of the Indenture.

     Under the terms of the Collateral Documents, the Trustee will determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. Moreover, upon the full and final payment and performance of all obligations of the Company under the Indenture and the Notes, the Collateral Documents shall terminate and the Collateral shall be released. In addition, if any of the Collateral is sold and the Collateral Proceeds are applied in accordance with the terms of the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," the Trustee shall release the Liens in favor of the

Trustee in the assets sold; provided, that the Trustee, upon request, shall have received from the Company an officers' certificate and an opinion of counsel that such Collateral Proceeds have been or will be so applied.

     The Collateral Documents and the Indenture will provide that the Collateral Proceeds with respect to all Asset Sales of assets constituting Collateral shall be promptly and without any commingling deposited with the Trustee subject to a charge in favor of the Trustee for the benefit of the Holders of the Notes until applied as permitted under the covenant described under the caption
"-- Repurchase at Option of Holders -- Asset Sales." Amounts so paid to the Trustee shall be invested or released in accordance with the provisions of the Indenture.


     No appraisals of the Collateral have been prepared by or on behalf of the Company in connection with the sale of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. See "Risk
Factors -- Security for the Notes; Bankruptcy Considerations."



     The release of any Collateral from the liens of the Collateral Documents pursuant to the terms thereof will not be deemed to impair the security under the Indenture in contravention of the provisions thereof and of the Collateral Documents if and to the extent the Collateral is released pursuant to the terms of the Indenture and the Collateral Documents. To the extent applicable, the Company shall comply with Section 314(d) of the Trust Indenture Act relating to, among other things, the delivery of a certificate or an opinion of an engineer, appraiser or other expert as to the fair value of the Collateral being released from the terms of the Collateral Documents.


EVENTS OF DEFAULT AND REMEDIES


     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with the covenants described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales,"
"-- Certain Covenants -- Restricted Payments," "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;" (iv) failure by the Company or any Guarantor for 60 days in the performance of any other covenant, warranty or agreement in the Indenture, the Collateral Documents or the Notes after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding; (v) default under (a) Non-Recourse Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of 10% of the aggregate assets of the Company and its Restricted Subsidiaries or (b) any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issuance Date and, in each case, the principal amount of which, together with the principal amount of any other such Indebtedness under which there has been a Payment Default (as defined below) or the maturity of which has been so accelerated, aggregates $10.0 million or more, which default, in either case, (a) is caused by a failure to pay when due principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such issue of Indebtedness at final maturity of such issue; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments rendered against them (other than judgment liens without recourse to any assets or property of the Company or any of its Restricted Subsidiaries other than assets or property securing Non-Recourse Indebtedness) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 90 days (other than any judgments as to which a reputable insurance company has accepted full liability); (vii) breach by the Company of any material representation or warranty set forth in any of the Collateral Documents, or default by the Company in the performance of any covenant set forth in the Collateral Documents, or repudiation by the Company of any of its obligations under the Collateral

Documents, or the unenforceability of the Collateral Documents against the Company for any reason that would materially impair the benefits to the Trustee or the Holders of the Notes; (viii) except as permitted by the Indenture, any Subsidiary Guarantee with respect to the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or its successors or assigns), or any Person acting on behalf of such Guarantor (or its successors or assigns), shall deny or disaffirm its obligations or shall fail to comply with any obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any of the Company's Subsidiaries that would constitute a Significant Subsidiary or any group of the Company's Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Subsidiary that would constitute a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor, all outstanding Notes will become due and payable without further action or notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any acceleration with respect to the Notes and its consequences. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture will provide that no Holder of a Note may pursue a remedy under the Indenture unless (i) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company; (ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;
(iii) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request; provided, however, that such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to
               , 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the
prohibition on redemption of the Notes prior to                , 2001, then the
premium specified in the Indenture with respect to an optional redemption of the
Notes by the Company during the twelve-month period beginning on           ,
2001 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.


     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, including with respect to any Restricted Payments made during such year, the basis upon which the calculations required by the covenant described under the caption "-- Certain
Covenants -- Restricted Payments" were computed (which calculations may be based on the Company's latest available financial statements) and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The Company will also be required to deliver to the Trustee, forthwith upon any officer becoming aware of a Default or an Event of Default, an officers' certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder, past, present or future of the Company or any successor Person, as such, shall have any liability for any obligations of the Company under the Notes, any Subsidiary Guarantee thereof or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive or release liabilities under the federal securities laws and it is the view of the Commission that such a waiver or release is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Guarantors' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. In addition, the Collateral will be released upon Legal Defeasance or Covenant Defeasance.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to any rights of holders of Indebtedness other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable United States or state law; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar (who will initially be the Trustee) and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs of this subsection, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;
(iii) reduce the rate of or change the time for payment of interest on any Note;
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note; or (vii) make any change in the foregoing amendment and waiver provisions. In addition, without the consent of at least 66 2/3% in principal amount of the Notes then outstanding, an amendment or waiver may not make any change to the covenant described under the caption "-- Repurchase at the Option of Holders -- Change of Control."

     The Indenture will provide that, without the consent of each Holder of Notes outstanding, the Company will not amend, modify or alter the Convertible
Note Indenture in any way that will (i) increase the rate of or change the time for payment of interest on any Convertible Notes, (ii) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Convertible Notes, (iii) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase such Convertible Notes or
(iv) amend the provisions of Article Twelve of the Indenture governing the Convertible Notes (which relate to subordination).


     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger, consolidation or sale of assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes (including providing for Subsidiary Guarantees pursuant to the covenant described under the caption "-- Certain Covenants -- Additional Subsidiary Guarantees") or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Prime Hospitality Corp., 700 Route 46 East, P.O. Box 2700, Fairfield, New Jersey 07007-2700. Attention: Corporate Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any property or assets of the Company or any Restricted Subsidiary (including by way of a Sale and Leaseback Transaction and including a disposition by the Company or a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), (ii) the issuance or sale of Equity Interests of any of its Restricted Subsidiaries or (iii) any Event of Loss, other than, with respect to clauses (i), (ii) and (iii) above, the following: (1) the sale or disposition of personal property held for sale in the ordinary course of business, (2) the sale or disposal of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Restricted Subsidiary, as applicable, (3) the transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (4) the exchange of assets (other than assets which constitute Collateral) held by the Company or a Restricted Subsidiary of the Company for one or more hotels and/or one or more Hospitality-Related Business of any person or entity owning one or more hotels and/or one or more Hospitality-Related Businesses; provided, that the Board of Directors of the Company has determined that the terms of any exchange are fair and reasonable and that the fair market value of the assets received by the Company, as set forth in an opinion of a Qualified Appraiser, are equal to or greater than the fair market value of the assets exchanged by the Company or a Restricted Subsidiary of the Company, (5) any Restricted Payment, dividend or purchase or retirement of Equity Interests permitted under the covenant described under the caption "-- Certain Covenants -- Restricted Payments," (6) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in compliance with the provisions of the Indenture described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," (7) the conversion of or foreclosure on any mortgage or note, provided that the Company or a Restricted Subsidiary receives the real property underlying any such mortgage or note, (8) any transaction or series of related transactions that would otherwise be an Asset Sale where the fair market value of the assets, sold, leased, conveyed or otherwise disposed of was less than $5.0 million or, in the case of Collateral, less than $1.5 million, or an Event of Loss or related series of Events of Loss pursuant to which the aggregate value of property or assets involved in such Event of Loss or Events of Loss is less than $5.0 million or, in the case of Collateral, less than $1.5 million.


     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.


     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) commercial paper or commercial paper Master Notes having a rating of P-2 or the equivalent thereof by Moody's Investors Service, Inc. or A-2 or the equivalent thereof by Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, (v) money market mutual funds that provide daily purchase and redemption features, and (vi) corporate debt with maturities of not greater than six months and with a rating of A or the equivalent thereof by Standard & Poor's Corporation and a rating of A2 or the equivalent thereof by Moody's Investors Service, Inc.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13 (d)(3) of the Exchange Act) other than to a Wholly-Owned Restricted Subsidiary that is a Guarantor, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13 (d)(3) of the Exchange Act) of a direct or indirect interest in more than 50% of the ownership of the Company or the voting power of the voting stock of the Company by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.


     "Collateral" means (i) first mortgage Liens on the following 15 hotel properties owned by the Company: AmeriSuites, Atlanta Duluth, Georgia; AmeriSuites, Brentwood, Tennessee; AmeriSuites, Cincinnati Blue Ash, Ohio; AmeriSuites, Cincinnati Forest Park, Ohio; AmeriSuites, Columbus, Ohio; Ramada, Danbury, Connecticut; AmeriSuites, Flagstaff, Arizona; Crowne Plaza, Las Vegas, Nevada; AmeriSuites, Little Rock, Arkansas; Ramada, Meriden, Connecticut; AmeriSuites, Nashville Opryland, Tennessee; AmeriSuites, Overland Park, Kansas; AmeriSuites, Richmond, Virginia; St. Tropez Hotel, Las Vegas, Nevada; and AmeriSuites, Tampa, Florida and any and all related real property thereto; (ii) property consisting of furniture, furnishings, fixtures and equipment and machinery forming a part thereof or used in connection therewith; (iii) trademarks, to the extent assignable (other than the Company's proprietary tradenames including, without limitation, "AmeriSuites" and "Wellesley Inns");
(iv) assignments of rents, contracts and franchise rights, to the extent assignable, all as provided in the Collateral Documents; (v) after-acquired personal property and improvements relating to the properties listed in clause
(i); (vi) Substitute Collateral, if any; and (vii) proceeds of the foregoing.


     "Collateral Documents" means, collectively, the agreements, instruments, financing statements and other documents that evidence, set forth or limit the Lien in favor of the Trustee or a collateral agent, appointed by the Trustee, in the Collateral.


     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period to the extent such expense was deducted in computing Consolidated Net Income, plus (d) Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent deducted in computing Consolidated Net Income in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP, less (e) other income as reflected on such Person's consolidated financial statements, as prepared in accordance with GAAP, to the extent such other income was included in computing Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of and the interest expense of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Any calculation of the Consolidated Cash Flow of an individual hotel property shall be calculated in a manner consistent with the foregoing.

     "Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and the total amount of non-cash charges (other than non-cash charges that represent an accrual or reserve for cash charges in future periods or which involved a cash expenditure in a prior period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.


     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (a) interest expense, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capital Lease Obligations, and net payments (if any) pursuant to Hedging Obligations; but excluding amortization of deferred financing fees), (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance financing and
(c) interest for which such Person or its Restricted Subsidiaries is liable, whether or not actually paid, pursuant to Indebtedness or under a Guarantee of Indebtedness of any other Person; in each case, calculated for such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.


     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that the following shall be excluded: (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, (ii) the Net Income of any Person that is a Restricted Subsidiary and that is restricted from declaring or paying dividends or other distributions, directly or indirectly, by operation of the terms of its charter, any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or otherwise shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (vi) the cumulative effect of change in accounting principles shall be excluded.


     "Consolidated Net Worth" means, with respect to any Person, as of any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than writeups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issuance Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.


     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.


     "Credit Facility" means one or more borrowing arrangements, to be entered into, by and between the Company and a commercial bank or other institutional lender, including any related notes, security documentation, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.


     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to
            , 2007.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

     "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset; (b) any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain; or (C) any actual condemnation, seizure or taking by the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than under any Indebtedness permitted under clause (ii) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock") in existence on the Issuance Date.

     "Existing Real Estate" means any real estate owned, leased or optioned by the Company or any of its Subsidiaries on the Issuance Date, or any real estate on which the Company or any of its Subsidiaries holds a mortgage on the Issuance Date.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the fourquarter reference period.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income and (b) the product of
(i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than Preferred Stock owned by such Person or its Restricted Subsidiaries), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or otherwise incurring, assuming or becoming liable for the payment of any principal, premium or interest, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means such Persons that become a guarantor of the Notes pursuant to the terms of the Indenture, and each of their respective successors.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Hospitality-Related Business" means the hotel business and other businesses necessary for, incident to, in support of, connected with or arising out of the hotel business, including, without limitation, (i) developing, managing, operating, improving or acquiring lodging facilities, restaurants and other food-service facilities, sports or entertainment facilities, and convention or meeting facilities, and marketing services related thereto, (ii) acquiring, developing, operating, managing or improving the Existing Real Estate, any real estate taken in foreclosure (or similar settlement) by the Company or any of its Subsidiaries, or any real estate ancillary or connected to any hotel owned, managed or operated by the Company or any of its Restricted Subsidiaries, (iii) owning and managing mortgages in, or other Indebtedness secured by Liens on hotels and real estate related or ancillary to hotels or
(iv) other related activities thereto.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issuance Date" means the closing date for the sale and original issuance of the Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


     "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (A) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on the First Redemption Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, less (B) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date fixed for prepayment or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining Average Life of the Notes assuming redemption of the Notes on the First Redemption Date, provided, however, that if the Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life of such Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Average Life" means, when applied to Notes subject to purchase pursuant to a Collateral Asset Sale Offer at any date, the number of years (calculated to the nearest one-twelfth) between the date of such purchase and the First Redemption Date.


     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.


     "Non-Recourse Indebtedness" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, (ii) is directly or indirectly liable (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) or (iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Permitted Investments" means (a) any Investments in the Company or any Guarantor; (b) Investments in any Restricted Subsidiary that is not a Guarantor not to exceed an aggregate of $2.0 million per Restricted Subsidiary; (c) any Investments in Cash Equivalents; (d) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or any Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company or any Guarantor; (e) Investments, in an amount not to exceed $20.0 million at any one time outstanding in joint ventures for the development of (i) an

"all-suites" hotel in Kansas City, MO and (ii) a "full-service" hotel in Jersey City, NJ; and (f) net cash advances to Restricted Subsidiaries in the ordinary course of business and consistent with the Company's past cash management practices in an amount not to exceed $10.0 million at any one time outstanding.


     "Permitted Liens" means:

          (i) Liens in favor of the Company or a Restricted Subsidiary;


          (ii) Liens securing Indebtedness incurred pursuant to one or more Credit Facilities or Liens, in addition to the Liens securing the Notes issued in the Offering contemplated by this Prospectus, securing any Additional Notes (and the Notes), issued by the Company in accordance with the provisions described in the second paragraph under the caption
     "-- Principal, Maturity and Interest," in an aggregate principal amount at any one time outstanding (taking into account the principal amount of one or more Credit Facilities and the Additional Notes, if any), not to exceed $80.0 million;



          (iii) Liens for taxes, assessments and governmental charges not yet delinquent or that are being contested in good faith and that are appropriately reserved for in accordance with GAAP;


          (iv) Liens incurred in the ordinary course of business that are not incurred in connection with the borrowing of money;

          (v) Liens existing as of the Issuance Date;

          (vi) Liens on property of a Person at the time such Person was merged with the Company or a Restricted Subsidiary, Liens on acquired property existing at the time of acquisition thereof, and Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided in each case that such Liens were not created in contemplation of such merger or acquisition, as the case may be, and such Liens only extend to such merged or acquired property;


          (vii) Liens (1) securing purchase money, construction, permanent financing or lease obligations (a "Designated Financing") otherwise permitted by the Indenture incurred or assumed in connection with the acquisition, purchase, construction, development, refurbishment or lease of real or personal property (the "Financed Assets") to be used in a Hospitality-Related Business, which Designated Financing, in the aggregate, does not exceed 75% of the fair market value of such Financed Assets as set forth in an opinion of a Qualified Appraiser, (2) securing any refinancing of any Designated Financing which has an aggregate principal amount which is equal to or less than the aggregate outstanding amount of the Designated Financing being refinanced, (3) securing any refinancing of any Designated Financing which has an aggregate principal amount which is greater than the aggregate outstanding amount of the Designated Financing being refinanced, which refinancing, in the aggregate, does not exceed 75% of the fair market value of the Financed Assets, at the time of such refinancing, as set forth in an opinion of a Qualified Appraiser, (4) encumbering any real or personal property acquired with the proceeds of a sale of such Financed Assets or (5) encumbering after-acquired personal property and improvements relating to such Financed Assets or relating to any real or personal property acquired with the proceeds of a sale of such assets; provided, however, that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired, purchased, constructed, developed, financed, refurbished or leased;



          (viii) mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith and by appropriate action;


          (ix) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action;

          (x) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

          (xi) survey exceptions, encumbrances, easements or reservations, or restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services;

          (xii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceedings that are currently being contested in good faith and that are appropriately reserved for in accordance with GAAP;


          (xiii) Liens in favor of collecting or payor banks having a right to setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;


          (xiv) Liens now or hereafter securing any Hedging Obligations to the extent such Hedging Obligations are permitted to be incurred under the Indenture;

          (xv) Liens securing Indebtedness incurred after the Issuance Date permitted to be incurred under the Indenture, provided that the Holders of Notes are secured on an equal and ratable basis with the Indebtedness secured by such Liens (or on a senior basis with respect to any subordinated Indebtedness secured by such Liens), until such time as such Indebtedness is no longer secured by such Liens; and


          (xvi) Liens securing Permitted Refinancing Indebtedness which constitutes a refinancing of Existing Indebtedness, which is secured on the date of the Indenture, permitted by the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."



     "Permitted Refinancing" means Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, to the extent (a) the principal amount of Refinancing Indebtedness or the liquidation preference amount of Refinancing Disqualified Stock, as the case may be, does not exceed the principal amount of Indebtedness or the liquidation preference amount of Disqualified Stock, as the case may be, so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (b) such Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is scheduled to mature or is redeemable at the option of the holder, as the case may be, no earlier than the Indebtedness or Disqualified Stock, as the case may be, being refinanced; (c) in the case of Refinancing Indebtedness, the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) in the case of Refinancing Disqualified Stock, the Disqualified Stock has a Weighted Average Life to Mandatory Redemption equal to or greater than the Weighted Average Life to Mandatory Redemption of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (e) if the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded or is payable solely in Equity Interests of the Person whose Indebtedness is being purchased, redeemed or otherwise acquired or retired for value.


     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right in the payment of dividends or liquidation or any Disqualified Stock.


     "Qualified Collateral" means (i) any property subject to a Lien consistent with the requirements of the Indenture which is a "full-service" or "all-suites" property as determined in good faith by the Company and consistent with industry standards; (ii) any and all related real property thereto; (iii) property consisting of furniture, furnishings, fixtures and equipment and machinery forming a part thereof or used in connection therewith;
(iv) trademarks, to the extent assignable (other than the Company's proprietary tradenames including, without limitation, "Amerisuites" and "Wellesley Inns");
(v) assignment of rents, contracts and franchise rights, to the extent assignable, all as provided in the Collateral Documents; and (vi) proceeds of the foregoing.


     "Refinancing Disqualified Stock" means Disqualified Stock issued in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, defease or refund Disqualified Stock permitted to be issued pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."


     "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" or Indebtedness referred to in clauses (iii), (iv) and (viii) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."


     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.


     "Substitute Collateral" means any Qualified Collateral.


     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Mandatory Redemption" means, when applied to any Disqualified Stock at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding liquidation preference amount of such Disqualified Stock.

     "Weighted Average Life to Maturity" means, when applied to any, Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR SECURED NOTES


     Pursuant to the PMI plan of reorganization, the Company issued two classes of Secured Notes which are identified as "Senior Secured Notes" and "Junior Secured Notes." The aggregate principal amount of Senior Secured Notes issued under the plan was $91,300,000, comprised of $30,100,000 of 8.20% Fixed Rate Senior Secured Notes and $61,200,000 of Adjustable Rate Senior Secured Notes. The aggregate principal amount of Junior Secured Notes issued under the plan was approximately $70,000,000. In April 1994, the Company retired its remaining Senior Secured Notes with a final pre-payment of $26,408,000.


     In 1994, the Company received consents from the required holders of its Junior Secured Notes to remove certain debt covenants which placed limitations on the Company's hotel development spending. In consideration of the amendment consent, the Company agreed to increase the coupon interest rate from 9.2% to 10.0% and to shorten the maturity by one year, from July 31, 2000 to July 31, 1999. In addition, the designation of these notes was changed from Junior Secured Notes to Senior Secured Notes, as the original Senior Secured Notes were retired. The collateral for the Senior Secured Notes consists primarily of mortgages and notes receivable and real property, net of related liabilities (the "Secured Note Collateral"), with a book value of $70,123,000 as of September 30, 1995.

     Interest on the Senior Secured Notes is payable semi-annually. The Senior Secured Notes require that 85% of the cash proceeds from the Secured Note Collateral be applied first to interest, then to prepayment of principal. Aggregate principal payments on the Senior Secured Notes are required in order that one-third of the principal balance outstanding on December 31, 1996 is paid by July 31, 1998 and all of the balance is paid by July 31, 1999. To the extent the cash proceeds from the Secured Note Collateral are insufficient to pay interest or required principal payments on the Senior Secured Notes, the Company will be obligated to pay any deficiency out of its general corporate funds. The Senior Secured Notes contain covenants which, among other things, require the Company to maintain a net worth of at least $100,000,000, and preclude cash distributions to stockholders, including dividends and redemptions, until the Senior Secured Notes have been paid in full.

     During 1995, the Company prepaid and retired approximately $15,200,000 of its Senior Secured Notes, resulting in pre-tax extraordinary gains of $121,000. At September 30, 1995, there was approximately $37,431,000 aggregate principal amount of Senior Secured Notes outstanding.

     In October 1995, the Company prepaid and retired an additional $7,056,000 of its Senior Secured Notes. A pre-tax extraordinary gain of $53,000 will be recorded in the fourth quarter of 1995.

MORTGAGE AND OTHER INDEBTEDNESS


     The Company has mortgage notes payable of approximately $162,073,000 that are secured by mortgage notes receivable and hotel properties with a book value of $232,237,000. Principal and interest on these mortgages and notes are generally paid monthly. At September 30, 1995 these notes bear interest at rates ranging from 6.83% to 10.50% per annum and mature from 1996 through 2007.


     The Company has other notes payable of $2,427,000 which bear interest at rates ranging from 8.00% to 8.20% per annum and mature from 1998 through 1999.

     The Company also has loans secured by furniture and equipment of approximately $7,705,000 which bear interest at rates ranging from 6.67% to 14.90% and mature from 1997 to 2001.


     Included in the Company's debt at September 30, 1995, is debt of the Company's subsidiaries of approximately $106,602,000 at rates ranging from 6.67% to 14.90% and maturing from 1996 through 2007. Approximately $47,016,000 of this debt is expected to be repaid with the proceeds of this Offering. After giving pro forma effect to the debt to be repaid with the proceeds of the Offering, the Notes will be effectively subordinated to approximately $59,586,000 of Indebtedness of the Company's Subsidiaries and approximately $93,088,000 of Indebtedness of the Company secured by assets which do not constitute security for the Notes.

7% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     In April 1995, the Company issued $86,250,000 of 7% Convertible Subordinated Notes due April 15, 2002. The Convertible Notes bear interest at 7% per annum with interest payment dates on April 15 and October 15. The Convertible Notes are convertible into common stock of the Company at any time prior to maturity at a conversion price of $12.00 per share, subject to adjustment in certain events. The Convertible Notes are redeemable, in whole or in part, at the option of the Company on or after April 17, 1998 at redemption prices (expressed as a percentage of the principal amount) declining annually over a three-year period from 104.0% to 101.0%, together with accrued interest to the redemption date. If a Risk Event (as defined in the indenture with respect to the Convertible Notes) occurs, the holder of a Convertible Note will have the right to require the Company to offer to repurchase all outstanding Convertible Notes, in whole or in part, owned by such holder at 100% of their principal amount plus accrued interest, if any, to the date of repurchase. The Convertible Notes are subordinated to all existing and future senior indebtedness of the Company, including the Notes in this Offering, and are effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. The Convertible Notes are not guaranteed by any of the Company's subsidiaries. The indenture governing the Convertible Notes does not restrict the ability of the Company or its subsidiaries to incur additional indebtedness, including senior indebtedness.

                                  UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, each Underwriter named below has agreed to purchase, and the Company has agreed to sell to such Underwriter, the principal amount of Notes set forth opposite the name of such Underwriter below:


                                    NAME                                   PRINCIPAL AMOUNT
    ---------------------------------------------------------------------  ----------------
    Smith Barney Inc. ...................................................    $
    BT Securities Corporation............................................
    Montgomery Securities................................................
                                                                               ----------
              Total......................................................    $120,000,000
                                                                               ==========


     The Underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken.

     The Underwriters have advised the Company that they propose initially to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of   % of the public offering price of the
Notes. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of   % of the public offering price of the Notes to certain other dealers. After the public offering, the public offering price and such concessions may be changed from time to time by the Underwriters. The Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


     The Notes have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The Underwriters have informed the Company that the Underwriters intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so and any such market activity may be terminated at any time without notice to the Holders. No assurance can be given as to the liquidity of or the trading market for the Notes. See "Risk Factors -- Absence of Public Market for the Notes."


     Smith Barney Inc. from time to time has provided financial advisory services to the Company and expects to continue to do so from time to time in the future. Smith Barney Inc. has received and expects to receive customary fees for services provided to the Company.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C. Jack H. Nusbaum, a Director of the Company who beneficially owns 10,000 shares of Common Stock and an additional 10,000 shares of Common Stock underlying stock options, is a partner in the law firm of Willkie Farr & Gallagher.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and J.H. Cohn & Company, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company's common stock, par value $.01 per share, and 7% Convertible Subordinated Notes due 2002 are listed on the New York Stock Exchange. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement, including the exhibits and schedules. The Registration Statement, together with its exhibits and schedules thereto, may be inspected, without charge, at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20459, and also at the regional offices of the Commission listed above. Copies of such material may also be obtained from the Commission upon the payment of prescribed fees.

     Statements contained in the Prospectus as to any contracts, agreements or other documents filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof, and each such statement in the Prospectus is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A filed on April 19, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and the Company's Current Reports on Form 8-K dated April 25, 1995 and August 29, 1995, each previously filed by the Company with the Commission, are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the Offering shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to Prime Hospitality Corp., 700 Route 46 East, Fairfield, New Jersey 07007-2700, Attention: Joseph Bernadino, Senior Vice President, Secretary and General Counsel, (201) 882-1010.

                            PRIME HOSPITALITY CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Consolidated (Unaudited):
  Balance Sheets at December 31, 1994 and September 30, 1995..........................   F-2
  Statements of Income for the Nine Months Ended September 30, 1994 and September 30,
     1995.............................................................................   F-3
  Statements of Cash Flows for the Nine Months Ended September 30, 1994 and September
     30, 1995.........................................................................   F-4
Notes to Interim Consolidated Financial Statements....................................   F-5
Report of Arthur Andersen LLP.........................................................   F-8
Consolidated:
  Balance Sheets at December 31, 1993 and 1994........................................   F-9
  Statements of Income for the Five Months Ended December 31, 1992 and the Years Ended
     December 31, 1993 and 1994.......................................................  F-10
  Statements of Stockholders' Equity for the Five Months Ended December 31, 1992 and
     the Years Ended December 31, 1993 and 1994.......................................  F-11
Statements of Cash Flows for the Five Months Ended December 31, 1992 and the Year
  Ended December 31, 1993 and 1994....................................................  F-12
Notes to Consolidated Financial Statements............................................  F-13
Report of Arthur Andersen LLP.........................................................  F-26
Report of J.H. Cohn & Company.........................................................  F-27
Consolidated:
  Balance Sheets at June 30, 1992 and July 31, 1992...................................  F-29
  Statements of Operations for the Year Ended June 30, 1992 and the One Month Ended
     July 31, 1992....................................................................  F-31
  Statements of Stockholders' Equity (Deficiency) for the Year Ended June 30, 1992 and
     the One Month Ended July 31, 1992................................................  F-32
  Statements of Cash Flows for the Year Ended June 30, 1992 and the One Month Ended
     July 31, 1992....................................................................  F-33
  Notes to Consolidated Financial Statements..........................................  F-35

     Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the consolidated financial statements or notes thereto.

     Separate financial statements of 50% or less owned entities accounted for by the equity method have been omitted because such entities considered in the aggregate as a single subsidiary would not constitute a significant subsidiary.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1994 AND SEPTEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                      SEPTEMBER 30,
                                                                                          1995
                                                                     DECEMBER 31,     -------------
                                                                         1994
                                                                     ------------      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................................    $ 12,524         $  34,704
  Marketable securities available for sale.........................       1,117            25,400
  Restricted cash..................................................       9,725             9,370
  Accounts receivable, net of reserves.............................       7,819            12,583
  Current portion of mortgages and notes receivable................       1,925            14,380
  Other current assets.............................................       7,196             5,791
                                                                       --------          --------
          Total current assets.....................................      40,306           102,228
Property, equipment and leasehold improvements, net of accumulated
  depreciation and amortization....................................     299,291           384,400
Mortgages and notes receivable, net of current portion.............      81,260            65,040
Other assets.......................................................      14,075            16,809
                                                                       --------          --------
          TOTAL ASSETS.............................................    $434,932         $ 568,477
                                                                       ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITIES
Current liabilities:
  Current portion of debt..........................................    $  5,284         $   6,784
  Other current liabilities........................................      23,904            26,218
                                                                       --------          --------
          Total current liabilities................................      29,188            33,002
Long-term debt, net of current portion.............................     178,545           289,102
Other liabilities..................................................      23,134            21,250
                                                                       --------          --------
          Total liabilities........................................     230,867           343,354
                                                                       --------          --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.10 per share; 20,000,000 shares
     authorized; none issued.......................................          --                --
  Common stock, par value $.01 per share; 75,000,000 shares
     authorized; 30,409,371 and 30,945,125 shares issued and
     outstanding at December 31, 1994 and September 30, 1995,
     respectively..................................................         304               309
  Capital in excess of par value...................................     171,774           179,571
  Retained earnings................................................      31,987            45,243
                                                                       --------          --------
          Total stockholders' equity...............................     204,065           225,123
                                                                       --------          --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............    $434,932         $ 568,477
                                                                       ========          ========


      See Accompanying Notes to Interim Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           1994         1995
                                                                         --------     --------
Revenues:
  Lodging..............................................................  $ 64,832     $108,157
  Food and beverage....................................................    11,883       28,096
  Management and other fees............................................     7,505        6,080
  Interest on mortgages and notes receivable...........................    12,134        9,268
  Rental and other.....................................................       982        1,042
                                                                          -------     --------
          Total revenues...............................................    97,336      152,643
                                                                          -------     --------
Costs and expenses:
  Direct hotel operating expenses:
     Lodging...........................................................    18,347       28,561
     Food and beverage.................................................     9,488       21,165
     Selling and general...............................................    19,431       36,585
  Occupancy and other operating........................................     7,638        8,216
  General and administrative...........................................    11,269       11,410
  Depreciation and amortization........................................     6,287       11,907
                                                                          -------     --------
          Total costs and expenses.....................................    72,460      117,844
                                                                          -------     --------
Operating income.......................................................    24,876       34,799
Investment income......................................................     1,492        3,879
Interest expense.......................................................   (10,397)     (15,933)
Other income...........................................................     7,463        1,427
Other expense..........................................................        --       (2,200)
                                                                          -------     --------
Income before income taxes and extraordinary items.....................    23,434       21,972
Provision for income taxes.............................................     9,608        8,789
                                                                          -------     --------
Income before extraordinary items......................................    13,826       13,183
Extraordinary items -- Gains on discharges of indebtedness
  (net of income taxes)................................................       172           73
                                                                          -------     --------
Net income.............................................................  $ 13,998     $ 13,256
                                                                          =======     ========
Net income per common share:
  Income before extraordinary items....................................  $    .43     $    .41
  Extraordinary items..................................................       .01           --
                                                                          -------     --------
Net income.............................................................  $    .44     $    .41
                                                                          =======     ========


      See Accompanying Notes to Interim Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995
                                 (IN THOUSANDS)


                                                                          1994         1995
                                                                        --------     ---------
CASH FLOWS
Cash flows from operating activities:
  Net income..........................................................  $ 13,998     $  13,256
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization....................................     6,287        11,907
     Provision for hurricane damage...................................        --         2,200
     Utilization of net operating loss carryforwards..................     2,295         5,874
     Gains on settlements of notes receivable.........................    (6,005)         (822)
     Gains on discharges of indebtedness..............................      (291)         (121)
     Gains on disposals of assets.....................................    (1,099)       (1,103)
     Compensation expense related to stock options....................        43            12
     Increase (decrease) from changes in other operating assets and liabilities:
       Accounts receivable............................................     1,016        (4,764)
       Other current assets...........................................       784         1,393
       Other liabilities..............................................     1,141        (1,806)
                                                                        --------     ---------
       Net cash provided by operating activities......................    18,169        26,026
                                                                        --------     ---------
Cash flows from investing activities:
  Net proceeds from mortgages and notes receivable....................    33,799        14,672
  Disbursements for mortgages and notes receivable....................    (1,100)      (12,704)
  Proceeds from sales of property, equipment and leasehold
     improvements.....................................................     1,053         1,784
  Purchases of property, equipment and leasehold improvements.........   (28,303)      (88,013)
  Decrease in restricted cash.........................................     3,378           355
  Proceeds from sales of marketable securities........................     1,082         2,165
  Purchases of marketable securities..................................    (5,885)      (24,145)
  Other...............................................................    (1,516)        1,086
                                                                        --------     ---------
       Net cash provided by (used in) investing activities............     2,508      (104,800)
                                                                        --------     ---------
Cash flows from financing activities:
  Net proceeds from issuance of debt..................................     3,725       120,159
  Payments of debt....................................................   (42,479)      (20,705)
  Proceeds from the exercise of stock options and warrants............     1,056         1,559
  Other...............................................................        75           (59)
                                                                        --------     ---------
       Net cash provided by (used in) financing activities............   (37,623)      100,954
                                                                        --------     ---------
Net increase (decrease) in cash and cash equivalents..................   (16,946)       22,180
Cash and cash equivalents at beginning of period......................    41,569        12,524
                                                                        --------     ---------
Cash and cash equivalents at end of period............................  $ 24,623     $  34,704
                                                                        ========     =========


      See Accompanying Notes to Interim Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     In the opinion of management, the accompanying interim unaudited consolidated financial statements of Prime Hospitality Corp. and subsidiaries (the "Company") contain all material adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1995 and the results of its operations for the nine months ended September 30, 1994 and 1995 and cash flows for the nine months ended September 30, 1994 and 1995. Certain reclassifications have been made to the September 30, 1994 consolidated financial statements to conform them to the September 30, 1995 presentation.

     The financial statements for the nine months ended September 30, 1994 and 1995 were prepared on a consistent basis with the audited consolidated financial statements for the year ended December 31, 1994.

     The consolidated results of operations for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year. These interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994.

NOTE 2 -- ACQUISITIONS

     In March 1995, the Company acquired the option of ShoLodge, Inc. ("ShoLodge") to purchase a 50% interest in eleven of the Company's AmeriSuites hotels and also acquired the ownership interest of the remaining AmeriSuites hotel not already owned by the Company. In 1993, the Company and its wholly-owned subsidiary, Suites of America, Inc. ("SOA") entered into agreements with ShoLodge, a company controlled by a former director, designed to further the growth of its AmeriSuites hotels from the six hotels owned by the Company at that time. Pursuant to these agreements, (i) ShoLodge agreed to build and finance six additional AmeriSuites hotels and received an option to purchase a 50% interest in SOA and (ii) the Company received an option pursuant to which it could require ShoLodge to purchase a 50% interest in SOA. The exercise of the option by ShoLodge was scheduled to occur in January 1995, when the Company and ShoLodge began to negotiate the Company's buyout of ShoLodge's option. The consideration payable by the Company was based upon the fair market value of the properties. The consideration totaled $19,700,000 and was comprised of (i) $16,100,000 in cash, of which $6,100,000 was paid on March 31, 1995 and $10,000,000 was paid on May 5, 1995, plus (ii) $18,500,000 which will be paid in notes maturing in 1997, less (iii) $14,900,000 of existing debt on five hotels, which was retired at face value. The transaction resulted in a net increase of approximately $3,600,000 of long-term debt. No gain or loss was recorded on the forgiveness of debt. As a result of this transaction, the Company assumed management of these hotels.


     In August 1995, the Company entered into an agreement to purchase four Bradbury Suites hotels for $18,700,000. The hotels, comprising 447 rooms, are located in Augusta, Georgia; Columbia, South Carolina; Arlington Heights, Illinois and Jacksonville, Florida. The Company is converting the hotels to its proprietary AmeriSuites brand. In August 1995, the Company also purchased the 149 room all-suite St. Tropez Hotel and Shopping Center in Las Vegas for $15,200,000.


NOTE 3 -- DEBT


     In April 1995, the Company issued $86,250,000 of 7% Convertible Subordinated Notes due 2002. The notes bear interest at 7%, are convertible into common stock at a price of $12 per share at the option of the holder and mature on April 15, 2002. The notes are redeemable, in whole or in part, at the option of the Company after three years at premiums to principal which decline on each anniversary date.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     In February 1995, Prime obtained $39,000,000 of mortgage financing on eleven of its hotels under two separate loan agreements. Both loans bear interest at variable rates (approximately 10.5% at September 30, 1995) and have five-year maturities.

     During 1995, the Company prepaid and retired approximately $15,200,000 of its senior secured notes, resulting in pre-tax extraordinary gains of $121,000. In October 1995, the Company prepaid and retired an additional $7,056,000 of its senior secured notes. A pre-tax extraordinary gain of $53,000 will be recorded in the fourth quarter.

NOTE 4 -- INCOME TAXES

     At September 30, 1995, the Company had available federal net operating loss carryforwards of approximately $106,600,000 which will expire beginning in 2005 and continuing through 2007. Of this amount, $104,800,000 is subject to an annual limitation of $8,735,000 under the Internal Revenue Code due to a change in ownership of the Company. The Company also has potential state income tax benefits relating to net operating loss carryforwards of approximately $8,000,000 which will expire during various periods from 1995 to 2006. Certain of these potential benefits are subject to annual limitations similar to federal requirements due to factors such as the level of business conducted in each state and the amount of income subject to tax within each state's carryforward period. For the nine months ended September 30, 1995 the Company recognized $5,874,000 of tax benefits as a contribution to stockholders' equity.

NOTE 5 -- CONTINGENCIES

     The Company received a second favorable ruling in its litigation with Financial Security Assurance, Inc. ("FSA") in which FSA sought approximately $31,200,000 previously received by the Company in settlement of a note and guaranty from Allen V. Rose and Arthur Cohen ("Rose and Cohen"). In an order dated April 25, 1995, the U.S. District Court for the Southern District of Florida (the "U.S. District Court") affirmed a lower court ruling approving the Company's settlement with Rose and Cohen and finding that the Company alone was entitled to the settlement proceeds. The Company had previously reached a settlement in 1993 with Rose and Cohen which provided for Rose or his affiliate to pay the Company $25,000,000 plus proceeds from the sale of approximately 1,100,000 shares of the Company's common stock held by Rose, bringing the total settlement proceeds to approximately $31,200,000. FSA asserted that, under the terms of an intercreditor agreement, it was entitled to receive the settlement proceeds otherwise payable to the Company. The U.S. Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") ruled in favor of the Company in April 1994 and the Company used $25,000,000 of the settlement proceeds to retire certain senior secured notes. FSA appealed to the U.S. District Court, which affirmed the Bankruptcy Court's ruling. On May 12, 1995, the Company used the remaining proceeds plus accrued interest to prepay senior secured notes. On May 23, 1995, FSA filed a notice of appeal with the U.S. Court of Appeals for the 11th Circuit. The Company believes that FSA is unlikely to prevail on its claim, and as a result, does not believe it will have a material impact on the accompanying Consolidated Financial Statements.

NOTE 6 -- NET INCOME PER COMMON SHARE

     Primary net income per common share was computed based on the weighted average number of common shares and common share equivalents (dilutive stock options and warrants) outstanding during each period. The weighted average number of common shares used in computing primary net income per share was 31,969,000 for the nine months ended September 30, 1994 and 32,118,000 for the nine months ended September 30, 1995.

     Fully diluted net income per share, in addition to the adjustments for primary net income per share, reflects the elimination of interest expense and the issuance of additional common shares from the assumed conversion of the 7% convertible subordinated notes from their issuance in the second quarter of 1995. The

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES weighted average number of common shares used in computing fully diluted net income per share was 36,666,000 for the nine months ended September 30, 1995. Fully diluted net income per share has not been presented in the consolidated financial statements because the dilutive effect is not material.

NOTE 7 -- OTHER INCOME

     Other income consists of items which are not considered part of the Company's recurring operations and is composed of the following (in thousands):

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                 ---------------------
                                                                  1994           1995
                                                                 ------         ------
        Gains on settlements of notes receivable...............  $6,005         $  822
        Gain on sale of property...............................   1,099            605
        Other..................................................     359             --
                                                                 ------         ------
                  Total........................................  $7,463         $1,427
                                                                 ======         ======

NOTE 8 -- OTHER EXPENSE

     Other expense of $2,200,000 for the nine months ended September 30, 1995 consists of a reserve for insurance deductibles related to hurricane damage at the Company's Marriott's Frenchman's Reef Resort hotel in St. Thomas, United States Virgin Islands.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of Prime Hospitality Corp.:

     We have audited the accompanying consolidated balance sheets of Prime Hospitality Corp. (a Delaware corporation) and subsidiaries ("the Company") as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended and the five months ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Hospitality Corp. and subsidiaries as of December 31, 1994 and 1993 and the results of their operations and their cash flows for the years then ended and the five months ended December 31, 1992 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Roseland, New Jersey
February 2, 1995

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           1993         1994
                                                                         --------     --------
ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 41,569     $ 12,524
  Restricted cash......................................................    10,993        9,725
  Accounts receivable, net of reserves.................................     6,266        7,819
  Current portion of mortgages and notes receivable....................     2,275        1,925
  Accrued interest receivable..........................................     3,954        1,539
  Other current assets.................................................     3,145        5,657
                                                                         --------     --------
          Total current assets.........................................    68,202       39,189
Property, equipment and leasehold improvements, net of accumulated
  depreciation and amortization........................................   172,786      299,291
Mortgages and notes receivable, net of current portion.................   163,033       81,260
Other assets...........................................................     6,664       15,192
                                                                         --------     --------
          TOTAL ASSETS.................................................  $410,685     $434,932
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of debt..............................................  $ 19,282     $  5,284
  Other current liabilities............................................    22,445       23,904
                                                                         --------     --------
          Total current liabilities....................................    41,727       29,188
Long-term debt, net of current portion.................................   168,618      178,545
Other liabilities......................................................    28,976       23,134
                                                                         --------     --------
          Total liabilities............................................   239,321      230,867
                                                                         --------     --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.10 per share; 20,000,000 shares authorized;
     none issued.......................................................        --           --
  Common stock, par value $.01 per share; 50,000,000 shares authorized
     29,988,674 and 30,409,371 shares issued and outstanding in 1993
     and 1994, respectively............................................       300          304
  Capital in excess of par value.......................................   157,507      171,774
  Retained earnings....................................................    13,557       31,987
                                                                         --------     --------
          Total stockholders' equity...................................   171,364      204,065
                                                                         --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $410,685     $434,932
                                                                         ========     ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FIVE MONTHS          YEAR ENDED       YEAR ENDED
                                                   ENDED DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                          1992                1993             1994
                                                   ------------------     ------------     ------------
Revenues:
  Room...........................................       $ 24,639            $ 69,487         $ 88,753
  Food and beverage..............................          4,598              12,270           18,090
  Management and other fees......................          5,000              10,831           10,021
  Interest on mortgages and notes receivable.....          6,335              14,765           15,867
  Rental and other...............................            762               1,507            1,572
                                                         -------            --------         --------
          Total revenues.........................         41,334             108,860          134,303
                                                         =======            ========         ========
Costs and expenses:
  Direct hotel operating expenses:
     Room........................................          6,952              19,456           24,539
     Food and beverage...........................          4,027              10,230           13,886
     Selling and general.........................          7,811              20,429           26,733
  Occupancy and other operating..................          4,351              11,047           11,261
  General and administrative.....................          5,929              15,685           15,089
  Depreciation and amortization..................          2,918               7,117            9,427
                                                         -------            --------         --------
          Total costs and expenses...............         31,988              83,964          100,935
                                                         =======            ========         ========
Operating income.................................          9,346              24,896           33,368
Interest income on cash investments..............            693               1,267            1,966
Interest expense.................................         (7,718)            (16,116)         (13,993)
Other income.....................................             --               3,809            9,089
                                                         -------            --------         --------
Income before income taxes and extraordinary
  items..........................................          2,321              13,856           30,430
Provision for income taxes.......................            928               5,681           12,172
                                                         -------            --------         --------
Income before extraordinary items................          1,393               8,175           18,258
Extraordinary items -- gains on discharges of
  indebtedness (net of income taxes of $2,772 and
  $120)..........................................             --               3,989              172
                                                         -------            --------         --------
Net income.......................................       $  1,393            $ 12,164         $ 18,430
                                                         =======            ========         ========
Net income per common share:
  Income before extraordinary items..............       $    .05            $    .27         $    .57
  Extraordinary items............................             --                 .13              .01
                                                         -------            --------         --------
Net income per common share......................       $    .05            $    .40         $    .58
                                                         =======            ========         ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         CAPITAL
                                                     COMMON STOCK          IN
                                                  -------------------   EXCESS OF   RETAINED
                                                    SHARES     AMOUNT   PAR VALUE   EARNINGS     TOTAL
                                                  ----------   ------   ---------   --------   ---------
Balance August 1, 1992..........................  29,912,794    $299    $ 135,301   $     --    $135,600
Net income......................................          --      --           --      1,393       1,393
Utilization of net operating loss
  carryforwards.................................          --      --          789         --         789
                                                  -----------   ----     --------    -------    --------
Balance December 31, 1992.......................  29,912,794     299      136,090      1,393     137,782
Net income......................................          --      --           --     12,164      12,164
Utilization of net operating loss
  carryforwards.................................          --      --        4,525         --       4,525
Federal income tax refund.......................          --      --       16,462         --      16,462
Compensation expense related to stock option
  plan..........................................          --      --          225         --         225
Proceeds from exercise of stock options.........      30,000      --           81         --          81
Proceeds from exercise of stock warrants........      45,880       1          124         --         125
                                                  -----------   ----     --------    -------    --------
Balance December 31, 1993.......................  29,988,674     300      157,507     13,557     171,364
Net income......................................          --      --           --     18,430      18,430
Utilization of net operating loss
  carryforwards.................................          --      --        5,861         --       5,861
Amortization of pre-fresh start tax basis
  differences...................................          --      --        6,954         --       6,954
Federal income tax refund.......................          --      --          200         --         200
Compensation expense related to stock option
  plan..........................................          --      --           60         --          60
Proceeds from exercise of stock options.........     216,080       2          640         --         642
Proceeds from exercise of stock warrants........     204,617       2          552         --         554
                                                  -----------   ----     --------    -------    --------
Balance December 31, 1994.......................  30,409,371    $304    $ 171,774   $ 31,987    $204,065
                                                  ===========   ====     ========    =======    ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   FIVE MONTHS ENDED      YEAR ENDED       YEAR ENDED
                                                     DECEMBER 31,        DECEMBER 31,     DECEMBER 31,
                                                         1992                1993             1994
                                                   -----------------     ------------     ------------
Cash flows from operating activities:
  Net income.....................................      $   1,393           $ 12,164         $ 18,430
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............          2,918              7,117            9,427
     Gain on settlement of note receivable.......             --                 --           (6,224)
     Utilization of net operating loss
       carryforwards.............................            789              4,525            5,861
     Amortization of pre-fresh start tax basis
       differences...............................             --                 --            6,954
     Deferred income taxes.......................             --              1,541             (205)
     Gains on discharges of indebtedness.........             --             (6,761)            (292)
     Gains on disposals of assets................             --             (1,769)          (1,099)
     Compensation expense related to stock
       options...................................             --                225               60
  Increase (decrease) from changes in other
     operating assets and liabilities:
     Accounts receivable.........................            320                269           (1,945)
     Other current assets........................         (1,445)            (1,791)             127
     Other liabilities...........................           (248)             4,208           (2,422)
                                                        --------           --------         --------
     Net cash provided by operating activities...          3,727             19,728           28,672
                                                        --------           --------         --------
Cash flows from investing activities:
  Proceeds from mortgages and other notes
     receivable..................................         46,165             10,861           36,198
  Disbursements for mortgages and other notes
     receivable..................................             --               (515)          (1,100)
  Proceeds from sales of property, equipment and
     leasehold improvements......................             --              3,715            1,480
  Purchases of property, equipment and leasehold
     improvements................................         (1,803)           (14,346)         (63,360)
  Decrease in restricted cash....................          9,939              1,903            1,268
  Proceeds from retirement of debt securities....             --                 --            1,116
  Purchase of debt and other securities..........             --                 --           (5,885)
  Other..........................................           (506)               663           (3,965)
                                                        --------           --------         --------
     Net cash provided by (used in) investing
       activities................................         53,795              2,281          (34,248)
                                                        --------           --------         --------
Cash flows from financing activities:
  Payments of debt...............................        (56,592)           (30,890)         (43,771)
  Proceeds from issuance of debt.................             --              2,771           19,026
  Proceeds from the exercise of stock options and
     warrants....................................             --                206            1,196
  Principal proceeds from federal income tax
     refund......................................             --             16,462              200
  Reorganization items after emergence from
     bankruptcy..................................         (3,807)            (5,605)            (120)
                                                        --------           --------         --------
     Net cash used in financing activities.......        (60,399)           (17,056)         (23,469)
                                                        --------           --------         --------
Net increase (decrease) in cash and cash
  equivalents....................................         (2,877)             4,953          (29,045)
Cash and cash equivalents at beginning of
  period.........................................         39,493             36,616           41,569
                                                        --------           --------         --------
Cash and cash equivalents at end of period.......      $  36,616           $ 41,569         $ 12,524
                                                        --------           --------         --------

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994

NOTE 1 -- BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITIES:

     Prime Hospitality Corp. (the "Company") is a hotel owner/operator with ownership or management of hotels in the United States and the U.S. Virgin Islands. The Company's hotels primarily provide moderately priced, quality accommodations in secondary markets, and operate under franchise agreements with national hotel chains or under the Company's proprietary Wellesley Inns or AmeriSuites brand names.

     The Company emerged from the Chapter 11 reorganization proceeding of its predecessor, Prime Motor Inns, Inc. and certain of its subsidiaries ("PMI"), which consummated its Plan of Reorganization ("the Plan") on July 31, 1992 (the "Effective Date"). PMI and certain of its subsidiaries had filed for protection under Chapter 11 of the United States Bankruptcy Code in September of 1990. During the reorganization, PMI re-negotiated most of its leases, management agreements and debt commitments, resulting in the elimination of a substantial number of unprofitable contract relationships and excessive debt obligations.

BASIS OF PRESENTATION:

     Pursuant to the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adopted fresh start reporting as of July 31, 1992. Under fresh start reporting, the reorganization value of the entity was allocated to the reorganized Company's assets on the basis of the purchase method of accounting. The reorganization value (the approximate fair value) of the assets of the emerging entity was determined by consideration of many factors and various valuation methods, including discounted cash flows and price/earnings and other applicable ratios believed by management to be representative of the Company's business and industry. Liabilities were recorded at face values, which approximate the present values of amounts to be paid determined at appropriate interest rates. Under fresh start reporting, the consolidated balance sheet as of July 31, 1992 became the opening consolidated balance sheet of the emerging Company.

     In accordance with SOP 90-7, financial statements covering periods prior to July 31, 1992 are not presented because such statements have been prepared on a different basis of accounting and are thus not comparable.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS:

     Cash equivalents are highly liquid unrestricted investments with a maturity of three months or less when acquired.

RESTRICTED CASH:

     Restricted cash consists primarily of highly liquid investments that serve as collateral for debt obligations due within one year.

MORTGAGES AND NOTES RECEIVABLE:

     Mortgages and notes receivable are reflected at their fair value as of July 31, 1992, adjusted for payments and other advances since that date. The amount of interest income recognized on mortgages and notes receivable is generally based on the stated interest rate and the carrying value of the notes. The Company has

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES a number of subordinated or junior mortgages which remit payment based on hotel cash flow. Because there is substantial doubt that the Company will recover any value, these mortgages were assigned no value in the Company's consolidated financial statements when the Company adopted fresh-start reporting on the Effective Date. Interest on cash flow mortgages and delinquent loans is generally recognized when cash is received.

     In May 1993 and October 1994, the Financial Accounting Standards Board issued SFAS 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." As defined in SFAS 114 and SFAS 118, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS 114 and SFAS 118 require that the measurement of impairment of a loan be based on the present value of expected future cash flows (net of estimated costs to sell) discounted at the loan's effective interest rate. Impairment can also be measured based on a loan's observable market price or the fair value of collateral, if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to operations.

     The Company is required to adopt these new accounting rules effective January 1, 1995. Management expects the effect of adopting these new accounting standards will be immaterial based on the current net carrying value of its mortgage and notes receivable portfolio.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Property, equipment and leasehold improvements that the Company intends to continue to operate are stated at their fair market value as of July 31, 1992 plus the cost of acquisitions subsequent to that date less accumulated depreciation and amortization from August 1, 1992. Provision is made for depreciation and amortization using the straight-line method over the estimated useful lives of the assets. Properties identified for disposal are stated at their estimated net realizable value.

INCOME TAXES:

     The Company and its subsidiaries file a consolidated Federal income tax return. For financial reporting purposes, the Company follows Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("FAS 109"). In accordance with FAS 109, as well as SOP 90-7, income taxes have been provided at statutory rates in effect during the period. Tax benefits associated with net operating loss carryforwards and other temporary differences that existed at the time fresh start reporting was adopted are reflected as a contribution to stockholders' equity in the period in which they are realized.

NET INCOME PER COMMON SHARE:

     Net income per common share is computed based on the weighted average number of common shares and common share equivalents outstanding during each period. The weighted average number of common shares used in computing primary net income per share was 29,913,000 for the five months ended December 31, 1992 and 30,721,000 and 32,022,000 for the years ended December 31, 1993 and 1994, respectively. Net income per common shares was restated for all periods to reflect a 9.4% reduction in the number of shares distributed under PMI's Plan (See Note 10). The dilutive effect of stock warrants and options during the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 was not material (see Note 10).

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

RECLASSIFICATIONS:

     Certain reclassifications have been made to the December 31, 1992 and 1993 consolidated financial statements to conform them to the December 31, 1994 presentation.

NOTE 2 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1993        1994
                                                                   -------     -------
        Cash.....................................................  $ 3,013     $ 5,953
        Commercial paper and other cash equivalents..............   38,556       6,571
                                                                   -------     -------
                  Totals.........................................  $41,569     $12,524
                                                                   =======     =======

NOTE 3 -- MORTGAGES AND NOTES RECEIVABLE

     Mortgages and notes receivable are comprised of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1993         1994
                                                                 --------     --------
        Properties operated by the Company(a)..................  $ 65,323     $ 60,609
        Other(b)...............................................    24,985       22,576
        Frenchman's Reef resort hotel(c).......................    50,000           --
        Rose and Cohen entities(d).............................    25,000           --
                                                                 --------     --------
                  Total........................................  $165,308     $ 83,185
        Less current portion...................................    (2,275)      (1,925)
                                                                 --------     --------
        Long-term portion......................................  $163,033     $ 81,260
                                                                 ========     ========

---------------
(a) The Company is the holder of mortgage notes receivable with a book value of $46,497,000 secured primarily by 10 hotel properties operated by the Company under management agreements and $14,112,000 in mortgages secured primarily by 4 properties operated under lease agreements. These notes currently bear interest at rates ranging from 8.5% to 13.5% and mature through 2017. The mortgages were primarily derived from the sales of hotel properties. Many of the managed properties were unable to pay in full the annual debt service required under the terms of the original mortgages. The Company has restructured approximately $33,000,000 of these loans to pay based upon available cash and a participation in the future excess cash flow of such hotel properties. The restructurings generally include a "senior portion" featuring defined payment terms, and a "junior portion" payable annually based on cash flow. The junior portion represents the difference between the original mortgage and the new senior portion and provides the Company the opportunity to recover that difference if the hotel's performance improves. In addition to the junior portion of the restructured mortgages, the Company holds junior or other cash flow mortgages and subordinated interests in other hotel properties operated by the Company under management agreements. Pursuant to these mortgage agreements, the Company is entitled to receive the majority of excess cash flow generated by these hotel properties. In total, the Company has junior mortgages relating to 22 hotel properties which mature on various dates from 1999 through 2088. Due to the junior positions of these mortgages, foreclosure rights are of limited value. However, these mortgages enable the Company to participate in a substantial portion of the future sales proceeds upon sales of the hotels after satisfying all obligations senior to these junior mortgages.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

    Although these junior mortgages have an aggregate face value of approximately $65,000,000, in accordance with the adoption of fresh start reporting under SOP 90-7, no value was assigned to the junior portions of the restructured notes or the junior mortgages and subordinated interests on the other hotels as there was substantial doubt at the time of valuation that the Company would recover any of their value. As a result, interest income on these junior or cash flow mortgages is recognized when cash is received. During 1993 and 1994, the Company recognized $976,000 and $2,000,000, respectively, of interest income related to these mortgages. The hotels underlying these mortgages are all managed by the Company. Future recognition of interest income on these mortgages is dependent primarily upon the net cash flow of the underlying hotels after debt service, which is senior to the Company's junior positions.

(b) Other notes receivable currently bear interest at effective rates ranging from 4% to 10.5%, mature through 2011 and are secured primarily by hotel properties not currently managed by the Company.

(c) The mortgage notes secured by the Frenchman's Reef Resort Hotel ("Frenchman's Reef") consisted of first and second mortgages with face values of $53,383,000 and $25,613,000, respectively, with final scheduled principal payments of $51,976,000 and $25,613,000 due on July 31, 1995. In connection with the adoption of fresh start reporting, the Company valued the notes at $50,000,000.

    During the five months ended December 31, 1992, and years ended December 31, 1993 and 1994 the Company recognized $1,770,000, $4,250,000 and $4,586,000 of interest income on these notes, respectively, based on the level of cash flow generated from the hotel property available to service the notes. Interest income of approximately $4,300,000, $10,300,000 and $9,800,000 would have been recorded for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 if the notes receivable had been current in accordance with their original terms.

    In December 1994, the Company obtained ownership of Frenchman's Reef in satisfaction of the mortgage note receivable through a pre-negotiated plan of reorganization. The Company had previously reached an agreement in 1993 to restructure its mortgage notes receivable secured by Frenchman's Reef with the general partner of Frenchman's Reef Beach Associates ("FRBA"), the owner of the hotel. In conjunction with the agreement, FRBA filed a pre-negotiated chapter 11 petition in September 1993. During the reorganization period, the Company continued to receive cash payments on its mortgage notes receivable under a cash collateral order approved by the Bankruptcy Court. Under the plan of reorganization, which was approved by the Bankruptcy Court on November 29, 1994, the Company obtained ownership and control of the hotel. The Company recorded the net assets of Frenchman's Reef at their respective fair market values at the time of restructuring. The fair market values were determined based on a recent appraisal of the hotel and approximated the book value of the mortgage note receivable of $50,000,000. Upon taking control of the property, the Company reallocated its basis in the mortgage note receivable of $50,000,000 to the various operating assets acquired (principally land, hotel building and furniture and fixtures) and no gain or loss was recorded in the transaction.

(d) From 1988 through 1990, PMI loaned entities controlled by Allan Rose and Arthur Cohen ("Rose and Cohen") an aggregate of $100,890,000 fully secured by property and/or personal guarantees. Based on PMI's estimate of the value of the collateral and the personal guarantees of Rose and Cohen and discussions related to the possible early payment of the loan, PMI wrote down the loan to $50,000,000 as of June 30, 1990 and discontinued the accrual of interest. As a result of further evaluation of the collateral and personal guarantees, the Company valued the note at $25,000,000 in connection with the adoption of fresh start reporting pursuant to SOP 90-7 as of July 31, 1992, the Effective Date. During 1993, the Company reached a settlement with Rose and Cohen of an adversary proceeding regarding the promissory note and personal guarantee, commenced by a subsidiary of PMI during 1991. The settlement provided for Rose or his affiliate to pay the Company the sum of $25 million, plus proceeds from approximately 1.1 million shares of the Company's common stock held by Rose.

    Financial Security Assurance, Inc. ("FSA") asserted that it was entitled to receive the settlement proceeds under the terms of a certain intercreditor agreement. In April 1994, the Court approved the

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES settlement and ruled that the Company had an exclusive right to the settlement proceeds. Upon receipt of the order, the Company used the $25 million of settlement proceeds to retire certain senior secured notes (see
    Note 6). On April 21, 1994, FSA filed its notice of appeal of the Court's order. During 1994, Rose sold approximately 1.0 million shares of the Company's common stock under the terms of the settlement for net proceeds of approximately $6.2 million. Since the Rose and Cohen note had a book value of $25 million at the time of the settlement, approximately $6.2 million was recorded as other income in the Company's statement of operations.

    All proceeds received pursuant to the settlement after April 21, 1994 have been held in escrow until an order on the appeal is received. The Company believes that FSA is unlikely to prevail on its claim, and as a result, does not believe it will have a material impact on the accompanying consolidated financial statements. Upon receipt of a favorable order from the Court, substantially all of the net proceeds are required to be used to retire additional debt (see Note 6).

NOTE 4 -- PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following (in thousands):

                                                             DECEMBER 31,
                                                         ---------------------      YEARS OF
                                                           1993         1994       USEFUL LIFE
                                                         --------     --------     -----------
    Land and land leased to others.....................  $ 29,407     $ 49,438
    Hotels.............................................   109,671      200,706       20 to 40
    Furniture, fixtures and autos......................    21,879       46,021        3 to 10
    Leasehold improvements.............................    10,222       11,336        3 to 40
    Construction in progress...........................     2,555        1,457
    Properties held for sale...........................     8,355        8,898
                                                         --------     --------
      Sub-total........................................   182,089      317,856
      Less accumulated depreciation and amortization...    (9,303)     (18,565)
                                                         --------     --------
              Totals...................................  $172,786     $299,291
                                                         ========     ========

     At December 31, 1994, the Company was the lessor of land and certain restaurant facilities in Company-owned hotels with an approximate aggregate book value of $8,074,000 pursuant to noncancelable operating leases expiring on various dates through 2013. Minimum future rentals under such leases are $10,132,000, of which $3,961,000 is scheduled to be received in the aggregate during the five-year period ending December 31, 1999.

     Depreciation and amortization expense on property, equipment and leasehold improvements was $2,784,000 for the five months ended December 31, 1992 and $7,015,000 and $9,300,000 for the years ended December 31, 1993 and 1994, respectively.

     During the years ended December 31, 1993 and 1994, the Company capitalized $0 and $836,000, respectively, of interest related to borrowings used to finance hotel construction.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 5 -- OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1993        1994
                                                                   -------     -------
        Accounts payable.........................................  $ 2,025     $ 4,436
          Interest...............................................    4,454       3,115
          Accrued payroll and related benefits...................    2,190       2,490
          Accrued expenses.......................................    1,592       4,182
          Insurance reserves.....................................    6,206       5,123
          Other..................................................    5,978       4,558
                                                                   -------     -------
                  Totals.........................................  $22,445     $23,904
                                                                   =======     =======

NOTE 6 -- DEBT

     Debt consists of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1993         1994
                                                                 --------     --------
        Secured notes(a).......................................  $ 86,683     $ 52,580
        Mortgages and other notes payable(b)...................    99,946      131,249
        Borrowings under credit agreement......................     1,271           --
                                                                 --------     --------
        Total debt.............................................   187,900      183,829
        Less current maturities................................   (19,282)      (5,284)
                                                                 --------     --------
                  Debt, net of current portion.................  $168,618     $178,545
                                                                 ========     ========

---------------
(a) Pursuant to the Plan, the Company issued two classes of Secured Notes which are identified as "Senior Secured Notes" and "Junior Secured Notes". The aggregate principal amount of Senior Secured Notes issued under the Plan was $91,300,000, comprised of $30,100,000 of 8.20% Fixed Rate Senior Secured Notes and $61,200,000 of Adjustable Rate Senior Secured Notes. The aggregate principal amount of Junior Secured Notes issued under the Plan was approximately $70,000,000.

    During 1994, the Company repurchased $6,527,000 of its Adjustable Rate Senior Secured Notes, $217,000 of its 8.20% Senior Secured Notes and $461,000 of its 9.20% Junior Secured Notes for an aggregate purchase price of $7,018,000. The repurchases resulted in pretax extraordinary gains of $187,000. In April 1994, the Company retired its Senior Secured Notes with a pre-payment of $26,408,000.

    In addition to the repurchases described above, during 1994 the Company purchased through a third party agent approximately $5,200,000 of its Senior Secured Notes and Junior Secured Notes for aggregate consideration of approximately $4,800,000. These notes are currently held by the third party agent and have not been retired due to certain restrictions under the note agreements. The purchases were recorded as investments on the Company's balance sheet and no gain will be recorded on these transactions until the notes mature or are redeemed. In April 1994, approximately $1,100,000 of the notes were retired from the proceeds of the Rose and Cohen settlement (See
    Note 3) resulting in a pretax extraordinary gain of approximately $100,000. In August 1994, approximately $37,000 was retired resulting in a pretax extraordinary gain of $5,000. As of December 31, 1994, the Company had unrecognized holding gains of approximately $295,000 related to these securities.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

    In 1994, the Company received consents from the required holders of its Junior Secured Notes to remove certain debt covenants which placed limitations on the Company's hotel development spending. In consideration of the amendment consent, the Company agreed to increase the coupon interest rate from 9.2% to 10.0% and to shorten the maturity by one year, from July 31, 2000 to July 31, 1999. In addition, the designation of these notes was changed from Junior Secured Notes to Senior Secured Notes, as the original Senior Secured Notes were retired.

    The collateral for the Secured Notes consists primarily of mortgages and notes receivable and real property, net of related liabilities (the "Secured Note Collateral"), with a book value of $92,215,000 as of December 31, 1994.

    Interest on the Secured Notes is payable semi-annually. The Secured Notes require that 85% of the cash proceeds from the Secured Note Collateral be applied first to interest then to prepayment of principal. Aggregate principal payments on the Secured Notes are required in order that one-third of the principal balance outstanding on December 31, 1996 is paid by July 31, 1998 and all of the balance is paid by July 31, 1999. To the extent the cash proceeds from the Secured Note Collateral are insufficient to pay interest or required principal payments on the Secured Notes, the Company will be obligated to pay any deficiency out of its general corporate funds.

    The Secured Notes contain covenants which, among other things, require the Company to maintain a net worth of at least $100,000,000, and preclude cash distributions to stockholders, including dividends and redemptions, until the Secured Notes have been paid in full.

(b) The Company has mortgage and other notes payable of approximately $74,713,000 that are secured by mortgage notes receivable and hotel properties with a book value of $110,476,000. Principal and interest on these mortgages and notes are generally paid monthly. At December 31, 1994 these notes bear interest at rates ranging from 6.6% to 12.45% and mature through 2008.

    At December 31, 1994, the Company has outstanding loans in the amount of $39,896,000 payable to ShoLodge, Inc. ("ShoLodge"). The foregoing loans are secured by AmeriSuites hotel properties with an aggregate book value of $63,824,000. The notes bear interest at 10.25% and mature in April 1997. The Company expects to incur an additional $3,600,000 of debt in the first quarter of 1995 in connection with its purchase of ShoLodge's option to acquire a 50% interest in Suites of America, Inc., a wholly owned subsidiary of the Company (see Note 9).

    The Company has $11,614,000 of notes restructured under the Plan which bear interest at rates ranging from 8.00% to 9.20% per annum payable semi-annually. Prior to maturity, principal amounts outstanding will be paid semi-annually based on a thirty-year amortization schedule. Each note matures on July 31, 2002 and is secured by a lien on mortgage notes receivable and hotel properties with a book value of $11,129,000 at December 31, 1994.

    The Company has other notes of $3,156,000, which bear interest at rates ranging from 8.0% to 8.2% and mature through 1999.

    In February 1995, the Company obtained $39 million of mortgage financing secured by hotels under two separate loan agreements. Both loans bear interest at variable rates (approximately 10.50% at December 31, 1994) and mature in 2000.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     Maturities of long-term debt for the next five years ending December 31 are as follows (in thousands):

                1995..............................................  $  5,284
                1996..............................................    41,073
                1997..............................................    45,687
                1998..............................................     3,617
                1999..............................................    54,717
                Thereafter........................................    33,451
                                                                    --------
                          Total...................................  $183,829
                                                                    ========

NOTE 7 -- LEASE COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases various hotels under lease agreements with initial terms expiring at various dates from 1995 through 2022. The Company has options to renew certain of the leases for periods ranging from 1 to 99 years. Rental payments are based on minimum rentals plus a percentage of the hotel properties' revenues in excess of stipulated amounts.

     The following is a schedule, by year, of future minimum lease payments required under the remaining operating leases that have terms in excess of one year as of December 31, 1994 (in thousands):

                1995............................................    $  4,630
                1996............................................       4,597
                1997............................................       4,565
                1998............................................       4,533
                1999............................................       4,500
                Thereafter......................................      95,638
                                                                    --------
                          Total.................................    $118,463
                                                                    ========

     Rental expense for all operating leases, including those with terms of less than one year, consist of the following for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 (in thousands):

                                                               DECEMBER 31,
                                                       ----------------------------
                                                        1992       1993       1994
                                                       ------     ------     ------
            Rentals..................................  $1,844     $5,009     $4,654
            Contingent rentals.......................     266        764        823
                                                       ------     ------     ------
                      Rental expense.................  $2,110     $5,773     $5,477
                                                       ======     ======     ======

  Employee Benefits

     The Company does not provide any material post employment benefits to its current or former employees.

  Contingent Claims

     The Company is involved in various other proceedings incidental to the normal course of its business. The Company believes that the resolution of these contingencies will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

  Financial Instruments and Concentration of Credit Risk

     The Company's accounts receivable and mortgages and other notes receivable (see Note 3) are derived primarily from and are secured by hotel properties, which constitutes a concentration of credit risk. These notes are subject to many of the same risks as the Company's operating hotel assets. A significant portion of the collateral is located in the Northeastern and Southeastern United States.

     In addition to the hotel property related receivables referred to above, the Company's financial instruments include (i) assets; cash and cash equivalents and restricted cash investments and (ii) liabilities; trade and notes payable and long-term debt (see Note 6). As described in Note 1, in connection with the adoption of fresh start accounting as of July 31, 1992, the Company revalued its assets and liabilities at amounts approximating fair market value. Since there have been no substantive adverse changes in market conditions since the date of the revaluation and on the basis of market quotes and experience on recent redemption offers for the Company's long-term debt, the Company believes that the carrying amount of these financial instruments approximated their fair market value as of December 31, 1993 and 1994.

     As a result of the reorganization proceedings and the rejection of certain leases, management contracts and other guarantees, the Company has no other material off-balance-sheet liabilities or credit risk as of December 31, 1994.

NOTE 8 -- INCOME TAXES

     The provision for income taxes (including amounts applicable to extraordinary items) consisted of the following for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 (in thousands):

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                1992      1993       1994
                                                                ----     ------     -------
    Current:
      Federal.................................................  $ --     $2,167     $   970
      State...................................................   139        220          28
                                                                ----     ------     -------
                                                                 139      2,387         998
    Deferred:
      Federal.................................................   789      5,049       9,780
      State...................................................    --      1,017       1,514
                                                                ----     ------     -------
                                                                 789      6,066      11,294
                                                                ----     ------     -------
              Total...........................................  $928     $8,453     $12,292
                                                                ====     ======     =======

     Income taxes are provided at the applicable federal and state statutory rates.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The tax effects of the temporary differences in the areas listed below resulted in deferred income tax provisions for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 (in thousands):

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                1992      1993       1994
                                                                ----     ------     -------
    Utilization of net operating loss.........................  $789     $4,525     $ 5,861
    Amortization of pre-fresh start basis
      differences -- properties and notes.....................    --      1,322       5,632
    Depreciation..............................................    --        144         200
    Leasehold reserves........................................    --         --         450
    Property transactions.....................................    --         --         320
    Other.....................................................    --         75      (1,169)
                                                                ----     ------     -------
              Total...........................................  $789     $6,066     $11,294
                                                                ====     ======     =======

     At December 31, 1994, the Company had available federal net operating loss carryforwards of approximately $117,500,000 which will expire beginning in 2005 and continuing through 2007. Of this amount, $104,800,000 is subject to an annual limitation of $8,735,000 under the Internal Revenue Code due to a change in ownership of the Company upon consummation of the Plan. The Company also has potential state income tax benefits relating to net operating loss carryforwards of approximately $9,262,000 which will expire during various periods from 1995 to 2006. Certain of these potential benefits are subject to annual limitations similar to federal requirements due to factors such as the level of business conducted in each state and the amount of income subject to tax within each state's carryforward period.

     In accordance with FAS 109, the Company has not recognized the future tax benefits associated with the net operating loss carryforwards or with other temporary differences. Accordingly, the Company has provided a valuation allowance of approximately $41,000,000 against the deferred tax asset as of December 31, 1994. To the extent any available carryforwards or other tax benefits are utilized, the amount of tax benefit realized will be treated as contribution to stockholders' equity and will have no effect on the income tax provision for financial reporting purposes. For the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 the Company recognized $789,000, $4,525,000 and $5,861,000, respectively, of such tax benefits as a contribution to stockholders' equity. Additionally, the Company recognized $6,954,000 as a contribution to stockholders' equity for the year ended December 31, 1994, which represents the amortization of pre-fresh start tax basis differences related to properties and notes receivable. As a result of reflecting substantially all of the deferred tax provisions as a contribution to stockholders' equity, the Company had no material deferred tax assets or liabilities as of December 31, 1993 and 1994.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The following summarizes significant financial information with respect to transactions with present and former officers, directors, their relatives and certain entities they control or in which they have a beneficial interest for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 (in thousands):

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                  1992     1993      1994
                                                                  -----    -----    -------
    Management and other fee income(a)..........................  $ 312    $ 810    $ 1,165
    Interest income(a)..........................................     72       14      1,283
    Management fee expense(b)...................................    162      222        679
    Interest expense(b).........................................    332      475        461
    Reservation fee expense(b)..................................    101      468        317

---------------
(a) The Company manages 15 hotels for partnerships in which related parties own various interests. The income amounts shown above primarily include transactions related to these hotel properties.

(b) In 1991, the Company entered into an agreement with ShoLodge, a company controlled by a former director, whereby ShoLodge was appointed the exclusive agent to develop and manage certain hotel properties. The Company had loans payable to ShoLodge of $39,896,000 at December 31, 1994 related to the development of hotels. The Company also uses the ShoLodge reservation system for its Wellesley and AmeriSuites properties.

    In 1993, the Company and its wholly-owned subsidiary, Suites of America, Inc. ("SOA") entered into agreements with ShoLodge designed to further the growth of its AmeriSuites hotels from the six hotels owned by the Company at that time. Pursuant to these agreements, (i) ShoLodge agreed to build and finance six additional AmeriSuites hotels and received an option to purchase a 50% interest in SOA and (ii) the Company received an option pursuant to which it could require ShoLodge to purchase a 50% interest in SOA. By December 1994, ShoLodge completed the development of these six hotels, five of which SOA acquired during 1993 and 1994, subject to mortgages held by ShoLodge. The Company recorded the assets and liabilities (including the mortgages payable to ShoLodge) of the five hotels and consolidated their results of operations from the date of acquisition. Upon completion of the six new hotels and the exercise of the option by either ShoLodge or the Company, ShoLodge was to forgive its mortgage interests on the five hotels owned by the Company and contribute its ownership interest on the remaining hotel and thereby acquire a 50% interest in SOA.

    The exercise of the option by ShoLodge was scheduled to occur in January 1995, when the Company and ShoLodge began to negotiate the Company's buyout of ShoLodge's option. In February 1995, the Company entered into an agreement to acquire ShoLodge's option to purchase the 50% interest in SOA and also acquired the ownership interest of the remaining AmeriSuites hotel not already owned by the Company. The consideration payable by the Company was determined on an arm's-length basis and was based upon the fair market value of the properties. The consideration totals $19,700,000 and is comprised of (i) $16,100,000, which will be paid in three cash installments during 1995, plus (ii) $18,500,000, which will be paid in notes maturing in 1997, less (iii) $14,900,000 of existing debt on five hotels, which will be forgiven at face value. The transaction will result in a net increase of approximately $3,600,000 of long-term debt, resulting in total debt of $43,500,000 owed to ShoLodge. No gain or loss will be recorded on the forgiveness of debt. As a result of this transaction, the Company assumed management of these hotels.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 10 -- COMMON STOCK AND COMMON STOCK EQUIVALENTS

     Pursuant to the Plan, on July 31, 1992 the Company began distributing shares of common stock to certain claimants and holders of PMI stock. The Plan provided for issuance of up to 33,000,000 shares of common stock; however, the number of shares ultimately distributed were 29,913,000. The consolidated financial statements had previously given full effect to the issuance of the maximum amount of 33,000,000 shares under the Plan. During 1994, when the Company resolved the final share distribution, it restated net income for all prior periods to reflect the 9.4% reduction in the number of shares. In addition to the shares distributed under the Plan, warrants to purchase 2,106,000 shares of the Company's common stock were issued to former shareholders of the Company's predecessor, PMI, in partial settlement of their bankruptcy interests. The warrants became exercisable on August 31, 1993 at an exercise price of $2.71 per share and expire five years after the date of grant. The exercise price was determined from the average per share daily closing price of the Company's common stock during the year following its reorganization on July 31, 1992. As of December 31, 1994 warrants to purchase 250,497 shares have been exercised.

     On July 31, 1992, the Company adopted various stock option and performance incentive plans under which options to purchase up to 1,650,000 shares of common stock may be granted to directors, officers or key employees under terms determined by the Board of Directors. During 1992, options to purchase 350,000 shares were granted to officers and directors, 240,000 of which are exercisable at December 31, 1994. In addition, options to purchase 330,000 shares were granted to a former officer in 1992. Such options are currently exercisable and expire on July 31, 1995. At December 31, 1994, 180,000 of these options were exercised. The exercise prices of the above options are based on the average market price one year from the date of grant which was determined to be $2.71 per share. Based on this exercise price, the amount of compensation expense attributable to these options was $225,000 and $60,000 for the years ended December 31, 1993 and 1994, respectively.

     In June 1993, options to purchase 393,000 shares of common stock were granted to employees under the Company's stock option plan. The options were granted at $3.63, which approximates the fair market value at the date of grant. Generally, options can be exercised during a participant's employment with the Company in equal annual installments over a three-year period and expire six years after the date of grant. During 1994, 41,080 shares were exercised.

     In August 1993, options to purchase 315,000 shares of common stock were granted to the members of the Company's Board of Directors. The options were granted at $3.20, which approximates the fair market value at the date of grant. One-third of these options became exercisable at the date of grant and the remaining options can be exercised in equal annual installments over a two-year period. The options expire six years after the date of grant. During 1994, 25,000 shares were exercised.

     In January 1994, options to purchase 50,000 shares of common stock were granted to a member of the Company's Board of Directors. The options were granted at $7.375, which approximates the fair market value at the date of grant. The options can be exercised in equal annual installments over a four year period. The options expire six years after the date of grant.

     In August 1994, options to purchase 317,100 shares of common stock were granted to employees under the Company's performance incentive plan. The options were granted at $7.625, which approximates the fair market value at the date of grant. Generally, options can be exercised during a participant's employment with the Company in equal annual installments over a three-year period and expire six years after the date of grant.

     In December 1994, options to purchase 30,000 shares of common stock were granted to new members of the Company's Board of Directors. The options were granted at $7.125, which approximates the fair market value at the date of grant. One-third of these options became exercisable at the date of grant and the remaining options can be exercised in equal annual installments over a two year period. The options expire six years after the date of grant.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The following is a summary of the various stock option plans:

                                                                   OPTION
                                                                   NUMBER          PRICE
                                                                  OF SHARES      PER SHARE
                                                                  ---------     -----------
    Outstanding -- December 31, 1992............................    680,000           $2.71
    Granted.....................................................    728,000     $2.71-$3.63
    Exercised...................................................    (30,000)          $2.71
    Cancelled...................................................    (77,000)    $2.71-$3.63
                                                                  ---------
    Outstanding at December 31, 1993............................  1,301,000
                                                                  ---------
    Granted.....................................................    397,000     $7.38-$7.63
    Exercised...................................................   (216,000)    $2.71-$3.63
    Cancelled...................................................    (40,000)    $3.63-$7.63
                                                                  ---------
    Outstanding at December 31, 1994............................  1,442,000
                                                                  ---------
    Exercisable at December 31, 1994............................    700,000     $2.71-$7.63
                                                                  ---------

NOTE 11 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The following summarizes non-cash investing and financing activities for the five months ended December 31, 1992 and the years ended December 31, 1993 and 1994 (in thousands):


                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1992       1993       1994
                                                              ------     ------     -------
    Hotels acquired in exchange for the assumption of
      mortgage notes payable................................  $   --     $9,161     $18,718
    Hotels received in settlement of mortgage notes
      receivable............................................   7,800      3,500      54,521
    Sale of hotel in exchange for a mortgage note
      receivable............................................      --      6,500       1,497


     Cash paid for interest was $2,981,000 for the five months ended December 31, 1992 and $16,347,000 and $15,503,769 for the years ended December 31, 1993 and 1994, respectively.

     Cash paid for income taxes was $0 for the five months ended December 31, 1992 and $2,697,000 and $1,900,000 for the years ended December 31, 1993 and 1994, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Board of Directors and Stockholders of Prime Hospitality Corp.:

     We have audited the accompanying consolidated balance sheet of Prime Hospitality Corp. (a Delaware corporation) and subsidiaries ("the Company") as of July 31, 1992 and the related consolidated statements of operations, stockholders' equity and cash flows for the one month then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Hospitality Corp. and subsidiaries as of July 31, 1992 and the results of their operations and their cash flows for the one month then ended in conformity with generally accepted accounting principles.

     As discussed in Note 7, the Company held an investment in a mortgage note receivable from certain entities with a face value of $100,890,000 that is valued at $25,000,000 at July 31, 1992. The realization of this investment is dependent primarily on the ability of the Company to recover such amount pursuant to the personal guarantees provided by two individuals who control the entities that are the obligors under the mortgage note and own the hotel properties that serve as the underlying collateral for the note. The Company has commenced a legal action to recover pursuant to such guarantees; however, the financial statements do not include any adjustments that might result from the outcome of this matter.

                                                             ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 10, 1993

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Prime Motor Inns, Inc. (Debtors-in-Possession)

     We have audited the consolidated balance sheet of Prime Motor Inns, Inc. and Subsidiaries (Debtors-in-Possession) as of June 30, 1992, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Motor Inns, Inc. and Subsidiaries (Debtors-in-Possession) as of June 30, 1992, and their results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 7, the Company held an investment in a mortgage note receivable from certain entities with a face value of $100,890,000 that had been written down to $30,000,000 at June 30, 1992. The realization of the carrying value is dependent primarily on the ability of the Company to recover such amount pursuant to the personal guarantees provided by the two individuals who control the entities that are the obligors under the mortgage note and the owners of the hotel properties that serve as the underlying collateral for the loan. The Company has commenced a legal action to recover pursuant to such guarantees; however, the outcome of this action is not presently determinable.

     As discussed in Note 11, the Company has reflected pre-petition and certain post-petition claims in the consolidated balance sheet as of June 30, 1992 as liabilities subject to compromise based on its estimate of the aggregate amount that will ultimately be allowable for settlement upon consummation of the plan of reorganization; however, the aggregate amount claimed by creditors is substantially in excess of the liability recorded by the Company. The actual aggregate amount of allowable pre and post-petition claims cannot presently be determined.

     As discussed in Note 14, the Company and certain of its present and former officers and directors are defendants in certain consolidated class action complaints alleging federal securities law violations and other claims. The ultimate outcome of such litigation cannot presently be determined.

     The eventual outcome of the matters discussed in the three preceding paragraphs is not presently determinable and the consolidated financial statements as of June 30, 1992 and for the year then ended do not include any adjustments relating to the resolution of those uncertainties.

     As discussed in Note 2, the Company's plan of reorganization became effective on July 31, 1992, and it will implement the guidance as to the accounting for entities emerging from Chapter 11 set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("Fresh Start Reporting") as of that date. The Company has not presently determined the amounts that will be recorded under Fresh Start Reporting. However, the implementation of Fresh Start Reporting as a result of the Company's emergence from Chapter 11 will materially change the amounts reported in consolidated financial statements as of and for periods ending subsequent to July 31, 1992. As a result of the reorganization and the implementation of Fresh Start Reporting, assets and liabilities will be recorded at fair values and outstanding obligations relating to the claims of creditors will be discharged primarily in exchange for cash, new indebtedness and equity. The accompanying consolidated financial statements as of June 30, 1992 and for the year then ended do not give effect to any adjustments that will be made as a result of the Company's reorganization and emergence from Chapter 11.

                                                             J.H. Cohn & Company

Roseland, New Jersey
September 24, 1992

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Fresh start reporting was implemented and the purchase method of accounting was applied to record the fair value of assets and assumed liabilities of the reorganized company at July 31, 1992. Accordingly, the accompanying balance sheet as of July 31, 1992 is not comparable in all material respects to such statement as of any date prior to July 31, 1992 since the balance sheet is that of a new entity.

                                                                         JUNE 30,   |   JULY 31,
                                                                           1992     |     1992
                                                                         --------   |   --------
                                                                                    |
ASSETS                                                                              |
Current assets:                                                                     |
  Cash and cash equivalents............................................  $ 60,142   |   $ 39,493
  Restricted cash......................................................        --   |     22,835
  Accounts receivable, net of reserves.................................     7,962   |      9,115
  Current portion of mortgages and other notes receivable..............    63,506   |     48,006
  Other current assets.................................................     1,895   |      4,254
                                                                         --------   |   --------
          Total current assets.........................................   133,505   |    123,703
Restricted cash........................................................    43,947   |      1,232
Property, equipment and leasehold improvements, net of accumulated                  |
  depreciation and reserves............................................   179,472   |    160,417
Mortgages and other notes receivable, net of current portion,                       |
  writedowns and valuation reserves....................................   194,443   |    178,543
Other assets...........................................................     2,751   |      4,755
                                                                         --------   |   --------
                                                                                    |
          TOTAL ASSETS.................................................  $554,118   |   $468,650
                                                                         ========   |   ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (CONTINUED)

                                                                        JUNE 30,    |   JULY 31,
                                                                          1992      |     1992
                                                                        ---------   |   --------
                                                                                    |
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                                   |
Current liabilities:                                                                |
  Notes payable.......................................................  $   5,971   |   $  5,971
  Current portion of long-term debt...................................         81   |     61,917
  Other current liabilities...........................................     25,944   |     31,136
                                                                        ---------   |   --------
          Total current liabilities...................................     31,996   |    99,024
Long-term debt, net of current portion................................      8,921   |    204,438
Deferred income.......................................................     36,243   |         --
Other liabilities.....................................................         --   |     29,588
                                                                        ---------   |   --------
          Total liabilities not subject to compromise.................     77,160   |    333,050
                                                                        ---------   |   --------
Liabilities subject to compromise.....................................    706,250   |         --
                                                                        ---------   |   --------
          Total liabilities...........................................    783,410   |    333,050
                                                                        ---------   |   --------
Commitments and contingencies                                                       |
Stockholders' equity (deficiency):                                                  |
  Preferred stock, par value $1.00 per share; 5,000,000 shares                      |
     authorized; none issued; cancelled July 31, 1992.................         --   |         --
  Preferred stock, par value $.10 per share; 20,000,000 shares                      |
     authorized; none issued..........................................         --   |         --
  Common stock; par value $.05 per share; 100,000,000 shares                        |
     authorized; 33,662,334 shares issued; cancelled July 31, 1992....      1,683   |         --
  Common stock, par value $.01 per share; 50,000,000 shares                         |
     authorized; 33,000,000 shares issued and outstanding.............         --   |        330
  Capital in excess of par value......................................    311,355   |    135,270
  Retained earnings (accumulated deficit).............................   (539,125)  |         --
  Treasury stock, 634,535 shares at cost; cancelled July 31, 1992.....     (3,205)  |         --
                                                                        ---------   |   --------
          Total stockholders' equity (deficiency).....................   (229,292)  |    135,600
                                                                        ---------   |   --------
          TOTAL LIABILITIES AND STOCKHOLDERS'                                       |
            EQUITY (DEFICIENCY).......................................  $ 554,118   |   $468,650
                                                                        ---------   |   --------

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR    |  ONE MONTH
                                                                         ENDED    |    ENDED
                                                                        JUNE 30,  |  JULY 31,
                                                                          1992    |    1992
                                                                        --------  |  ---------
                                                                                  |
Revenues:                                                                         |
  Rooms...............................................................  $ 75,082  |  $  5,133
  Food and beverage...................................................    20,841  |       693
  Management and other fees...........................................    11,031  |       785
  Interest and dividend income........................................    24,127  |     1,949
  Other...............................................................     3,109  |       233
                                                                        --------  |  --------
          Total revenues..............................................   134,190  |     8,793
                                                                        --------  |  --------
Costs and expenses:                                                               |
  Direct operating expenses:                                                      |
     Rooms............................................................    21,692  |     1,421
     Food and beverage................................................    17,082  |       681
  Other operating and general expenses................................    65,184  |     4,302
  Depreciation and amortization.......................................     7,635  |       680
  Interest (contractual interest of $36,252 for fiscal 1992 and                   |
     $3,079 for July 1992)............................................     8,245  |       779
  Valuation writedowns and reserves...................................    62,123  |    13,000
                                                                        --------  |  --------
          Total costs and expenses....................................   181,961  |    20,863
                                                                        --------  |  --------
Loss before reorganization items, income taxes and extraordinary                  |
  items...............................................................   (47,771) |   (12,070)
Reorganization items..................................................   (23,194) |     1,796
                                                                        --------  |  --------
Loss before income taxes and extraordinary items......................   (70,965) |   (10,274)
Provision for income taxes............................................     1,000  |        --
                                                                        --------  |  --------
Loss before extraordinary items.......................................   (71,965) |   (10,274)
Extraordinary items:                                                              |
  Gain on discharge of indebtedness...................................        --  |   249,600
                                                                        --------  |  --------
NET INCOME (LOSS).....................................................  $(71,965) |  $239,326
                                                                        --------  |  --------
Income (loss) per common share:                                                   |
  Primary:                                                                        |
     Operations.......................................................  $  (2.18) |  $   (.31)
     Extraordinary items..............................................        --  |      7.56
                                                                        --------  |  --------
NET INCOME (LOSS).....................................................  $  (2.18) |  $   7.25
                                                                        --------  |  --------

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       CAPITAL
                                                         IN         RETAINED                               TOTAL
                                  COMMON STOCK         EXCESS       EARNINGS       TREASURY STOCK      STOCKHOLDERS'
                              ---------------------    OF PAR     (ACCUMULATED   -------------------      EQUITY
                                SHARES      AMOUNT      VALUE       DEFICIT)      SHARES     AMOUNT    (DEFICIENCY)
                              -----------   -------   ---------   ------------   --------   --------   -------------
Balance June 30, 1991.......   33,662,334   $ 1,683   $ 311,355    $ (467,160)   (634,535)  $ (3,205)    $(157,327)
Net loss....................           --        --          --       (71,965)         --         --       (71,965)
                               ----------    ------   ---------     ---------    --------   --------     ---------
Balance June 30, 1992.......   33,662,334     1,683     311,355      (539,125)   (634,535)    (3,205)     (229,292)
Net income..................           --        --          --       239,326          --         --       239,326
Cancellation of former
  equity interests in
  connection with emergence
  from bankruptcy...........  (33,662,334)   (1,683)   (311,355)           --     634,535      3,205      (309,833)
Issuance of new equity
  interests in connection
  with emergence from
  bankruptcy................   33,000,000       330     135,270            --          --         --       135,600
Elimination of accumulated
  deficit in connection with
  emergence from
  bankruptcy................           --        --          --       299,799          --         --       299,799
                               ----------    ------   ---------     ---------    --------   --------     ---------
Balance July 31, 1992.......   33,000,000   $   330   $ 135,270    $       --          --   $     --     $ 135,600
                               ==========    ======   =========     =========    ========   ========     =========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR       ONE MONTH
                                                                                   ENDED         ENDED
                                                                                  JUNE 30,     JULY 31,
                                                                                    1992         1992
                                                                                  --------     ---------
Cash flows from operating activities:
  Net income (loss).............................................................  $(71,965)    $239,326
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
     operating activities before reorganization items:
     Depreciation and amortization..............................................     7,635          680
     Valuation writedowns and reserves..........................................    62,123       13,000
     Provisions for lease rejection damages, guarantees of third party debt and
      other bankruptcy related claims...........................................     6,017           --
     Loss on disposal of assets.................................................     2,307           --
     Reorganization items.......................................................     9,072          604
     Gain on discharge of indebtedness..........................................        --     (249,600)
     Increase (decrease) from changes in other operating assets and liabilities:
       Accounts receivable......................................................     2,200       (1,153)
       Tax refund receivable....................................................    30,874           --
       Other operating assets...................................................     5,075       (2,359)
       Other operating liabilities..............................................    (5,797)      (4,857)
                                                                                  --------     --------
       Net cash provided by (used in) operating activities before reorganization
        items...................................................................    47,541       (4,359)
                                                                                  --------     --------
Reorganization items:
  Interest earned on accumulated cash resulting from Chapter 11 proceedings.....     4,427          298
  Decrease in liabilities subject to compromise.................................   (17,183)        (677)
  Professional fees and other expenses for services rendered in connection with
     Chapter 11 proceedings.....................................................   (13,499)        (902)
                                                                                  --------     --------
     Net cash used in reorganization activities.................................   (26,255)      (1,281)
                                                                                  --------     --------
     Net cash provided by (used in) operating activities........................    21,286       (5,640)
                                                                                  --------     --------

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (CONTINUED)

                                                                    YEAR ENDED    ONE MONTH ENDED
                                                                     JUNE 30,        JULY 31,
                                                                       1992            1992
                                                                    ----------    ---------------
Cash flows from investing activities:
  Proceeds from mortgages and other notes receivable..............   $ 10,160        $     (70)
  Disbursements for mortgages and other notes receivable..........        (42)              --
  Sale of property, net...........................................      4,168               --
  Purchases of property, equipment and leasehold improvements.....    (14,141)            (692)
  Additions to restricted cash....................................     (5,746)              --
  Decrease in restricted cash.....................................         --           19,880
  Increase (decrease) in other assets.............................         --              196
                                                                     --------         --------
     Net cash provided by (used in) investing activities..........     (5,601)          19,314
                                                                     --------         --------
Cash flows from financing activities:
  Proceeds from notes payable and long-term debt..................      9,613               --
  Payments of notes payable and long-term debt....................    (25,905)         (34,323)
                                                                     --------         --------
     Net cash used in financing activities........................    (16,292)         (34,323)
                                                                     --------         --------
NET DECREASE IN CASH AND CASH EQUIVALENTS.........................       (607)         (20,649)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..................     60,749           60,142
                                                                     --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........................   $ 60,142        $  39,493
                                                                     ========         ========

          See Accompanying Notes to Consolidated Financial Statements

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           JUNE 30 AND JULY 31, 1992

NOTE 1 -- REORGANIZATION AND EMERGENCE FROM CHAPTER 11

     Prime Hospitality Corp. became the successor corporation to Prime Motor Inns, Inc. on July 31, 1992. As used herein, the "Company" refers to Prime Hospitality Corp. and subsidiaries, "PMI" refers to Prime Motor Inns, Inc. and subsidiaries and "Prime Motor Inns" refers to Prime Motor Inns, Inc., the parent company only. The accompanying consolidated financial statements and notes thereto reflect the activities of the Company as of and subsequent to July 31, 1992 and PMI prior to July 31, 1992.

     On September 18, 1990, Prime Motor Inns (predecessor to and former parent of the Company) and fifty of its subsidiaries (together with Prime Motor Inns, the "Debtors") filed voluntary petitions under title 11 of the United States Code ("Chapter 11") in the United States Bankruptcy Court, Southern District of Florida, Miami Division (the "Bankruptcy Court") and began operating as Debtors-In-Possession.

     On September 23, 1991, the Debtors filed their Joint Plan of Reorganization. The Debtors filed their Disclosure Statement for Debtors' Amended Joint Plan of Reorganization and their Amended Joint Plan of Reorganization on November 15, 1991. These plans and the disclosure statement were further amended and restated by the Disclosure Statement and the Second Amended Joint Plan of Reorganization of the Debtors dated January 16, 1992 (the "Plan"). The Plan was confirmed by the Bankruptcy Court on April 6, 1992.

     On July 31, 1992 (the "Effective Date"), the Debtors consummated the Plan and emerged from bankruptcy. On the Effective Date, Prime Motor Inns merged with and into the Company, which had been a wholly-owned subsidiary of Prime Motor Inns. The Company was the surviving corporation in the merger. In addition, certain of the Debtors and other subsidiaries of Prime Motor Inns that did not file petitions under Chapter 11 merged, consolidated or contributed substantially all of their assets to the Company or subsidiaries of the Company.

     On the Effective Date, the Company assumed the obligations of each combining Debtor under the Plan. The Company has distributed Secured Notes and Restructured Notes and is in the process of distributing cash, Tax Notes, Common Stock and Warrants in settlement of pre-petition claims and interests as such claims and interests are processed and settled.

     The American Institute of Certified Public Accountants has issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which provides guidance for financial reporting by Chapter 11 debtors during and following their Chapter 11 cases. The accompanying historical consolidated financial statements of PMI for the period from September 18, 1990 to the Effective Date have been prepared in accordance with SOP 90-7 on the following basis:

     -- Liabilities subject to compromise are segregated.

     -- Transactions and events directly associated with the reorganization proceedings are reported separately.

     -- Interest expense is reported only to the extent it will be paid.

     Also pursuant to SOP 90-7, the Company implemented Fresh Start Reporting (hereinafter defined) upon the emergence of the Debtors from bankruptcy as of the Effective Date (see Note 2).

NOTE 2 -- FRESH START REPORTING

     SOP 90-7 provides for the implementation of Fresh Start Reporting upon the emergence of debtors from bankruptcy if the reorganization value (the approximate fair value) of the assets of the emerging entity immediately prior to emergence is less than the total of all post-petition liabilities and allowed pre-petition claims, and if the holders of existing voting shares immediately before the emergence from bankruptcy receive less than 50% of the voting shares of the emerging entity. A Fresh Start balance sheet reflects assets at their

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES estimated fair value upon the emergence from bankruptcy and liabilities, other than deferred taxes, at the present value of amounts to be paid determined at appropriate current interest rates. The Company met the criteria for implementation of, and implemented Fresh Start Reporting as of the Effective Date.

     Under Fresh Start Reporting, the consolidated balance sheet as of July 31, 1992 became the opening consolidated balance sheet of the Company. Since Fresh Start Reporting has been reflected in the accompanying consolidated balance sheet as of July 31, 1992, this consolidated balance sheet is not comparable in all material respects to any such financial statements as of any prior date or for any period prior to July 31, 1992, since the consolidated balance sheet as of July 31, 1992 is that of a new entity.

     The estimated reorganization value (the approximate fair value) of the assets of the emerging entity was determined by consideration of many factors and various valuation methods, including discounted cash flows and price/earnings and other applicable ratios believed by management to be representative of the Company's business and industry.

     Reorganization liabilities, consisting of Tax Notes, Restructured and Reinstated Notes, Senior Secured Notes and Junior Secured Notes distributed as of the Effective Date, have been recorded based on face values, which approximate the present values of amounts to be paid determined at appropriate current interest rates. Common Stock has been valued at the excess of the fair value of identifiable assets of the Company over the present value of liabilities.

     Other current liabilities, consisting of those arising from post-petition operating and other expenses not paid as of the Effective Date and obligations arising from certain loans to finance construction, will be paid in full under their original terms and have been presented in the following balance sheet at their historical carrying values.

     The effects of consummating the Plan and implementing Fresh Start Reporting are set forth on PMI's historical consolidated balance sheet as of July 31, 1992 as follows:

                     CONSOLIDATED FRESH START BALANCE SHEET
                              AS OF JULY 31, 1992
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           ADJUSTMENTS TO RECORD PLAN
                                     -----------------------------------------------------------------------
                                      HISTORICAL                                                FRESH START
                                     BALANCE SHEET                     EXCHANGE    FRESH       BALANCE SHEET
                                        7/31/92      DISTRIBUTIONS     OF STOCK    START          7/31/92
                                     -------------   -------------     --------   --------     -------------
ASSETS
Current assets:
  Cash and cash equivalents........    $  39,500       $      --         $ --     $     --       $  39,500
  Restricted cash..................       27,800          (5,000)(a)       --           --          22,800
  Accounts receivable, net.........        9,100              --           --           --           9,100
  Current portion of mortgages and
     other notes receivable........       64,000         (16,000)(b)       --           --          48,000
  Other current assets.............        4,300              --           --           --           4,300
                                        --------        --------         ----     --------        --------
                                         144,700         (21,000)          --           --         123,700
Restricted cash....................       35,000         (33,800)(a)       --           --           1,200
Property, equipment and leasehold
  improvements, net................      179,400          (3,400)(b)       --      (15,600)(f)     160,400
Mortgages and other notes
  receivable, net..................      180,600          (9,300)(b)       --        7,200(f)      178,500
Other assets.......................        2,500              --           --        2,300(f)        4,800
                                        --------        --------         ----     --------        --------
          TOTAL ASSETS.............    $ 542,200       $ (67,500)        $ --     $ (6,100)      $ 468,600
                                        ========        ========         ====     ========        ========

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED FRESH START BALANCE SHEET

                              AS OF JULY 31, 1992
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                ADJUSTMENTS TO RECORD PLAN
                                     --------------------------------------------------------------------------------
                                      HISTORICAL                                                         FRESH START
                                     BALANCE SHEET                        EXCHANGE         FRESH        BALANCE SHEET
                                        7/31/92        DISTRIBUTIONS      OF STOCK         START           7/31/92
                                     -------------     -------------      ---------      ---------      -------------
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIENCY)
Current liabilities:
  Notes payable and current portion
     of long-term debt.............    $   6,100         $  61,800(c)     $      --      $      --        $  67,900
  Other current liabilities........       24,600            (3,800)(a)           --         10,300(f)        31,100
                                       ---------         ---------        ---------      ---------         --------
     Total current liabilities.....       30,700            58,000               --         10,300           99,000
Long-term debt, net of
  current portion..................        8,900           195,500(c)            --             --          204,400
Deferred income....................       36,200                --               --        (36,200)(f)           --
Other liabilities..................           --             2,600(c)            --         27,000(f)        29,600
                                       ---------         ---------        ---------      ---------         --------
     Total liabilities not subject
       to compromise...............       75,800           256,100               --          1,100          333,000
Liabilities subject to
  compromise.......................      706,000           (35,000)(a)           --             --               --
                                                           (28,700)(b)
                                                          (266,400)(c)
                                                          (375,900)(d)
                                                         ---------
     Total liabilities.............      781,800          (449,900)              --          1,100          333,000
                                       ---------         ---------        ---------      ---------         --------
Stockholders' equity (deficiency):
  Common stock (33,000,000 shares
     issued; $0.05 par
     value)(old)...................        1,700                --           (1,700)(e)         --               --
  Capital in excess of par
     value (old)...................      311,300                --         (311,300)(e)         --               --
  Common stock (33,000,000 shares
     issued and outstanding; $0.01
     par value)(new)...............           --               300(d)            --(e)          --(e)           300
Capital in excess of par value
  (new)............................           --           132,500(d)       309,800(e)    (307,000)(e)      135,300
Retained earnings (accumulated
  deficit).........................     (549,400)            6,500(c)            --        299,800(f)            --
                                                           243,100(d)
Treasury stock.....................       (3,200)               --            3,200(e)          --               --
                                       ---------         ---------        ---------      ---------         --------
     Total stockholders' equity
       (deficiency)................     (239,600)          382,400               --         (7,200)         135,600
                                       ---------         ---------        ---------      ---------         --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIENCY)..............    $ 542,200         $ (67,500)       $      --      $  (6,100)       $ 468,600
                                       =========         =========        =========      =========         ========

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FRESH START BALANCE SHEET

(a) Reflects cash payments of $38,800,000 to creditors on or after the Effective Date in accordance with the terms of the Plan.

(b) Represents mortgage notes, other notes receivable and property, which are offset against creditor claims on the Effective Date in accordance with the terms of the Plan.

(c) Represents long-term debt in the principal amount of $257,300,000 distributed to creditors on or after the Effective Date in accordance with the terms of the Plan and the recognition of $6,500,000 of related gain on discharge of indebtedness. As part of the Plan, the Company distributed approximately $1,400,000 of Tax Notes, approximately $94,600,000 of Restructured and Reinstated Notes, approximately $91,300,000 of Senior Secured Notes and approximately $70,000,000 of Junior Secured Notes. Additionally, approximately $15,000,000 of construction financing related to hotel property development outstanding prior to consummation will be paid based on original terms.

(d) Represents 32,300,000 shares of Common Stock with an estimated fair value of $132,800,000, which will be distributed to creditors on or after the Effective Date in accordance with the terms of the Plan and the recognition of $249,600,000 of related gain on discharge of indebtedness.

(e) Represents 700,000 shares of Common Stock with an estimated fair value of $2,800,000, which was exchanged for all of the shares of Prime's old common stock outstanding on the Effective Date.

(f) Represents adjustments to: record at fair value operating property, equipment and leasehold improvements, certain mortgages and other notes receivable and certain other assets and related liabilities; eliminate deferred income; and eliminate accumulated deficit in accordance with the provisions of SOP 90-7 for Fresh Start Reporting.

    The gain on discharge of indebtedness of $249,600,000 has been presented as an "Extraordinary Item" in the accompanying consolidated statement of operations for the one month ended July 31, 1992.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies used by the Company and PMI in the preparation of the accompanying consolidated financial statements follows:

BUSINESS ACTIVITIES:

     The Company focuses on three types of business activities: operation of owned and leased hotel properties; management services provided to hotel properties owned by third parties; and management of its portfolio of mortgages, notes and other financial assets. The Company retains all the revenues and pays all the expenses with respect to the owned and leased hotel properties. The Company derives management fees from the hotel properties it manages based on a fixed percentage of gross revenues, fees for services rendered and performance-related incentive payments. The Company's portfolio of mortgages, notes and other assets primarily are associated with hotel properties currently managed or formerly owned by the Company and PMI.

     The majority of the Company's hotel properties are moderately priced hotels comprised of 100 to 150 rooms primarily located in the Northeast and Florida, which are designed to attract business and leisure travelers desiring quality accommodations at affordable prices. The Company operates or manages many of the restaurants and cocktail lounges at its full service hotels. Its limited service hotels, such as Wellesley Inns and AmeriSuites hotels, generally do not have restaurants or cocktail lounges.

     Most of the hotel properties are operated or managed by the Company in accordance with franchise agreements with national hotel chains, including Howard Johnson, Ramada, Marriott, Holiday Inn, Sheraton,

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

Days Inn and Radisson. Additionally, the Company operates or manages the Wellesley hotel properties under its trademark "Wellesley Inns." The Company owns the trademark "AmeriSuites", and all of these hotel properties are managed for the Company by a related party.

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and PMI and all of their majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS:

     Cash equivalents are highly liquid unrestricted investments with a maturity of three months or less when acquired.

RESTRICTED CASH:

     Restricted cash consists primarily of highly liquid investments that serve as collateral for debt obligations included in liabilities subject to compromise and is classified as either short-term or long-term depending on the date the obligation is due.

MORTGAGES AND OTHER NOTES RECEIVABLE:

     Mortgages and other notes receivable are reflected at the lower of face or market value at July 31, 1992. Generally, the carrying amount of the portfolio of mortgages and other notes receivable is reduced through write-offs and by maintaining an aggregate loan valuation reserve at a level that, in the opinion of management, is adequate to absorb potential losses in the portfolio. To determine the appropriate level for the loan valuation reserve, management evaluates various factors including: general and regional economic conditions; the credit worthiness of the borrower; the nature and level of any delinquencies in the payment of principal or interest; and the adequacy of the collateral. Interest on delinquent loans (including impaired loans that have required writedowns or specific reserves) is only recognized when cash is received. The amount of interest income recognized on mortgages and other notes receivable is generally based on the loan's effective interest rate and adjusted carrying value of the note.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Property, equipment and leasehold improvements that the Company intends to continue to operate are stated at cost less accumulated depreciation and amortization at June 30, 1992 and at fair market value as of July 31, 1992. Provision is made for depreciation and amortization using the straight-line method over the estimated useful lives of the assets.

     The Company intends to sell or otherwise dispose of those remaining operating and non-operating properties that have generated losses or insufficient returns on investment. Properties identified for disposal are stated at their estimated net realizable value through valuation reserves or writedowns.

INCOME RECOGNITION ON PROPERTY SALES AND DEFERRED INCOME:

     Income is generally recognized when properties used in the hotel business are sold. However, income is deferred and recognized under installment or other appropriate methods when collectibility of the sales price is not reasonably assured or other criteria for immediate profit recognition under generally accepted accounting principles are not satisfied. Gains from sales of properties under sale and leaseback transactions that are generally deferred pursuant to applicable accounting rules are amortized over the lives of the related leases. Gains from sales of properties and certain other assets acquired through business combinations accounted for

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES as purchases are generally offset against the carrying value of the remaining purchased assets if the sale takes place within the allocation period (generally a period of one year or less) following the purchase.

CONSTRUCTION INCOME RECOGNITION AND DEFERRED INCOME:

     Revenues under long-term construction contracts are generally recognized under the percentage-of-completion method and include a portion of the earnings expected to be realized on the contract in the ratio of costs incurred to estimated total costs. Under certain circumstances, the recognition of income is deferred until continuing involvement, in the form of operating guarantees made to the owners of the hotel property subject to the contract, has expired.

INCOME TAXES:

     The Company and its subsidiaries file a consolidated Federal income tax return. PMI adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes," by applying FAS 109 to its consolidated financial statements commencing July 1, 1991. Adoption of FAS 109 did not have a material effect on the consolidated financial statements. Deferred taxes have not been provided as of June 30, 1992 and July 31, 1992 due to the availability of significant net operating loss carryforwards and the uncertainty surrounding the ultimate realization of the future benefits, if any, to be derived from the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

INCOME (LOSS) PER COMMON SHARE:

     Primary net income (loss) per common share is computed based on the weighted-average number of common shares and common share equivalents (stock options) outstanding during each year. The weighted-average number of common shares and common share equivalents used in computing primary net income (loss) per share was 33,028,000 for the year ended June 30, 1992 and the month ended July 31, 1992. Fully diluted net income (loss) per common share includes, when dilutive, the effects of the elimination of interest expense and the issuance of additional common shares from the assumed conversion of the 6 5/8% convertible subordinated debentures due 2011 and the 7% convertible subordinated debentures due 2013 (collectively, the "Debentures"). The Debentures are included in the consolidated balance sheet as of June 30, 1992 as liabilities subject to compromise. The effects of assuming the conversion of the Debentures were not dilutive for the year ended June 30, 1992 and the one month ended July 31, 1992.

RECLASSIFICATIONS:

     Certain reclassifications have been made to the consolidated financial statements to conform them to the July 31, 1992 classifications.

NOTE 4 -- ACQUISITIONS AND DISPOSITIONS

     In December 1989, PMI consummated its agreement with New World Development Co. Ltd. ("New World") to participate with and assist New World in its acquisition of the hotel business of Ramada, Inc. ("Ramada"). Under the agreement, PMI loaned approximately $58,000,000 to New World (see Note 7) and acquired certain real estate, notes receivable, the Rodeway International Franchise System ("Rodeway") and certain other assets, and assumed certain liabilities, for aggregate cash consideration of approximately $54,000,000 plus closing adjustments. Such assets were sold in fiscal 1991. PMI entered into a license agreement to operate the domestic Ramada franchise system and agreed to indemnify New World for certain potential tax liabilities associated with the license. The potential tax liabilities to New World, and all other claims by New World and PMI against each other, were settled on August 4, 1992 (see Note 7).

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 5 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of the following (in thousands):

                                                             JUNE 30, 1992 |  JULY 31, 1992
                                                             ------------- |  -------------
                                                                           |
        Cash...............................................     $ 1,744    |     $10,479
        Commercial paper and other cash equivalents........      58,398    |      29,014
                                                                -------    |     -------
          TOTALS...........................................     $60,142    |     $39,493
                                                                =======    |     =======

NOTE 6 -- RESTRICTED CASH -- LONG TERM

     Restricted cash consists primarily of commercial paper of $43,947,000 at June 30, 1992. Restricted cash consists of cash in bank of $360,000 and commercial paper of $872,000 at July 31, 1992.

NOTE 7 -- MORTGAGES AND OTHER NOTES RECEIVABLE

     Mortgages and other notes receivable are comprised of the following and are stated at face value, net of writedowns and valuation reserves as of June 30, 1992. As of July 31, 1992, these assets have been valued at their fair market value (in thousands):

                                                                     JUNE 30,   |   JULY 31,
                                                                       1992     |     1992
                                                                     --------   |   --------
                                                                                |
    Frenchman's Reef resort hotel(a)...............................  $ 78,996   |   $ 50,000
    Rose and Cohen entities(b).....................................   100,890   |     25,000
    FCD and Servico(c).............................................    29,899   |     19,756
    New World(d)...................................................    58,000   |     42,000
    Properties managed by the Company(e)...........................   198,441   |     70,089
    Other(f).......................................................    52,308   |     19,704
                                                                     --------   |   --------
              Totals...............................................   518,534   |    226,549
    Less writedowns and valuation reserves.........................   260,585   |         --
                                                                     --------   |   --------
              Totals...............................................   257,949   |    226,549
    Less current portion...........................................    63,506   |     48,006
                                                                     --------   |   --------
    LONG-TERM PORTION..............................................  $194,443   |   $178,543
                                                                     ========   |   ========

---------------
(a) The mortgage notes are secured by the Frenchman's Reef resort hotel, which is managed by the Company, and consist of first and second mortgages with face values of $53,383,000 and $25,613,000, respectively, with final scheduled principal payments of $51,976,000 and $25,613,000 due on July 31, 1995. The notes bear interest at a stated rate of 13%. Interest and principal payments on the first mortgage are payable in monthly installments. Interest and scheduled principal payments on the second mortgage note are payable only to the extent of available cash flow, as defined, with any unpaid interest due at maturity. Based on a valuation of the property, PMI wrote down the second mortgage to $11,400,000 as of June 30, 1990 and discontinued the accrual of interest. As a result of the continuing decline in economic conditions and operating cash flows, the balance of the second mortgage was written off in fiscal 1992. In connection with the adoption of Fresh Start Reporting at July 31, 1992, the Company has
|0    valued these notes at $50,000,000.

    During the one month ended July 31, 1992, the Company recognized $345,000 of interest income on these notes (an effective rate of approximately 8.3%), based on the current levels of cash flows generated from the property available to service the notes. The Company is in the process of renegotiating the terms of these notes based on the current level of cash flow generated by the property.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

(b) From 1988 through 1990, PMI loaned entities controlled by Allan Rose and Arthur Cohen (the "Rose and Cohen entities"), who at such time were significant Howard Johnson franchisees, an aggregate of $100,890,000 fully secured initially by property and/or personal guarantees. PMI was committed to make additional loans, also on a fully secured basis, to the Rose and Cohen entities of up to an aggregate of $130,000,000 if values of, and/or revenues generated by, certain hotel properties controlled by the Rose and Cohen entities attained specified levels. PMI was to receive a minimum annual return of 10% on all loans made to the Rose and Cohen entities and a maximum return of 20%. All loans and unpaid interest are payable on December 31, 1997.

    Due to the decline in value of the hotel properties pledged as collateral for the loan and the continuing decline in the hotel real estate market, PMI discontinued funding additional loans in fiscal 1990. Further, based on PMI's estimate of the value of the collateral and the personal guarantees of Rose and Cohen and discussions related to the possible early payment of the loan, PMI wrote down the loan to $50,000,000 as of June 30, 1990 and discontinued the accrual of interest.
    In 1992, certain of the Rose and Cohen entities owning a portion of the collateral that secures the loans filed for Chapter 11 protection in the United States Bankruptcy Court, Southern District of New York. Also during 1992, the Company commenced an adversary proceeding against Rose and Cohen. The complaint seeks to recover jointly and severally on the personal guarantees of $50,000,000 given by Rose and Cohen as part of the loan agreement. As a result of further evaluation of the collateral and the personal guarantees, PMI wrote down the loan to $30,000,000 as of June 30, 1992 and $25,000,000 as of July 31, 1992.

(c) In April 1989, PMI loaned FCD Hospitality, Inc. ("FCD"), an unaffiliated company, approximately $74,000,000 in cash for the purpose of financing FCD's acquisition of the outstanding common stock of Servico, Inc. ("Servico"), an operator of hotels. The loan was secured by the common stock of Servico, FCD and certain FCD affiliates, and was originally due prior to June 30, 1990. Interest was due at the prime rate plus 1%. PMI also entered into an agreement with FCD pursuant to which PMI would provide management consulting services for approximately $63,000,000 through June 1990. Additionally, in April 1989, PMI purchased approximately $80,000,000 of Servico's outstanding 12 1/4% subordinated notes due April 15, 1997 for approximately $64,000,000 (80% of par value).

    Subsequent to April 1989, PMI entered into certain other transactions including working capital loans and the sale of certain hotels to Servico. Servico also pledged a substantial portion of its hotel properties and mortgage notes receivable on hotel properties as collateral and/or in satisfaction of its commitments on the loan to FCD and the consulting agreement.
    On September 18, 1990, Servico and certain of its subsidiaries filed for Chapter 11 protection. After an extensive valuation and recovery analysis performed by PMI and Servico, PMI agreed to settle all claims and disputes with Servico and FCD in June 1991. Under the terms of the agreement, which was approved by the Bankruptcy Court, the FCD loan, the subordinated notes, loans related to sales of properties and working capital and all accrued interest relating to these notes and loans with a face value of $166,210,000 were forgiven. As part of the settlement, PMI retained ownership of certain mortgage notes receivable with a face value of approximately $30,000,000 that are secured by three hotel properties. The entity that owns one of the properties filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in December 1990. Subsequent to July 31, 1992, the Company has restructured the note receivable to receive payments based on the property's available cash flow.

    Based on the valuation of the mortgage notes on the three properties, PMI wrote down the FCD Loan and Servico notes to $16,757,000 as of June 30, 1990 and discontinued the accrual of interest. In connection with the adoption of Fresh Start Reporting, the Company has valued the notes at $19,756,000 at July 31, 1992.

(d) In connection with the Ramada acquisition in December 1989, PMI agreed to loan New World $58,000,000 (see Note 4). Interest was payable quarterly at a rate of 11%. Principal was to be paid in

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES installments beginning in 1995 with a final scheduled payment of $55,499,000 due on March 31, 2005. On August 4, 1992, after extensive negotiation and approval of a settlement by the Bankruptcy Court, the Company collected net proceeds of $42,000,000 plus accrued interest in full satisfaction of the $58,000,000 loan balance offset by liabilities subject to compromise related to the Ramada acquisition with a net carrying value of $16,000,000. The net proceeds were used to prepay a portion of the Senior Secured Notes issued on the Effective Date.

(e) At July 31, 1992, the Company held mortgages and other notes receivable secured by 33 hotel properties operated by the Company under management or lease agreements. These notes currently bear interest at rates ranging from 8.5% to 14% and mature through 2014.

    The mortgages were primarily derived from the sales of hotel properties. Many of these properties had been unable to pay in full the annual debt service required under the terms of the original mortgages. The Company has restructured $33,530,000 of these mortgages to receive the majority of available cash and to receive a participation in the future excess cash flow of such hotel properties. The Company is also in process of restructuring another $9,500,000 of these mortgages.

(f) Other notes receivable bear interest at effective rates ranging from 8% to 12%, mature through 2001 and are secured primarily by hotel properties.

NOTE 8 -- PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following and are stated at cost (other than properties held for sale) at June 30, 1992 and at fair market value as of July 31, 1992 (in thousands):

                                                             JUNE 30,  |  JULY 31       YEARS OF
                                                               1992    |    1992       USEFUL LIFE
                                                             --------  |  --------     -----------
                                                                       |
Land and land leased to others.............................  $ 25,963  |  $ 24,855
Hotels.....................................................   116,192  |     95,942       20 to 45
Furniture, fixtures and autos..............................    25,346  |    16,192        2 to 10
Leasehold improvements.....................................    13,425  |    15,428        3 to 45
Property and equipment under capital leases................        93  |        --        2 to 33
                                                             --------  |   --------
                                                              181,019  |    152,417
                                                             --------  |   --------
Properties held for sale, at net realizable value:                     |
  Development properties...................................    15,544  |     8,000
  Non-core properties......................................     7,019  |        --
  Properties acquired for resale...........................       248  |        --
                                                             --------  |  --------
                                                               22,811  |     8,000
                                                             --------  |  --------
Less accumulated depreciation and amortization.............   (24,358) |        --
                                                             --------  |   --------
          TOTALS...........................................  $179,472  |   $160,417
                                                             --------  |   --------

     At July 31, 1992, the Company was the lessor of land and certain restaurant facilities in Company-owned hotels with an approximate aggregate book value of $12,338,000 pursuant to noncancelable operating leases expiring on various dates through 2013. Minimum future rentals under such leases are $8,095,000, of which $3,449,000 is to be received during the five year period ending June 30, 1997.

     Depreciation and amortization expense on property, equipment and leasehold improvements was $6,867,000 and $569,000 for the year ended June 30, 1992 and for the one month ended July 31, 1992, respectively.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     Capitalized interest was $139,000 and $0 for the year ended June 30, 1992 and for the one month ended July 31, 1992, respectively.

NOTE 9 -- OTHER CURRENT LIABILITIES

     Other current liabilities consist of obligations for the following (in thousands):


                                                                             JUNE 30,   JULY 31,
                                                                               1992       1992
                                                                             --------   --------
Accounts payable...........................................................  $  1,803   $  1,801
Bankruptcy claims reserve..................................................        --      6,591
Rent.......................................................................     1,355        945
Interest...................................................................     3,824        196
Accrued payroll and related benefits.......................................     3,484      3,385
Managed property reserve...................................................     2,042      3,333
Insurance reserve..........................................................     1,732        756
Professional fees..........................................................     4,798      6,522
Other......................................................................     6,906      7,607
                                                                              -------    -------
          TOTALS...........................................................  $ 25,944   $ 31,136
                                                                              =======    =======


NOTE 10 -- NOTES PAYABLE

     Notes payable consist of the following (in thousands):


                                                                             JUNE 30,   JULY 31,
                                                                               1992       1992
                                                                             --------   --------
Notes payable to related party(a)..........................................  $  5,706   $  5,706
Other notes payable(b).....................................................       265        265
                                                                              -------    -------
          TOTALS...........................................................  $  5,971   $  5,971
                                                                              =======    =======


---------------
(a) Notes payable to related party are payable to ShoLodge, Inc. ("ShoLodge"), a company controlled by a director. The notes are secured by three hotel properties with a book value of $17,354,000 that were constructed in 1992 and 1991. Interest is payable monthly at variable rates ranging from the prime interest rate (6% at July 31, 1992) plus 1% to the prime rate plus 2%. One promissory note for $3,000,000 is due in May 1993 and the remainder is due on demand (see Note 21).

(b) Other notes payable are secured by a hotel property. Interest is payable at the prime rate plus 2%. The notes are due in May 1993.

NOTE 11 -- LIABILITIES SUBJECT TO COMPROMISE

     As a result of the Chapter 11 filing (see Note 1), enforcement of certain unsecured claims against the Debtors in existence prior to the petition date were stayed while the Debtors continued business operations as debtors-in-possession. These claims are reflected in the accompanying consolidated balance sheet as of June 30, 1992, as liabilities subject to compromise. Additional unsecured claims classified as liabilities subject to compromise arose subsequent to the Petition Date resulting from rejection of executory contracts, including lease, management and franchise agreements, and from the determination by the Bankruptcy Court (or agreements by the parties in interest) to allow claims for contingencies and other disputed amounts. Enforcement of claims secured against the Debtors' assets ("secured claims") were also stayed although the holders of such claims have the right to move the Court for relief from the stay. Secured claims are secured

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES primarily by liens on the Debtors' property, equipment and leasehold improvements and certain mortgages and other notes receivable.

     Creditors have asserted pre- and post-petition claims against the Debtors alleging liabilities of approximately $9 billion plus unliquidated amounts. The Company projects that the claims asserted against the Debtors will be resolved and reduced to an amount that approximates PMI's estimate of $706,250,000 recognized as liabilities subject to compromise as of June 30, 1992. PMI has filed motions objecting to those claims that are: (a) duplicative; (b) superseded by amended claims; (c) erroneously asserted against multiple Debtors;
(d) not obligations of any of the Debtors; or (e) filed after the Bar Date (as hereinafter defined). Additionally, PMI otherwise has disputed a substantial number of the claims asserted against the Debtors and has filed objections to such claims. The Bankruptcy Court established May 15, 1991 (the "Bar Date") as the deadline for filing proofs of claim, except certain specified claims, against the Debtors.

     A significant number of the bankruptcy claims have been resolved. As of March 1, 1993, unresolved bankruptcy claims of approximately $1 billion have been asserted against PMI. Approximately $767 million of these unresolved claims were filed by entities controlled by Allan Rose and Arthur Cohen (see Note 7).

     The Company has disputed a substantial number of these unresolved bankruptcy claims and has filed objections to such claims. In addition, a number of these claims have been resolved with the claimant and are awaiting approval by the Bankruptcy Court.

     The Company believes that substantially all of these claims will be dismissed, disallowed or deemed paid pursuant to the Plan and estimates that unresolved bankruptcy claims will be allowed in the amount of approximately $27 million. These claims will be settled as follows: claims of $18 million will be satisfied through the issuance of Secured Notes, Restructured Notes and Tax Notes; claims of $8 million will be satisfied through the distribution of the Company's Common Stock; and claims of $1 million will be satisfied through cash payments.

     In accordance with SOP 90-7, the July 31, 1992 consolidated financial statements have given full effect to the issuance of these Secured Notes, Restructured Notes and Tax Notes and the distribution of the Company's Common Stock. Liabilities have been provided for the anticipated cash payments.

     PMI's liabilities subject to compromise, stated at management's estimate of the total amount of allowed claims and not at the amounts for which claims will be settled, consist of the following (in thousands):

                                                                                JUNE 30,
                                                                                  1992
                                                                                --------
    Estimated claims:
      Trade accounts payable..................................................  $ 28,858
      Lease rejection damages.................................................    97,856
      Guarantees of third party debt..........................................    30,529
      Other liabilities.......................................................    79,943
                                                                                --------
              Total estimated claims..........................................   237,186
    Long-term debt (Note 12)..................................................   469,064
                                                                                --------
              TOTAL...........................................................  $706,250
                                                                                ========

     The amounts listed above may be subject to future adjustments depending on further developments with respect to disputes or unresolved claims. Information as to the terms of the settlement of liabilities subject to compromise under the Plan as of or subsequent to the Effective Date through the distribution of cash, new indebtedness, new equity securities and/or offset against certain assets reflected in the accompanying consolidated balance sheets is set forth in Note 2.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     PMI discontinued accruing interest on certain debt obligations as of the date such obligations were determined to be subject to compromise. Contractual interest not accrued and not reflected as an expense in the consolidated statements of operations, as a result of the Debtors' Chapter 11 filing, amounted to approximately $28,000,000 for the year ended June 30, 1992 and $2,300,000 for the one month ended July 31, 1992. Total contractual interest is disclosed in the accompanying consolidated statements of operations.

NOTE 12 -- LONG-TERM DEBT

     As a result of the Chapter 11 filing (see Notes 1 and 11), all long-term obligations of the Debtors in existence prior to the Petition Date were stayed and have been classified as liabilities subject to compromise at June 30, 1992. Long-term debt consists of the following (in thousands):

                                                                     JUNE 30,  |   JULY 31,
                                                                       1992    |     1992
                                                                     --------  |   --------
                                                                               |
    Senior secured notes(a)........................................  $     --  |   $ 91,300
    Junior secured notes(a)........................................        --  |     69,999
    Tax settlement notes(b)........................................        --  |      1,422
    Mortgage notes and bonds payable(c)............................        --  |     94,639
    Construction financing(d)......................................     9,002  |      8,995
                                                                     --------  |   --------
              Total debt...........................................     9,002  |    266,355
    Pre-petition liabilities:                                                  |
      7% convertible subordinated debentures due 2013(e)...........   115,000  |         --
      6 5/8% convertible subordinated debentures due 2011(e).......   115,000  |         --
      Notes payable to banks under bank credit agreement(f):                   |
         Tranche A and B...........................................    31,848  |         --
         Tranche C.................................................    60,000  |         --
      Mortgage notes and bonds due through 2008(g).................   143,676  |         --
      Other(h).....................................................     3,540  |         --
                                                                     --------  |   --------
              Total debt...........................................   478,066  |    266,355
    Less: Liabilities subject to compromise........................   469,064  |         --
          Current portion..........................................        81  |     61,917
                                                                     --------  |   --------
              Long-term debt.......................................  $  8,921  |   $204,438
                                                                     ========  |
   ========

---------------
(a) Pursuant to the Plan, the Company issued two classes of Secured Notes which are identified as "Senior Secured Notes" and "Junior Secured Notes". Senior Secured Notes were issued in two series of notes which are identified as the "8.20% Fixed Rate Senior Secured Notes" and the "Adjustable Rate Senior Secured Notes" (collectively, the "Senior Secured Notes"). Each series is identical except that the interest rate on the Adjustable Rate Senior Secured Notes will be periodically adjusted to one-half of one percent over the daily "prime rate" reported by Chemical Bank, with a maximum interest rate of 10.0% per annum. The aggregate principal amount of Senior Secured Notes issued under the Plan was $91,300,000, comprised of $30,100,000 of 8.20% Fixed Rate Secured Notes and $61,200,000 of Adjustable Rate Senior Notes. On August 11, 1992, the Company prepaid $17,900,000 of the 8.20% Fixed Rate Senior Secured Notes and $36,400,000 of the Adjustable Rate Senior Secured Notes from the proceeds of collections of portions of the collateral for the Senior Secured Notes. The prepaid amounts of $54,300,000 have been classified as current at July 31, 1992.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

    The other class of Secured Notes issued to satisfy claims was comprised of Junior Secured Notes that bear interest at a rate of 9.20% per annum and will mature on July 31, 2000. The aggregate principal amount of Junior Secured Notes issued under the Plan was $70,000,000.

    The collateral for the Secured Notes consists primarily of mortgages and other notes receivable and real property (the "Secured Note Collateral") with a book value of $143,191,000 as of July 31, 1992.

    Interest on the Secured Notes is payable semi-annually commencing January 31, 1993. The Secured Notes require that 85% of the cash proceeds from the Secured Note Collateral be applied first to interest, second to prepayment of the Senior Secured Notes and third to prepayment of the Junior Secured Notes. Any remaining principal balance of the Senior Secured Notes is due July 31, 1997. Aggregate principal payments on the Junior Secured Notes are required in order that one-third of the principal balance outstanding on December 31, 1996 is paid by July 31, 1998; two-thirds of that balance is paid by July 31, 1999; and all of that balance is paid by July 31, 2000. To the extent the cash proceeds from the Secured Note Collateral are insufficient to pay interest or required principal payments on the Secured Notes, the Company will be obligated to pay any deficiency out of its general corporate funds.

    The Secured Notes contain covenants which, among other things, require the Company to maintain a net worth of at least $100,000,000, limit expenditures related to the development of hotel properties through December 31, 1996 and preclude cash distributions to stockholders, including dividends and redemptions, until the Secured Notes have been paid in full.

    During March 1993, the Company repurchased $9,500,000 of the Junior Secured Notes for a purchase price of $7,400,000. The repurchase resulted in an extraordinary gain of $2,100,000, which will be reflected in the Company's first quarter 1993 consolidated financial statements. These notes have been classified as long-term debt at July 31, 1992 in accordance with their terms, as repurchase was not contemplated at the balance sheet date.

(b) Claims of taxing authorities were paid in Tax Notes or cash. Each Tax Note is in a face amount equal to the allowed claim and provides for annual payments of principal and interest until maturity on July 31, 1998. Such payments will be made in equal principal installments, plus simple interest from July 31, 1992 at the rate of 8.20% per annum, with payments to commence on July 31, 1993 and with additional payments to be made on each July 31 thereafter.

(c) The Company has $20,734,000 of restructured notes issued to holders of oversecured and undersecured bankruptcy claims. Each restructured note matures on July 31, 2002 and is secured by a lien on the collateral which secured the underlying claim prior to bankruptcy. The notes are secured by mortgage notes receivable and hotel properties with a book value of $16,981,000 at July 31, 1992.

    The oversecured restructured notes bear interest at a rate of 9.20% per annum payable semi-annually in cash. Prior to maturity, principal amounts outstanding will be paid semi-annually based on a thirty-year amortization schedule. The Company has approximately $7,173,000 of these notes outstanding at July 31, 1992.

    During January 1993, the Company repurchased $1,700,000 of the oversecured restructured notes for a purchase price of $1,300,000. The repurchase resulted in an extraordinary gain of $400,000, which will be reflected in the Company's first quarter 1993 consolidated financial statements. These notes have been classified as current at July 31, 1992.

    The undersecured restructured notes bear interest at a rate of 8% per annum with interest payable semi-annually in cash. Semi-annual principal payments begin on July 31, 1996 based on a thirty-year amortization schedule. The Company has approximately $13,561,000 of these notes outstanding at July 31, 1992.

    The Company has other mortgage notes and bonds payable of approximately $73,905,000 which are due through April 1, 2008 and bear interest at rates ranging from 4.68% to 10.5% at July 31, 1992. The notes

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES are secured by mortgage notes receivable and hotel properties with a book value of $83,577,000 at July 31, 1992.

(d) Construction financing obligations primarily consist of two loans payable to banks with an aggregate balance of $5,193,000 and a loan payable to ShoLodge of $3,570,000 at July 31, 1992. The loans payable to banks are secured by mortgages on two hotel properties with a book value of $13,963,000 at July 31, 1992. Principal is payable in monthly installments with the balances due by June 1994. Interest is payable monthly at the prime rate plus 2%. The loan payable to ShoLodge is secured by a hotel with a book value of $7,670,000 at July 31, 1992. Principal is payable in September 1993. Interest is payable monthly at the prime rate plus 2% (see Note 21).

(e) At June 30, 1992, PMI's 6 5/8% convertible subordinated debentures due 2011 and 7% convertible subordinated debentures due 2013 were convertible at any time prior to maturity into common stock at $40.568 per share and $43.95 per share, respectively, and 5,451,342 shares of common stock were reserved for issuance upon such conversion. Sinking fund payments of $5,750,000 annually were required commencing April 1, 1997 for the 6 5/8% Debentures and June 1, 1999 for the 7% Debentures. All Debentures were subordinated to all existing and future senior indebtedness of PMI.

(f) In April 1989, PMI borrowed approximately $140,000,000 from Morgan Bank pursuant to a demand note (the "Morgan Loan") with interest at the prime rate. The note was secured by the notes receivable from FCD and Servico and certain other assets.

     In September 1989, PMI entered into a $263,000,000 secured bank credit agreement (the "Credit Agreement"), expiring March 1991, in which borrowings (the "Bank Group Loan") were fully utilized by December 1989. Borrowings bear interest at the prime rate plus 1/2%. The borrowings were principally incurred to extinguish the Morgan Loan issued in connection with the Servico transaction ("Tranche A") and to finance PMI's portion of the Ramada acquisition ("Tranche B"). The Bank Group Loan was secured by the notes receivable from FCD and Servico, the net assets and common stock of subsidiaries acquired in the Ramada acquisition, the New World note, certain other mortgage notes receivable and certain other assets.

     In March 1990, PMI prepaid $1,000,000 of the Bank Group Loan with the proceeds of previously pledged mortgage notes receivable.

     In May 1990, PMI prepaid $40,000,000 of the Bank Group Loan from proceeds from the collection of a receivable related to the sale of a hotel property in fiscal 1989. In June 1990, PMI prepaid $1,000,000 of the Bank Group Loan with the proceeds of certain previously pledged mortgage notes receivable.

     In July 1990, PMI prepaid approximately $171,200,000 of the Bank Group Loan from the proceeds of the sale of the Howard Johnson, Ramada and Rodeway franchise businesses. In July 1990, the Credit Agreement was amended to convert $60,000,000 of $65,000,000 of unsecured demand loans then outstanding, which had been borrowed in fiscal 1990 to fund construction, into secured term loans ("Tranche C"). In addition, certain unsecured letter of credit reimbursement obligations were converted into Tranche C secured obligations. PMI also pledged additional collateral and certain then-existing defaults under the Bank Credit Agreement were waived.

     In July 1990, PMI paid the remaining $5,000,000 of unsecured demand notes then outstanding.

(g) Other mortgage notes and bonds payable consist of debt secured by properties operated by PMI or notes receivable held by PMI. Principal is due in installments through 2009. Interest rates are generally variable ranging from 5% to 15% at June 30, 1992.

(h) Other debt as of June 30, 1992 consists of an unsecured note bearing interest at the rate of 17%.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     At July 31, 1992, maturities of long-term debt for the next five years ending July 31 are as follows (in thousands):

            1993......................................................  $ 61,917
            1994......................................................    13,849
            1995......................................................     3,429
            1996......................................................     8,010
            1997......................................................    72,285
            Thereafter................................................   106,865
                                                                        --------
                      TOTAL...........................................  $266,355
                                                                        ========

NOTE 13 -- LEASE COMMITMENTS

     The Company leases various hotels under lease agreements with initial terms expiring at various dates from 1998 through 2019. The Company has options to renew certain of the leases for periods ranging from 1 to 94 years. Rental payments are based on minimum rentals plus a percentage of the hotel's revenues in excess of stipulated amounts. As a result of the Chapter 11 filing, all lease contracts were reviewed during 1991 and a determination was made as to whether to accept or reject these contracts. The commitments shown below reflect those lease contracts which the Company has assumed.

     The following is a schedule by year of future minimum lease payments required under the remaining operating leases for core properties that have terms in excess of one year as of July 31, 1992 (in thousands):

            1993.......................................................  $ 4,079
            1994.......................................................    4,047
            1995.......................................................    4,003
            1996.......................................................    3,970
            1997.......................................................    3,938
            Thereafter.................................................   48,125
                                                                         -------
                      TOTAL............................................  $68,162
                                                                         =======

     Rental expense for all operating leases, including those with terms of less than one year, is comprised as follows (in thousands):

                                                          YEAR ENDED       ONE MONTH ENDED
                                                         JUNE 30, 1992      JULY 31, 1992
                                                         -------------     ---------------
        Rentals........................................     $ 6,866             $ 520
        Contingent rentals.............................         814                53
                                                             ------              ----
        Gross rental expense...........................       7,680               573
        Rental income from subleases...................         (61)               (6)
                                                             ------              ----
                  NET RENTAL EXPENSE...................     $ 7,619             $ 567
                                                             ======              ====

NOTE 14 -- CONTINGENCIES

     PMI and certain of its present and former officers and directors were named as defendants in purported class action lawsuits on behalf of purchasers of PMI's common stock and debentures. The lawsuits allege that PMI made materially false and misleading statements and omissions regarding its financial condition in violation of Federal securities laws and other claims. A settlement was consummated in February 1993 which was funded through insurance proceeds.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The Company has responded to informal requests for information by the Staff of the United States Securities and Exchange Commission's Division of Enforcement relating to a number of significant transactions of PMI for the years 1985 through 1991. However, no formal allegations have been made by the Staff.

     In addition to the foregoing legal proceedings, the Company is involved in various other proceedings incidental to the normal course of its business.

     The Company believes that the resolutions of these contingencies will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 15 -- REORGANIZATION EXPENSES

     The net expenses incurred as a result of the Debtors' Chapter 11 filing on September 18, 1990 and subsequent reorganization efforts have been segregated from normal operating expenses and presented as reorganization expenses in the accompanying consolidated statements of income for the year ended June 30, 1992 and for the one month ended July 31, 1992.

     Reorganization expenses are comprised of the following (in thousands):

                                                                      YEAR       ONE MONTH
                                                                      ENDED        ENDED
                                                                     JUNE 30,     JULY 31,
                                                                       1992         1992
                                                                      ------     ---------
    Professional fees and other expenses...........................  $19,297      $   902
    Lease rejection damages........................................      981           --
    Guarantees of third party debt.................................    3,250           --
    Other claims arising from bankruptcy...........................    1,786           --
    Loss on disposal of assets.....................................    2,307           --
    Interest earned on accumulated cash resulting from Chapter 11
      proceedings..................................................   (4,427)        (298)
    Insurance recovery proceeds....................................       --       (2,400)
                                                                     -------      -------
              TOTALS...............................................  $23,194      $(1,796)
                                                                     =======      =======

NOTE 16 -- VALUATION WRITEDOWNS AND RESERVES

     Valuation writedowns and reserves have been recorded in order to adjust the carrying value of assets and liabilities resulting from the restructuring of PMI's business and general economic conditions and primarily consist of the following (in thousands):

                                                                      YEAR       ONE MONTH
                                                                      ENDED        ENDED
                                                                     JUNE 30,     JULY 31,
                                                                       1992         1992
                                                                      ------     ---------
    Accounts receivable............................................  $ 2,722      $    --
    Mortgages and notes receivable.................................   49,479       13,000
    Property, equipment and leasehold improvements.................    9,000           --
    Other items....................................................      922           --
                                                                     -------      -------
              TOTALS...............................................  $62,123      $13,000
                                                                     =======      =======

     The valuation writedowns and reserves for the year ended June 30, 1992 shown above were all recognized in the fourth quarter.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     In addition to the above, valuation writedowns and reserves of $20,578,000 and $-0- were charged against deferred income for the year ended June 30, 1992 and for the one month ended July 31, 1992, respectively.

NOTE 17 -- INCOME TAXES

     Income taxes have been provided as follows (in thousands):


                                                                      YEAR       ONE MONTH
                                                                      ENDED        ENDED
                                                                     JUNE 30,     JULY 31,
                                                                       1992         1992
                                                                      ------     ---------
    Current:
      State.........................................................  $1,000        $--
                                                                      ------        ---
              Totals................................................  $1,000        $--
                                                                      ======        ===

     The difference between total income taxes and the amount computed by applying the Federal statutory income tax rate of 34% to income (loss) from operations before income taxes are as follows (in thousands):

                                                                      YEAR       ONE MONTH
                                                                     ENDED         ENDED
                                                                    JUNE 30,     JULY 31,
                                                                      1992         1992
                                                                    --------     ---------
    Federal income tax credit at statutory rates..................  $(24,128)     $(3,493)
    Increase in tax resulting from:
      Accounting losses for which deferred Federal income tax
         cannot be recognized.....................................    24,468        3,493
      State income taxes..........................................       660           --
                                                                    --------      -------
              TOTALS..............................................  $  1,000      $    --
                                                                    ========      =======

     The tax effects of the temporary differences in the areas listed below resulted in deferred income tax provisions (credits) (in thousands):

                                                                        YEAR       ONE MONTH
                                                                       ENDED         ENDED
                                                                      JUNE 30,     JULY 31,
                                                                        1992         1992
                                                                      --------     ---------
    Reserve for doubtful accounts...................................   $ (736)       $  --
    Reserve for property valuations.................................     (127)          --
    Net temporary differences without tax benefit...................      359           --
    Lease rejection damages.........................................      423           --
    Depreciation and amortization...................................       14           --
    Gains on property sales.........................................      (33)          --
    Other...........................................................      100           --
                                                                        -----         ----
              TOTALS................................................   $   --        $  --
                                                                        =====         ====

     No Federal income tax was payable at July 31, 1992 due primarily to the utilization of net operating loss carryforwards.

     At July 31, 1992, the Company had net operating loss carryforwards of approximately $347,000,000 for Federal income tax purposes. Such tax net operating loss carryforwards, if not used as offsets to future taxable income, will expire beginning in 2005 and continuing through 2007. The amount of net operating loss carryforwards available for future utilization is limited to $130,500,000 during the carryforward period as a result of the change in ownership of the Company upon consummation of the Plan.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     In accordance with FAS 109, the Company has not recognized the future tax benefits associated with the net operating loss carryforwards or with other temporary differences. Accordingly, the Company has provided a valuation allowance of approximately $44,000,000 against the deferred tax assets as of June 30, 1992 and July 31, 1992. To the extent any available carryforwards or other benefits are utilized in periods subsequent to July 31, 1992, the tax benefit realized will be treated as a contribution to stockholders' equity and will have no effect on the income tax provision for financial reporting purposes.

     PMI's Federal income tax returns for the years 1987 through 1991 are currently under examination by the Internal Revenue Service. The Company does not believe there will be any material adverse effects on the consolidated financial statements as a result of this examination.

NOTE 18 -- COMMON STOCK AND COMMON STOCK EQUIVALENTS

     Pursuant to the Plan, on July 31, 1992, the Company began distributing 33,000,000 shares of Common Stock to certain claimants and holders of PMI stock. At March 2, 1993, 22,623,100 shares of Common Stock were distributed. The remaining shares are to be distributed semi-annually to holders of previously allowed claims and pending final resolution of disputed claims (see Note 11). In addition, holders of PMI stock will receive Warrants to purchase Common Stock exercisable into an aggregate of approximately 2,100,000 shares at an exercise price equal to the average per share daily closing price during the year ending July 31, 1993.

     On July 31, 1992, the Company adopted a stock option plan under which options to purchase up to 1,320,000 shares of Common Stock may be granted to directors, officers or key employees under terms determined by the Board of Directors. During 1992, options to purchase 350,000 shares were granted to officers and directors none of which are exercisable at July 31, 1992. In addition, options to purchase 330,000 shares were granted to a former officer. Such options are currently exercisable and expire on July 31, 1995. The exercise prices of the above options are dependent on the average market price one year from the date of grant and are, therefore, currently undeterminable.

     On July 31, 1992, the Company adopted a performance incentive plan under which stock options covering an additional 330,000 shares of Common Stock were reserved for grants to key employees at the discretion of management. No options have been issued under this plan.

     PMI had an employee incentive stock option plan which provided for grants of stock options covering an aggregate of 3,520,000 shares of common stock to officers and key employees. Under the terms of the plan, which expired on November 23, 1991, options were granted at a price not less than 100% of fair market value on the date of grant. Options generally were exercisable in cumulative installments of 33 1/3% after the option has been outstanding 18, 32 and 46 months from the date of grant and expired five years after the date of grant.

     A summary of the transactions under this plan follows:

                                                                 NUMBER
                                                                   OF         OPTION PRICE
                                                                 SHARES         PER SHARE
                                                                --------     ---------------
    Outstanding -- June 30, 1991..............................   950,574     $8.25 - $40.45
    Cancelled.................................................  (950,574)    $8.25 - $40.45
                                                                --------
    Outstanding and exercisable -- June 30, 1992..............        --
    Outstanding and exercisable -- July 31, 1992..............        --
                                                                ========

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 19 -- INTEREST AND DIVIDEND INCOME

     Included in interest and dividend income are the following (in thousands):

                                                              YEAR ENDED       ONE MONTH ENDED
                                                             JUNE 30, 1992      JULY 31, 1992
                                                             -------------     ---------------
    Interest on mortgages and other notes receivable.......     $24,117            $ 1,949
    Dividend income........................................          10                 --
                                                                -------             ------
              TOTALS.......................................     $24,127            $ 1,949
                                                                =======             ======

NOTE 20 -- OTHER REVENUES

     Included in other revenues are the following (in thousands):

                                                              YEAR ENDED       ONE MONTH ENDED
                                                             JUNE 30, 1992      JULY 31, 1992
                                                             -------------     ---------------
    Rentals of properties..................................     $ 1,649             $ 144
    Other..................................................       1,460                89
                                                                 ------              ----
              TOTALS.......................................     $ 3,109             $ 233
                                                                 ======              ====

NOTE 21 -- RELATED PARTY TRANSACTIONS

     The following summarizes significant financial information with respect to transactions with present and former officers, directors, their relatives and certain entities they control or in which they have a beneficial interest (in thousands):

                                                              YEAR ENDED       ONE MONTH ENDED
                                                             JUNE 30, 1992      JULY 31, 1992
                                                             -------------     ---------------
    Management and other fee income(a).....................     $   746              $56
    Interest income(a).....................................       1,231               74
    Rental income(a).......................................         657               --
    Management fee expense(b)..............................         216               37
    Interest expense(b)....................................         250               66
    Reservation fee expense(b).............................          10               20

---------------
(a) During 1990, PMI sold eight hotel properties to partnerships controlled by former officers and/or directors for aggregate consideration of $52,500,000 resulting in deferred gains of $4,000,000. The Company held mortgages and other notes receivable with a face value of $44,992,000 at July 31, 1992, which arose primarily from those hotel sales. The mortgages mature through 2005 and bear interest at rates ranging from 9.5% to 12.5%. At July 31, 1992, the carrying value of those mortgages was reduced to $6,081,000. The income amounts shown above primarily include transactions related to these properties.

(b) In 1991, PMI entered into an agreement with ShoLodge, whereby ShoLodge was appointed the exclusive agent to develop and manage certain hotel properties. Six hotels have been developed and opened to date. Development fees earned by ShoLodge of $586,000 and $-0- have been capitalized into property, equipment and leasehold improvements for the year ended June 1992 and the one month ended July 1992, respectively. The Company has demand notes and loans payable to ShoLodge of $2,706,000 and $3,570,000, respectively, at July 31, 1992 concerning the development of hotels.

     Effective June 1992, the Company commenced using the ShoLodge reservation system for its Wellesley and AmeriSuites hotels.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 22 -- SUPPLEMENTAL CASH FLOW INFORMATION

     PMI generally received mortgages and other notes as a portion of the total consideration paid by purchasers in connection with sales of hotel properties and as consideration for certain construction and development activities. Such noncash consideration is not reflected in the accompanying consolidated statements of cash flows. Investing activities involving such noncash proceeds are summarized below (in thousands):


                                                              YEAR ENDED       ONE MONTH ENDED
                                                             JUNE 30, 1992      JULY 31, 1992
                                                             -------------     ---------------
    Net book value of assets sold..........................     $ 1,539              $--
    Net realized gains on property transactions............          15               --
    Cash proceeds, net of selling costs....................        (249)              --
                                                                 ------              ---
              NONCASH PROCEEDS.............................     $ 1,305              $--
                                                                 ======              ===


     Noncash proceeds consisted of the following (in thousands):

                                                              YEAR ENDED       ONE MONTH ENDED
                                                             JUNE 30, 1992      JULY 31, 1992
                                                             -------------     ---------------
    Mortgage and other notes receivable....................     $ 1,305              $--

     Cash paid for interest net of amounts capitalized was $6,432,000 for the year ended June 30, 1992 and $4,407,000 for the one month ended July 31, 1992.

     Cash paid for income taxes was $1,460,000 for the year ended June 30, 1992 and $2,000 for the one month ended July 31, 1992.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRIME HOSPITALITY CORP. OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PRIME HOSPITALITY CORP. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
The Company...........................   15
Use of Proceeds.......................   15
Capitalization........................   15
Recent Consolidated Financial and
  Other Data..........................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Selected Consolidated Financial Data
  of the Company and its
  Predecessor.........................   31
Business..............................   32
Management............................   45
Description of Notes..................   47
Description of Certain Indebtedness...   76
Underwriting..........................   78
Legal Matters.........................   78
Experts...............................   78
Available Information.................   79
Incorporation of Certain Documents by
  Reference...........................   79
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $120,000,000

                                      LOGO

                               % FIRST MORTGAGE NOTES
                                    DUE 2006
                            ------------------------

                                   PROSPECTUS

                                JANUARY   , 1996
                            ------------------------
                               SMITH BARNEY INC.

                           BT SECURITIES CORPORATION

                             MONTGOMERY SECURITIES
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the Notes being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee:

    SEC Registration Fee......................................................  $ 41,380
    NASD Fee..................................................................    12,500
    Trustee Fees and Expenses.................................................    12,000
    Printing and Engraving Expenses...........................................   100,000
    Legal Fees and Expenses...................................................   220,000
    Accounting Fees and Expenses..............................................    40,000
    Blue Sky Fees and Expenses................................................    20,000
    Rating Agency Fees........................................................    50,000
    Miscellaneous Expenses....................................................     4,120
                                                                                --------
              Total...........................................................  $500,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article 8 of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other contract or agreement between the Company and any officer, director, employee or agent of the Company. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Subparagraph (d) of Article 8 of the Restated Certificate provides that neither the amendment or repeal of, nor the adoption of any provision inconsistent with, the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions if any such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted. Subparagraph (e) of Article 8 of the Restated Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 16. EXHIBITS



EXHIBIT                                                     REPORT OR REGISTRATION STATEMENT IN
NUMBER                         DESCRIPTION                      WHICH DOCUMENT IS CONTAINED
------            -------------------------------------    -------------------------------------
 1.1         --   Form of Underwriting Agreement           Filed herewith
 2.1         --   Disclosure Statement for Debtors'
                  Second Amended Joint Plan of
                  Reorganization dated January 16,
                  1992, which includes the Debtors'
                  Second Amended Plan of Reorganization
                  as an exhibit thereto                    Filed as Exhibit 2(c) to the
                                                           Company's Form 8-A dated July 9, 1992
 4.1         --   Specimen Note                            Contained within Exhibit 4.2
 4.2         --   Form of Indenture, between the
                  Company and Norwest Bank Minnesota,
                  National Association, as the Trustee     To be filed by amendment
 4.3         --   Form of Deed of Trust, Security
                  Agreement, Assignment of Rents and
                  Leases and Fixture Filing                Contained within Exhibit 4.2
 5.1         --   Opinion of Willkie Farr & Gallagher      To be filed by amendment
12.1         --   Statement re: Computation of Ratios      Previously filed
23.1         --   Consent of Willkie Farr & Gallagher      Contained within Exhibit 5.1
23.2         --   Consent of Arthur Andersen LLP           Filed herewith
23.3         --   Consent of J.H. Cohn & Company           Filed herewith
24.1         --   Power of Attorney                        Previously filed
25.1         --   Statement of Eligibility of Trustee      Filed herewith


ITEM 17. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate, By-Laws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The Registrant hereby undertakes that

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of December, 1995.


                                          PRIME HOSPITALITY CORP.

                                          By:      /s/  DAVID A. SIMON
                                            ------------------------------------
                                                      David A. Simon,
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.



                   NAME                                 TITLE                      DATE
------------------------------------------  ------------------------------  ------------------
           /s/  DAVID A. SIMON              Chairman of the Board,          December 21, 1995
------------------------------------------  President, Chief Executive
              David A. Simon                Officer and Director
                                            (principal executive officer)
           /s/  JOHN M. ELWOOD              Chief Financial Officer,        December 21, 1995
------------------------------------------  Executive Vice President and
              John M. Elwood                Director (principal financial
                                            and accounting officer)
                       *                    Director                        December 21, 1995
------------------------------------------
             Herbert Lust, II
                       *                    Director                        December 21, 1995
------------------------------------------
             Jack H. Nusbaum
                       *                    Director                        December 21, 1995
------------------------------------------
             Allen J. Ostroff
                       *                    Director                        December 21, 1995
------------------------------------------
             A.F. Petrocelli
                       *                    Director                        December 21, 1995
------------------------------------------
             Howard M. Lorber

       *By:    /s/  JOHN M. ELWOOD
------------------------------------------
              John M. Elwood
             Attorney-in-Fact

                                   APPENDIX I

     This Registration Statement contains spaces for the following graphic and image materials:


     (1) The front cover will be folded. The inside front cover contains a map of the United States showing the states where the Company's hotels are located or under development. States with four or more hotels are in blue. States with fewer than four hotels are in orange. States with AmeriSuites under development are shaded.



     (2) The fold-out portion of the front cover contains photographs of hotels and a map. The left side contains an exterior photograph of an AmeriSuites hotel, a map indicating the location of AmeriSuites hotels, an exterior photograph of an AmeriSuites business center and an interior photograph of an AmeriSuites room. The right side contains photographs of the Crowne Plaza, Las Vegas, Nevada, the lobby of the Weehawken, New Jersey Ramada and the Crowne Plaza, Portland, Oregon.



     (3) The inside back cover contains an exterior photograph of the Wellesley Inn, Orlando, Florida, a photograph of a typical Wellesley Inn room and a photograph of a typical Wellesley Inn lobby.

                                 EXHIBIT INDEX


                                                      REPORT OR REGISTRATION STATEMENT   SEQUENTIALLY
EXHIBIT                                                              IN                    NUMBERED
NUMBER                     DESCRIPTION                   WHICH DOCUMENT IS CONTAINED        PAGES
------       ---------------------------------------  ---------------------------------  ------------
 1.1    --   Form of Underwriting Agreement           Filed herewith
 2.1    --   Disclosure Statement for Debtors'
             Second Amended Joint Plan of
             Reorganization dated January 16, 1992,
             which includes the Debtors' Second
             Amended Plan of Reorganization as an
             exhibit thereto                          Filed as Exhibit 2(c) to the
                                                      Company's Form 8-A dated July 9,
                                                      1992
 4.1    --   Specimen Note                            Contained within Exhibit 4.2
 4.2    --   Form of Indenture, between the Company
             and Norwest Bank Minnesota, National
             Association, as the Trustee              To be filed by amendment
 4.3    --   Form of Deed of Trust, Security
             Agreement, Assignment of Rents and
             Leases and Fixture Filing                Contained within Exhibit 4.2
 5.1    --   Opinion of Willkie Farr & Gallagher      To be filed by amendment
12.1    --   Statement re: Computation of Ratios      Previously filed
23.1    --   Consent of Willkie Farr & Gallagher      Contained within Exhibit 5.1
23.2    --   Consent of Arthur Andersen LLP           Filed herewith
23.3    --   Consent of J.H. Cohn & Company           Filed herewith
24.1    --   Power of Attorney                        Previously filed
25.1    --   Statement of Eligibility of Trustee      Filed herewith